Post-Qualification Offering Circular Amendment No. 6

File No. 024-10492

As submitted to the Securities and Exchange Commission on May 8, 2018

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated May 8, 2018

An offering statement pursuant to Regulation A of the Securities Act of 1933 relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Fundrise Real Estate Investment Trust, LLC
(the “Income eREITTM”)

Sponsored by

Rise Companies Corp.

Up to $15,113,931 in Common Shares

Fundrise Real Estate Investment Trust, LLC is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of commercial real estate investments. Through April 25, 2018 our ongoing offering has raised approximately $85,000,000 in capital. We have used, and continue to expect to use substantially all of the net proceeds from our offerings to originate, acquire and structure commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and investments in commercial real estate. We may also invest in commercial real estate-related debt securities (including commercial mortgage-backed securities, or CMBS, collateralized debt obligations, or CDOs, and REIT senior unsecured debt) and other real estate-related assets.

We are externally managed by Fundrise Advisors, LLC, or our Manager, which is an investment adviser registered with the Securities and Exchange Commission, or SEC, and a wholly-owned subsidiary of our sponsor, Rise Companies Corp., the parent company of Fundrise, LLC, our affiliate. Registration with the SEC does not imply a certain level of skill or training. Fundrise, LLC owns and operates an online investment platform www.fundrise.com (the “Fundrise Platform”) that allows investors to become equity or debt holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Fundrise Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online. We elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2015.

We are continuing to offer up to $15,113,931 in our common shares, which represents the value of the shares available to be offered as of April 25, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares. The minimum investment in our common shares for initial purchases is 100 shares, or $1,000 based on the current $10.00 per share price. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager through which they can invest in our common shares. We expect to offer common shares in this offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time. The per share purchase price for our common shares is currently $10.00 per share. The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). Investors will pay the most recent publicly announced purchase price as of the date of their subscription. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our shareholders with limited liquidity on an ongoing basis for their investment in our shares.

We intend to continue to distribute our shares primarily through the Fundrise Platform.

Investing in our common shares is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 26 to read about the more significant risks you should consider before buying our common shares. These risks include the following:

•	We depend on our Manager to select our investments and conduct our operations. We will pay fees and expenses to our Manager and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

•	We have a limited operating history. Our prior performance may not predict our future results. Therefore, there is no assurance that we will achieve our investment objectives.

•	Our Manager’s executive officers, and key real estate and debt finance professionals are also officers, directors, managers and/or key professionals of our sponsor and its affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our Manager’s compensation arrangements with us and other affiliates of our sponsor.

•	Our sponsor has sponsored and may in the future sponsor other companies that compete with us, and our sponsor does not have an exclusive management arrangement with us; however, our sponsor has adopted a policy for allocating investments between different companies that it sponsors with similar investment strategies.

•	This offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act of 1933, as amended, or the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.

•	If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.

•	We may change our investment guidelines without shareholder consent, which could result in investments that are different from those described in this offering circular.

•	Although our distribution policy is to use our cash flow from operations to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds, borrowings or sales of assets. We have not established a limit on the amount of proceeds we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In any event, we intend to make annual distributions as required to comply with REIT distribution requirements and avoid U.S. federal income and excise taxes on retained income.

•	Our sponsor’s internal accountants and asset management team will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets and investments, including related liabilities, could be liquidated on any given day.

•	Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading by a specified date. No public market currently exists for our shares. Until our shares are listed, if ever, you may not sell your shares. If you are able to sell your shares, you may have to sell them at a substantial loss.

•	If we fail to qualify as a REIT for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level U.S. federal income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.

•	Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be in a particular building or that any tenant or mortgage or other real estate-related loan borrower will remain solvent. Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment.

•	Our investments in commercial real estate loans, commercial real estate and other select real estate-related assets will be subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interests rates, and other risks associated with debt, and real estate investments generally. These investments are only suitable for sophisticated investors with a high-risk investment profile.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our common shares.

	Per Share	Total Maximum

Public Offering Price(1)	$10.00	$15,113,931.00
Underwriting Discounts and Commissions(2)	$—	$—
Proceeds to Us from this Offering to the Public (Before Expenses)	$10.00	$15,113,931.00

(1)	The price per share will be adjusted every fiscal quarter and will be based on the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). This is a “best efforts” offering.

(2)	Investors do not pay upfront selling commissions in connection with the purchase of our common shares. We will reimburse our Manager for additional offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from our offerings; provided, however, beginning on December 26, 2017, our Manager agreed to a limitation that no reimbursement may be made which, as a result of the reimbursement, would cause the NAV to be less than $10.00 per share. If the sum of the total unreimbursed amount of such offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $1,006,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our offerings.

See “Management Compensation” for a description of additional fees and expenses that we will pay our Manager.

We will offer our common shares on a best efforts basis through the online Fundrise Platform. Neither Fundrise, LLC nor any other affiliated entity involved in the offer and sale of the shares being offered hereby is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our common shares.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering circular follows the Form S-11 disclosure format.

The date of this offering circular is May 8, 2018

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments, update our quarterly NAV per share amount, or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Fundrise Platform website, www.fundrise.com. The contents of the Fundrise Platform website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

Our sponsor and those selling shares on our behalf in this offering are permitted to make a determination that the purchasers of shares in this offering are “qualified purchasers” in reliance on the information and representations provided by the shareholder regarding the shareholder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

i

ii

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

iii

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Offering Summary” section of this offering circular. You should read this entire offering circular, including the section entitled “Risk Factors,” before deciding to purchase our common shares.

Q:	What is Fundrise Real Estate Investment Trust, LLC?

A:	We were organized as a Delaware limited liability company to originate, invest in and manage a diversified portfolio of commercial real estate loans and investments in commercial real estate. We may also invest in commercial real estate-related debt securities and other real estate-related assets. The use of the terms “Fundrise Real Estate Investment Trust”, the “company”, the “Income eREITTM”, “we”, “us” or “our” in this offering circular refer to Fundrise Real Estate Investment Trust, LLC unless the context indicates otherwise.

Q:	How much have you raised in your offering?

A:	As of April 25, 2018, we have raised approximately $85 million in our ongoing offering (not including the approximate $1.2 million received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor).

Q:	What percentage of the proceeds from your initial offering have you invested?

A:	As of December 31, 2017,the Company has invested or committed to invest debt or equity, including commitments not fully drawn down, but not necessarily obligated to be funded, of approximately 96.71% of the proceeds raised in our offering. In order to structure cash deployment and potentially improve risk-adjusted returns, the Company may from time-to-time make commitments in excess of the proceeds raised in our offering. The Company believes that payoffs and refinancing of current investments of debt and equity outstanding, lines of credit, continued capital raising, funding commitments not ultimately drawn upon, and other potential cash deployment solutions, will continue to allow it to satisfy all of its funding commitments in the future.

Q:	What is a real estate investment trust, or REIT?

A:	In general, a REIT is an entity that:

• combines the capital of many investors to acquire or provide financing for a diversified portfolio of real estate investments under professional management;

• is able to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, the Code, for U.S. federal income tax purposes and is therefore generally entitled to a deduction for the dividends it pays and not subject to U.S. federal corporate income taxes on its net income that is distributed to its shareholders. This treatment substantially eliminates the “double taxation” treatment (i.e., taxation at both the corporate and shareholder levels) that generally results from investments in a corporation; and

• generally pays distributions to investors of at least 90% of its annual ordinary taxable income.

In this offering circular, we refer to an entity that qualifies to be taxed as a real estate investment trust for U.S. federal income tax purposes as a REIT. We elected to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015.

Q:	What is an eREITTM?

A:	An “eREITTM” is a type of real estate investment trust sponsored by Rise Companies Corp., our sponsor, and offered directly to investors online on the Fundrise Platform, without any brokers or selling commissions. Each eREITTM intends to invest in a diversified pool of commercial real estate assets, such as apartments, hotels, shopping centers, and office buildings from across the country.

Q:	Who chooses which investments you make?

A:	We are externally managed by Fundrise Advisors, LLC, or our Manager, an investment adviser registered with the SEC. Registration with the SEC does not imply a certain level of skill or training. Our Manager makes all of our investment decisions.

Q:	Who is Rise Companies Corp.?

A:	Rise Companies Corp., our sponsor and the parent company of our Manager, is also the parent company of Fundrise, LLC, our affiliate. Fundrise, LLC owns and operates an online investment platform www.fundrise.com (the “Fundrise Platform”).

Q:	What is the Fundrise Platform?

A:	The Fundrise Platform is an online investment platform for commercial real estate. Fundrise gives investors the ability to:

1

• browse investment offerings based on investment preferences including location, asset type, risk and return profile;

• transact entirely online, including digital legal documentation, funds transfer, and ownership recordation; and

• manage and track investments easily through an online portfolio; receive automated distributions and/or interest payments, and regular financial reporting.

Q:	What competitive advantages do you achieve through your relationship with your sponsor?

A:	Our Manager utilizes the personnel and resources of our sponsor to select our investments and manage our day-to-day operations. Our sponsor’s corporate, investment and operating platforms are well established, allowing us to realize economies of scale and other benefits including the following:

• Experienced Management Team — Our sponsor has a highly experienced management team of real estate and debt finance professionals, led by Benjamin S. Miller, its Co-Founder and Chief Executive Officer. The senior investment executives of our sponsor have dedicated their entire careers to the commercial real estate sector. These executives provide stability in the management of our business and allow us to benefit from the knowledge and industry contacts they have gained through numerous real estate cycles. Please see “Management —Executive Officers of our Manager” for biographical information regarding these individuals.

• Real Estate Investment Experience — As of December 31, 2017, our sponsor facilitated or originated approximately 143 real estate assets in both Programs with aggregate purchase prices of approximately $1.8 billion, excluding 3 World Trade Center. Of the $1.8 billion aggregate real estate purchase prices, our sponsor offered through its programs approximately $339 million, consisting of approximately $105 million of commercial real estate loan assets, $132 million of investments in commercial real estate (primarily through majority-owned subsidiaries with rights to receive preferred economic returns) and $102 million of commercial real estate common equity investments. The portfolios included in the programs are diversified by investment size, security type, property type and geographic region. As a result of the depth and thoroughness of its underwriting process, the extensive investing experience of its management team and its strong performance record in managing a diverse portfolio of assets, we believe our sponsor has earned a reputation as a leading real estate manager, which has allowed it to access funding from a broad base of investors.

• Market Knowledge and Industry Relationships — Through its active and broad participation in the fixed income markets, our sponsor benefits from market information that enables it to identify attractive commercial real estate debt investment opportunities and to make informed decisions with regard to the relative valuation of financial assets and capital allocation. We believe that our sponsor’s extensive industry relationships with a wide variety of commercial real estate owners and operators, brokers and other intermediaries and third party commercial real estate debt originators provides us with a competitive advantage in sourcing attractive investment opportunities to meet our investment objectives.

• Related Party Loans and Warehousing of Assets — If we have sufficient funds to acquire only a portion of a loan or other investment then, in order to cover the shortfall, we will obtain a related party loan from, or issue a participation interest to, Fundrise Lending, LLC, a wholly-owned subsidiary of Rise Companies Corp. (“Fundrise Lending”) or its affiliates. Our operating agreement expressly authorizes us to enter into such related party loans and to issue such participation interests. Alternatively, Fundrise Lending or its affiliates may close and fund each loan or other investment prior to it being acquired by us. This ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We may then acquire such investment at a price equal to the fair market value of such investment, provided that its fair market value is materially equal to its cost (i.e., the aggregate equity capital invested by Fundrise Lending or its affiliates in connection with the acquisition and during the warehousing of such investments, plus assumption of debt and any costs, such as accrued property management fees and transfer taxes, incurred during or as a result of the warehousing or, with respect to debt, the principal balance plus accrued interest net of any applicable special servicing fees). See “Plan of Operation – Related Party Loans and Warehousing of Assets”.

• Regulation A Experience — Our sponsor’s executive team was one of the first groups to sponsor a real estate investment opportunity through a Regulation A offering, having sponsored three Regulation A offerings from August 2012 through February 2014, and filed and qualified seven additional offerings similar to this one under the revised Regulation A rules effective as of June 2015 (commonly referred to as “Regulation A+”). In addition, our sponsor, through its wholly-owned subsidiaries, runs an active online investment platform that utilizes private offering exemptions under the Securities Act to sell real estate-related securities to investors. Its management team is skilled in reporting and compliance obligations related to Regulation A and the Securities Act, and has well-developed compliance and investor relations functions.

2

For more information regarding Fundrise, LP’s distribution support commitment and our distribution policy, please see “Description of Our Common Shares — Distributions—Distribution Support Commitment”.

Q:	Why should I invest in commercial real estate investments?

A:	Our goal is to provide a professionally managed, diversified portfolio of high-quality commercial real estate assets to investors who generally have had very limited access to such investments in the past. Allocating some portion of your portfolio to a direct investment in high-quality commercial real estate assets may provide you with:

• a reasonably predictable and stable level of current income from the investment;

• diversification of your portfolio, by investing in an asset class that historically has not been correlated with the stock market generally; and

• the opportunity for capital appreciation.

Q:	Why should I invest specifically in a company that is focused primarily on commercial real estate loans and other investments in commercial real estate?

A:	We believe that the absence of many historical sources of debt financing for the commercial real estate market, resulting from continued uncertain economic conditions has and will continue to create a favorable environment for experienced commercial real estate lenders to produce attractive, risk-adjusted returns employing little or no leverage in the near term. The de-leveraging and risk assessment taking place among the large institutional banks and traditional credit providers, as well as the temporary suspension of securitized vehicles as a means of financing, has left real estate owners with very limited options for obtaining debt financing for acquisitions and refinancings. As a result, the pricing of real estate debt capital has increased dramatically and the terms and structure of real estate loans, including borrower recourse, have become much more favorable for lenders. At the same time, as part of this overall de-leveraging, we expect that portfolios of existing loans and debt instruments secured by commercial real estate will continue to be offered for sale by banks and other institutions at discounts to par value and in some cases with relatively attractive seller financing. In addition, many owners of commercial real estate face maturities on loans that have been syndicated or securitized or both, and may have difficulty due to the loan structure and servicing standards, in obtaining an extension even for performing, stabilized assets.

Q:	What kind of offering is this?

A:

We are primarily offering through Fundrise, LLC’s online investment platform www.fundrise.com, or the Fundrise Platform, a maximum of $15,113,931 in our common shares to the public on a “best efforts” basis.

This offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. Further, the acceptance of subscriptions, whether via the Fundrise Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

Q:	How is an investment in your common shares different from investing in shares of a listed REIT?

A:

The fundamental difference between our common shares and a listed REIT is the daily liquidity available with a listed REIT.  Although we have adopted a redemption plan that generally allows investors to redeem shares on an ongoing basis, for investors with a short-term investment horizon, a listed REIT may be a better alternative than investing in our common shares.  However, we believe our common shares are an alternative way for investors to deploy capital into a diversified pool of real estate assets, with a lower correlation to the general stock market than listed REITs. In addition, the overall listed-REIT sector has been trading at all-time highs, with the FTSE NAREIT All REIT Index yielding generally less than 5% from January 1, 2010 to December 31, 2016.  We believe such pricing suggests that a substantial portion of the price of listed REITs is attributable to a built-in liquidity premium, since recent unlevered capitalization rates on real estate transactions in the private sector have averaged 4-6%, according to the most recent publicly available report published by CBRE U.S. Cap Rate Data from January 2017.

Additionally, listed REITs are subject to more demanding public disclosure and corporate governance requirements than we are. While we are subject to the scaled reporting requirements of Regulation A, such periodic reports are substantially less onerous than what is required of a listed REIT.

3

Q:	How is an investment in your common shares different from investing in shares of a traditional non-exchange traded REIT?

A:	We neither charge nor pay any broker-dealer distribution fees, saving investors approximately 70% to 90% in upfront expenses as compared to a traditional non-exchange traded REIT. Traditional non-exchange traded REITs use a highly manpower-intensive method with hundreds to thousands of sales brokers calling on investors to sell their offerings. Our sponsor has pioneered a low cost digital platform, which we intend to leverage in conducting this offering, thus reducing the financial burdens to us of offering our common shares.

Q:	How is an investment in your common shares different from investing in shares of other real estate investment opportunities offered on the Fundrise Platform or on similar online investment platforms?

A:	We are one of the few non-exchange traded REITs offered directly to all potential investors primarily over the internet. Most other similar online investment platforms that we are aware of typically offer individual property investments as private placements to accredited investors only. We intend to own a more diversified portfolio, with certain tax advantages unique to REITs, that is accessible to both accredited and non-accredited investors at a low investment minimum.

Q:	What is the purchase price for your common shares?

A:	Our Manager set our initial offering price at $10.00 per share, which remains the purchase price of our shares. The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Our website, www.fundrise.com , will identify the current NAV per share. Any subscriptions that we receive during a fiscal quarter will be executed at a price equal to our NAV per share in effect for that fiscal quarter. If a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website. See “Description of Our Common Shares—Quarterly Share Price Adjustments” for more details.

Q:	How will your NAV per share be calculated?

A:	Our NAV per share is calculated at the end of each fiscal quarter by our sponsor's internal accountants using a process that reflects several components, including (1) estimated values of each of our commercial real estate assets and investments, as determined by such asset management team, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of periodic distributions and (4) estimated accruals of operating revenues and expenses. For joint venture or direct equity investments, our sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where an appraisal of the underlying real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate loans and assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor prepares, our quarterly NAV per share. See “Description of our Common Shares—Valuation Policies” for more details about our NAV and how it will be calculated.

4

Q:	How exact will the calculation of the quarterly NAV per share be?

A:	As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our common shares as of the end of each fiscal quarter, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. Our assets will consist principally of commercial real estate loans and other real estate investments. Our sponsor's internal accountants’ valuation of the real estate underlying these assets is subject to a number of judgments and assumptions that may not prove to be accurate. The use of different judgments or assumptions would likely result in different estimates of the value of the real estate underlying our assets. Moreover, although we evaluate and provide our NAV per share on a quarterly basis, our NAV per share may fluctuate daily, so that the NAV per share in effect for any fiscal quarter may not reflect the precise amount that might be paid for your shares in a market transaction. Further, our published NAV per share may not fully reflect certain material events to the extent that they are not known or their financial impact on our portfolio is not immediately quantifiable. Any resulting potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. In addition, the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. See “Description of our Common Shares—Valuation Policies.”

Q:	Will I have the opportunity to redeem my common shares?

A:

Yes. While you should view this investment as long-term, we have adopted a redemption plan whereby, on a monthly basis, an investor may obtain liquidity monthly, following a minimum sixty (60) day waiting period after submitting their redemption request. Our Manager has designed our redemption plan with a view towards providing investors with an initial period in which they can to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by the Company, the Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it in the form of a discounted redemption price prior to year 5, which economic benefit indirectly accrues to shareholders who have not requested redemption. Neither the Manager nor our sponsor receives any economic benefit as a result of the discounted redemption price through year 5.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

5

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

Furthermore, any shareholder requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges. The redemption plan may be changed or suspended at any time without notice. See “Description of Our Common Shares—Redemption Plan” for more details.

Q:	What is the number and percentage of common shares that have been submitted for redemption?

A:	As of December 31, 2017, approximately 265,000 common shares have been submitted for redemption and 100% of such redemption requests have been honored.

Q:	Are there any limits on my ability to redeem my shares?

A:

Yes. While we designed our redemption plan to allow shareholders to request redemptions on a monthly basis, we need to impose limitations on the size of individual redemption requests and the total amount of net redemptions per calendar quarter in order to maintain sufficient sources of liquidity to satisfy redemption requests without impacting our ability to invest in commercial real estate assets and maximize investor returns.

In addition, in the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered during the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed on a pro-rata basis, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend limit individual redemption requests to the lesser of 5,000 shares or $50,000 per each redemption request, which may effect whether the entirety of a redemption request will be considered to be in the “Introductory Period” or “Post-Introductory Period”.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

Further, our Manager may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT. See “Description of Our Common Shares—Redemption Plan” for more details.

Q:	Will I still be entitled to distributions after I submit a request for redemption?

A:	Yes. You will continue to receive distributions with respect to the common shares that are subject to a redemption request between the time you make such redemption request and the effective date of the redemption. However, if you redeem your shares during the Introductory Period, those distributions will be credited against the redemption price otherwise payable to you such that your redemption price will be no greater than your original investment.

6

Q:	Will I be charged upfront selling commissions?

A:	No. Investors will not pay upfront selling commissions as part of the price per common share purchased in this offering. Additionally, there is no dealer manager fee or other service-related fee in connection with the offering and sale of our common shares through the Fundrise Platform.

Q:	Who will pay your organization and offering costs?

A:	Our Manager or its affiliates has paid and will continue to pay on our behalf all costs incurred in connection with our organization and the offering of our shares. See “Estimated Use of Proceeds” for more information about the types of costs that may be incurred, including those expenses described in the next paragraph. Following the completion of our initial offering, we began to reimburse our Manager, without interest, for these organization and offering costs incurred both before and after such date. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from this and our offerings; provided, however, beginning on December 26, 2017, our Manager agreed to a limitation that no reimbursement may be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $1,006,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our prior offerings.

Q:	What fees and expenses do you pay to the Manager or any of its affiliates?

A:

We pay our Manager a quarterly asset management fee currently equal to an annualized rate of 0.85% based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.

Our Manager, or an affiliate of our Manager, is entitled to reimbursement for costs incurred in connection with the special servicing of any non-performing asset, as well as origination fees that are generally paid by the joint-venture, borrowers or co-investors.

We reimburse our Manager for the organization and offering expenses that the Manager has paid or will pay on our behalf. We will also reimburse our Manager for out-of-pocket expenses in connection with the origination of our commercial real estate loans and other real-estate related investments, to the extent not reimbursed by the borrower.  Additionally, we reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.  The expense reimbursements that we will pay to our Manager include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor.  See “Management—Shared Services Agreement.”

7

The payment by us of fees and expenses will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates.

Q:	Will you use leverage?

A:	Yes, we may use leverage, although as of December 31, 2017, we had not utilized any leverage in making our investments. Our targeted portfolio-wide leverage, after we have acquired a substantial portfolio, is between 40-60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. Please see “Investment Objectives and Strategy” for more details.

Q:	How often will I receive distributions?

A:	We expect that our Manager will declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that the Manager will set the rate of distributions at a level that will be reasonably consistent and sustainable over time, which will be fully dependent on the yields generated by our assets and may be substantially less than the distribution rate that was payable while the distribution support commitment was in effect. In addition, the Manager’s discretion as to the payment of distributions will be limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we will be subject to U.S. federal income and excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to make additional distributions, beyond the minimum REIT distribution, to avoid such taxes. See “Description of Our Common Shares — Distributions” and “U.S. Federal Income Tax Considerations.”

Any distributions that we make will directly impact our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through quarterly distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

Q:	What will be the source of your distributions?

A:	We may pay distributions from sources other than cash flow from operations, including from the proceeds of this offering, the private placements to our sponsor and Fundrise, LP, or the additional common shares sold to an affiliate of our sponsor pursuant to the distribution support agreement (see “Q: What competitive advantages do we achieve through our relationship with our sponsor – Distribution Support Commitment” above), interest or dividend income received from our investments, principal repayment of the loans that we make, redemption and/or redemption premiums of investments in commercial real estate through majority-owned subsidiaries with rights to receive preferred economic returns, the sale of investments or loan proceeds, among others, and we have no limit on the amounts we may pay from such sources.

8

Q:	Will the distributions I receive be taxable as ordinary income?

A:

Unless your investment is held in a qualified tax-exempt account or we designate certain distributions as capital gain dividends, distributions that you receive generally will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, pursuant to the recently enacted H.R. 1, known as the Tax Cuts and Jobs Act, or the TCJA, non-corporate taxpayers are generally eligible for a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers.

The portion of your distribution in excess of current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, rather than result in current tax, until your basis is reduced to zero.  Return of capital distributions made to you in excess of your tax basis in our common shares will be treated as sales proceeds from the sale of our common shares for U.S. federal income tax purposes.  Distributions we designate as capital gain dividends will generally be taxable at long-term capital gains rates for U.S. federal income tax purposes.  However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor.  You also should review the section of this offering circular entitled “U.S. Federal Income Tax Considerations,” including for a discussion of the special rules applicable to distributions in redemption of shares and liquidating distributions.

Q:	May I reinvest my cash distributions in additional shares?

A:	Yes. While we have not adopted a distribution reinvestment plan whereby investors may elect to have their cash distributions automatically reinvested in additional common shares, so long as this offering remains ongoing, you may choose to use the proceeds of any distribution to purchase additional shares hereunder either directly or through a program established by our Manager. The current purchase price for such shares is $10.00. The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Note, however, that under the rules applicable to us under Regulation A, we are only permitted to publicly offer up to $50,000,000 of our common shares in any twelve-month period.

Q:	Who might benefit from an investment in your shares?

A:	An investment in our shares may be beneficial for you if you seek to diversify your personal portfolio with a public commercial real estate investment vehicle focused primarily on commercial real estate loans, investments in commercial real estate and other select real estate-related assets, seek to receive current income, seek to preserve capital and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Q:	Are there any risks involved in buying your shares?

A:	Investing in our common shares involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” for a description of the risks relating to this offering and an investment in our shares.

Q:	How does a “best efforts” offering work?

A:	When common shares are offered to the public on a “best efforts” basis, we are only required to use our best efforts to sell our common shares. Neither our sponsor, Manager nor any other party has a firm commitment or obligation to purchase any of our common shares.

Q:	Who can buy shares?

A:	Generally, you may purchase shares if you are a “qualified purchaser” (as defined in Regulation A). “Qualified purchasers” include:

• “accredited investors” under Rule 501(a) of Regulation D; and

9

• all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.”

Net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. Please refer to the section above entitled “State Law Exemption and Purchase Restrictions” for more information.

Q:	How do I buy shares?

A:	You may purchase our common shares in this offering by creating a new account, or logging into your existing account, at the Fundrise Platform. You will need to fill out a subscription agreement like the one attached to this offering circular as Appendix A for a certain investment amount and pay for the shares at the time you subscribe.

Q:	Is there any minimum investment required?

A:

Yes. If you are a first time investor in our common shares, you must initially purchase at least 100 shares in this offering, or $1,000 based on the current per share price. There is no minimum investment requirement on additional purchases after you have purchased a minimum of 100 shares. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager through which they can invest in our common shares.

In addition, in order to help protect us from the risk of chargebacks, we intend to require that any subscription in excess of $100,000 of our shares be funded through a bank wire transfer and not an ACH electronic fund transfer.

Q:	May I make an investment through my IRA or other tax-deferred retirement account?

A:	Generally, yes. We currently accept investments through IRAs maintained with certain custodians, although we intend to limit the amount of IRA investments to less than 25 percent of our shares. However, IRAs or other tax-deferred retirement accounts that invest in our shares generally will be subject to tax on all or a significant portion of their share of our profits as “unrelated business taxable income” under the Code.

Q:	What will you do with the proceeds from your offering?

A:	We have used, and intend to continue to use, substantially all of the net proceeds from this offering (after paying or reimbursing offering expenses) to continue to invest in and manage a diverse portfolio of commercial real estate loans and investments in commercial real estate and other select real estate-related assets. We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that are paid to our Manager and its affiliates.

10

We may not be able to promptly invest the net proceeds of this offering in commercial real estate loans, investments in commercial real estate and other select real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

Q:	How long will this offering last?

A:	We currently expect that this offering will remain open for investors until we raise the maximum amount being offered, unless terminated by us at an earlier time. We reserve the right to terminate this offering for any reason at any time.

Q:	Will I be notified of how my investment is doing?

A:	Yes, we will provide you with periodic updates on the performance of your investment in us, including:

• an annual report;

• a semi-annual report;

• current event reports for specified material events within four business days of their occurrence;

• supplements to the offering circular, if we have material information to disclose to you; and

• other reports that we may file or furnish to the SEC from time to time.

We will provide this information to you by posting such information on the SEC’s website at www.sec.gov, on the Fundrise Platform at www.fundrise.com, via e-mail, or, upon your consent, via U.S. mail.

Q:	When will I get my detailed tax information?

A:	Your IRS Form 1099-DIV tax information, if required, will be provided by January 31 of the year following each taxable year.

Q:	Who can help answer my questions about the offering?

A:	If you have more questions about the offering, or if you would like additional copies of this offering circular, you should contact us by email at investments@fundrise.com or by mail at:

Fundrise Real Estate Investment Trust, LLC

1601 Connecticut Avenue NW

Suite 300

Washington, D.C. 20009

Attn: Investor Relations

11

OFFERING SUMMARY

This offering summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers About this Offering” section of this offering circular. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our common shares.

Fundrise Real Estate Investment Trust, LLC

Fundrise Real Estate Investment Trust, LLC is a Delaware limited liability company formed to invest in and manage a diversified portfolio of commercial real estate loans and investments in commercial real estate. We may also invest in commercial real estate-related debt securities, and other real estate-related assets. We intend to continue to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

Our office is located at 1601 Connecticut Avenue NW, Suite 300, Washington, D.C. 20009. Our telephone number is (202) 584-0550. Information regarding our Company is also available on our web site at www.fundrise.com.

Recent Developments

Capital Raised

Through April 25, 2018, our ongoing offering has raised an aggregate of approximately $85 million (not including the approximate $1.2 million received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor, and the distribution support commitment). In the 12-month period prior to April 25, 2018, we had settled subscriptions for approximately $35 million. We are continuing to offer up to $15,113,931 in our common shares, which represents the value of the shares available to be offered as of April 25, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

Assets Acquired

See “Plan of Operation—Our Investments” for a detailed summary of our assets.

Distributions Paid

Through May 1, 2018, we have declared an aggregate of 14 distributions since our inception with an average annualized yield of 9.40%. See “Description of Our Common Shares—Distributions” below. During fiscal year 2017, our distributions were funded from both cash flow from our real estate investments and offering proceeds with a majority of such distributions being funded from our cash flow provided by real estate investments. While we are under no obligation to do so, we expect that our Manager will continue to declare distributions with a daily record date, and pay distributions quarterly in arrears in amounts similar to those previously declared. However, there can be no assurance as to whether distributions will be declared or the amount of such distributions.

Investment Strategy

We have used, and continue to expect to use substantially all of the net proceeds from our offerings to originate, acquire and structure commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and investments in commercial real estate (through majority-owned subsidiaries with rights to receive preferred economic returns). We may also invest in commercial real estate-related debt securities (including CMBS, CDOs and REIT senior unsecured debt), and other real estate-related assets.

We seek to create and maintain a portfolio of investments that generate a low volatility income stream of attractive and consistent cash distributions. Our focus on investing in debt instruments emphasizes the payment of current returns to investors and preservation of invested capital as our primary investment objectives, with a lesser emphasis on seeking capital appreciation from our investments, as is typically the case with more opportunistic or equity-oriented strategies.

Our Manager expects to continue to directly structure, underwrite and originate many of the debt products in which we invest as this provides for the best opportunity to manage our borrower and partner relationships and optimize the terms of our investments. Our proven underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at our sponsor, involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our shareholders.

12

Investment Objectives

Our primary investment objectives are:

•	to pay attractive and consistent cash distributions; and

•	to preserve, protect and return your capital contribution.

We also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

Market Opportunities

We believe that the near and intermediate-term market for investment in commercial real estate loans, commercial real estate investments, commercial real estate-related debt securities, and other real-estate related assets is compelling from a risk-return perspective. Given the prospect of low growth for the economy, we favor a strategy weighted toward targeting senior and mezzanine debt which maximize current income, with significant subordinate capital and downside structural protections. In contrast, returns typically associated with pure equity strategies are mostly “back-ended” and are dependent on asset appreciation, capitalization rate compression, cash flow growth, aggressive refinancing and/or sale of the underlying property. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive current and accrued returns and strong structural features directly with real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our shareholders.

Our Manager

Fundrise Advisors, LLC, our Manager, manages our day-to-day operations. Our Manager is an investment adviser registered with the SEC and a wholly-owned subsidiary of our sponsor. Registration with the SEC does not imply a certain level of skill or training. A team of real estate and debt finance professionals, acting through our Manager, makes all of the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Rise Companies Corp., our sponsor, is able to exercise significant control over our business.

About the Fundrise Platform

We are also an affiliate of Fundrise, LLC, the owner and operator of an online financial platform focused on real estate, which may be found on the website: www.fundrise.com (the “Fundrise Platform”). Fundrise, LLC is a wholly-owned subsidiary of Rise Companies Corp., our sponsor.

Benjamin S. Miller is the co-founder and Chief Executive Officer of Rise Companies Corp., our sponsor. Mr. Benjamin S. Miller is responsible for overseeing the day-to-day operations of Rise Companies Corp. and its affiliates, including Fundrise, LLC.

Our Structure

The chart below shows the relationship among various Rise Companies Corp. affiliates and our Company as of the date of this offering circular.

13

*      As we raise sufficient offering proceeds to acquire investments, (i) we may obtain a related party loan from, or issue a participation interest to, Fundrise Lending or its affiliates, or (ii) Fundrise Lending or its affiliates may acquire such investments and sell them to us at a later time. See “Plan of Operation – Related Party Loans and Warehousing of Assets.”

**   Pursuant to our operating agreement, the Manager receives an asset management fee and reimbursement of special servicing expenses. See “Management Compensation.”

Management Compensation

Our Manager and its affiliates receive fees and expense reimbursements for services relating to our offerings, and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares. See “Management Compensation” for a more detailed explanation of the fees and expenses payable to our Manager and its affiliates.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Offering Stage

Reimbursement of Offering Expenses — Manager	Our Manager has paid and will continue to pay offering expenses on our behalf in connection with the offering of our shares. We reimburse our Manager for these costs and future offering costs it may incur on our behalf.	Our organization and offering expenses as of December 31, 2017 were approximately $1,006,000 and we expect to incur an additional $40,000 in expenses in connection with the continuation of this offering.

14

Acquisition and Development Stage

Acquisition / Origination Fee — Manager or its Affiliate	The co-investor, joint venture or borrower pays up to 2.0% of the amount funded by our sponsor or affiliates of our sponsor to acquire or originate commercial real estate loans or the amount invested in the case of other real estate investments, excluding any acquisition and origination expenses and any debt attributable to such investments. We are not entitled to this fee.	Paid by the co-investors, joint-venture or borrower at closing. Actual amounts are dependent upon the total equity and debt capital we raise; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We reimburse our Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ); we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Operational Stage

Asset Management Fee — Manager	Quarterly asset management fee currently equal to an annualized rate of 0.85%, which is based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Special Servicing Expenses – Manager or Other Party	We reimburse our Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. Whether an asset is deemed to be non-performing is in the sole discretion of our Manager.	Actual amounts are dependent upon the occurrence of an asset becoming non-performing, the original value of such asset, and the results of our operations; we cannot determine these amounts at the present time.

15

Reimbursement of Other Operating Expenses — Manager	We reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

The expense reimbursements that we pay to our Manager also include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor, including any increases in insurance attributable to the management or operation of our Company.

Liquidation/Listing Stage

Disposition Fees	None.	—

Summary of Risk Factors

Investing in our common shares involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 26, which contains a detailed discussion of the material risks that you should consider before you invest in our common shares.

Conflicts of Interest

Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates will face include the following:

•	The asset management fee paid to our Manager is based on our NAV, which is calculated by our sponsor’s internal accountants and asset management team. Our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV.

•	Our sponsor’s real estate and debt finance professionals acting on behalf of our Manager must determine which investment opportunities to recommend to us and other Fundrise entities. Our sponsor has organized, as of the date of this offering circular, the following similar programs:

• Fundrise Equity REIT, LLC (the “Growth eREITTM”), which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties;

• Fundrise Midland Opportunistic REIT, LLC (the “Heartland eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

• Fundrise West Coast Opportunistic REIT, LLC (the “West Coast eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

16

• Fundrise East Coast Opportunistic REIT, LLC (the “East Coast eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA;

• Fundrise For-Sale Housing eFUND – Los Angeles CA, LLC (the “LA Homes eFundTM”), which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

• Fundrise For-Sale Housing eFUND – Washington DC, LLC (the “DC Homes eFundTM”), which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

• Fundrise National For-Sale Housing eFUND, LLC (the “National eFundTM”), which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional programs may have investment criteria that compete with us.

•	Our sponsor’s real estate and debt finance professionals acting on behalf of our Manager have to allocate their time among us, our sponsor’s business and other programs and activities in which they are involved.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	Our shareholders may only remove our Manager for “cause” following the affirmative vote of shareholders holding two-thirds of the outstanding common shares. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

•	At some future date after we have acquired a substantial investment portfolio that our Manager determines would be most effectively managed by our own personnel, we may seek shareholder approval to internalize our management by acquiring assets and employing the key real estate and debt finance professionals performing services to us on behalf of our Manager for consideration that would be negotiated at that time. The payment of such consideration could result in dilution to your interest in us and could reduce the net income per share and funds from operations per share attributable to your investment. Additionally, in an internalization transaction, our sponsor’s real estate and debt finance professionals that become our employees may receive more compensation than they previously received from our sponsor or its affiliates. These possibilities may provide incentives to these individuals to pursue an internalization transaction, even if an alternative strategy might otherwise be in our shareholder’s best interests.

•	Our Manager may, without shareholder consent unless otherwise required by law, determine that we should merge or consolidate through a roll-up or other similar transaction involving other entities, including entities affiliated with our Manager, into or with such other entities.

17

•	As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

Historical NAV

Below is the quarterly NAV per common share, as determined in accordance with our valuation policies, for each fiscal quarter from the first date it was calculated (June 30, 2016) to March 31, 2018.

Date	NAV Per Share
June 30, 2016	$9.91
September 30, 2016	$9.92
December 31, 2016	$9.88
March 31, 2017	$9.84
June 30, 2017	$9.82
September 30, 2017	$9.80
December 31, 2017	$9.81
March 31, 2018	$9.86

Distributions

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates.

On April 12, 2016, we paid out our first distribution to shareholders of record as of the close of business on each day of the period commencing on January 1, 2016 and ending on March 31, 2016. In addition, our Manager has declared daily distributions for shareholders of record as of the close of business on each day from April 1, 2016 through May 31, 2018, as shown in the table below. During fiscal year 2017, our distributions were funded from both cash flow from our real estate investments and offering proceeds with a majority of such distributions being funded from our cash flow provided by real estate investments. See the section entitled “Description of Our Common Shares – Distributions” for a fuller description of the distributions we have declared and/or paid.

Distribution Period	Daily Distribution Amount/Common Share		Date of Declaration	Payment Date (1)	Annualized Yield (2)
01/01/16 – 03/31/16	0.0012205045		12/31/15	04/12/16	4.45%
04/01/16 – 04/30/16	0.0027397254		03/30/16	07/13/16	10.00%
05/01/16 – 06/30/16	0.0027397260		04/20/16	07/13/16	10.00%
07/01/16 – 09/30/16	0.0030136986		06/08/16	10/13/16	11.00%
10/01/16 – 12/31/16	0.0030821918		09/16/16	01/13/17	11.25%
01/01/17 – 03/31/17	0.0028767123		12/31/16	04/12/17	10.50%
04/01/17 – 06/30/17	0.0028767123		03/21/17	07/13/17	10.50%
07/01/17 – 09/30/17	0.0028767123		06/26/17	10/09/17	10.50%
10/01/17 – 12/31/17	0.0027397260		09/28/17	01/09/18	10.00%
01/01/18 – 01/31/18	0.0016438360		12/22/18	04/11/18	6.00%
02/01/18 – 02/28/18	0.0021917808		01/26/18	04/11/18	8.00%
03/01/18 – 03/31/18	0.0021917808		02/27/18	04/11/18	8.00%
04/01/18 – 04/30/18	0.0021917808		03/28/18	07/21/18	8.00%
05/01/18 – 05/31/18	0.0021917808		04/30/18	07/21/18	8.00%
Weighted Average	0.0025766131	(3)	-	-	9.40	%(4)

(1) Dates presented are the dates on which the distributions were, or are, scheduled to be distributed; actual distribution dates may vary.

(2) Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.00 per share purchase price. While the Manager is under no obligation to do so, each annualized basis return assumes that the Manager would declare distributions in the future similar to the distributions for each period presented, and there can be no assurance that the Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

(3) Average daily distribution amount per common share is calculated as the average of the daily declared distribution amounts from January 1, 2016 through May 31, 2018.

(4) Average annualized yield is calculated as the annualized yield of the average daily distribution amount for the periods presented, assuming a $10.00 per share purchase price. While the Manager is under no obligation to do so, the average annualized basis return assumes that the Manager would declare distributions in the future similar to the average distributions for the period from January 1, 2016 through May 31, 2018, and there can be no assurance that the Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

18

Any distributions we make are at the discretion of our Manager, and are based on, among other factors, our present and reasonably projected future cash flow. Distributions are paid to shareholders as of the record dates selected by the Manager. In addition, the Manager’s discretion as to the payment of distributions is limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we are subject to U.S. federal income and excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to continue to make additional distributions, beyond the minimum REIT distribution, to avoid such taxes. See “Description of Our Common Shares — Distributions” and “U.S. Federal Income Tax Considerations.”

Any distributions that we make directly impacts our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through quarterly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

Our distributions will generally constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

Distribution Support Commitment

To provide shareholders with distributions before we had acquired a substantial portfolio of income-producing investments, Fundrise, LP, an affiliate of our sponsor, agreed to purchase additional common shares to support our quarterly distribution payments under certain circumstances (the “distribution support commitment”) pursuant to a distribution support agreement. in any calendar quarter during the distribution support period were less than the amount that would produce a 15% annualized return, then Fundrise, LP was obligated to purchase shares following the end of such quarter at the then NAV per share for an aggregate purchase price equal to the amount by which our operating results were less than the 15% annualized amount. The distribution support commitment was to be in place until (i) the purchase by Fundrise, LP of an aggregate of $1,000,000 in common shares or (ii) December 31, 2017, whichever was earlier (the “distribution support period”).

As of February 14, 2017, Fundrise, LP has purchased 100,000 common shares in satisfaction of its distribution support commitment, thus satisfying its obligations under the distribution support commitment. Accordingly, Fundrise, LP is no longer obligated to purchase any additional shares pursuant to the distribution support commitment.

19

For more information regarding Fundrise, LP’s distribution support commitment and our distribution policy, please see “Description of Our Common Shares — Distributions—Distribution Support Commitment”.

Borrowing Policy

We may employ conservative levels of borrowing in order to provide additional funds to support our investment activities, although as of December 31, 2017 we have not utilized any leverage. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 40-60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During periods when we are significantly growing our portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during a period when we are significantly growing our portfolio, it is our policy to not borrow more than 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee. See “Investment Objectives and Strategy” for more details regarding our leverage policies.

Valuation Policies

At the end of each fiscal quarter, our sponsor's internal accountants calculate our NAV per share using a process that reflects (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of our periodic distributions and (4) estimated accruals of our operating revenues and expenses. For joint venture or direct equity investments, the sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where we determine that an appraisal of the real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor for preparing, our quarterly NAV per share.

20

As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our common shares on a quarterly basis, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. However, the majority of our assets will consist of commercial real estate loans and, as with any commercial real estate valuation protocol, the conclusions reached by our sponsor’s internal asset management team or internal accountants, as the case may be, are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. Note, however, that the quarterly determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Quarterly Share Price Adjustments

Our Manager set our initial offering price at $10.00 per share. As of April 1, 2018, our per share purchase price continued to be equal to $10.00 per share. The per share purchase price in this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription.

We will file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that is applicable for such fiscal quarter, which we refer to as the pricing supplement. We also post that fiscal quarter’s NAV on the public Fundrise Platform, www.fundrise.com. The Fundrise Platform also contains this offering circular, including any supplements and amendments. We will disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. In addition, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per share applicable to such fiscal quarter. See “Description of Our Common Shares—Quarterly Share Price Adjustments” for more details.

Redemption Plan

Our common shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our common shares. In order to provide our shareholders with some limited liquidity, we have adopted a redemption plan to enable shareholders to redeem their common shares in limited circumstances. We will not solicit redemptions under this redemption plan, other than through our offering circular and any supplements or amendments thereto disclosing our NAV per share. Shareholders desiring to request redemption of their common shares must do so of their own volition and not at our behest, invitation or encouragement. Our role in effectuating redemptions under the redemption plan will solely by ministerial.

21

While shareholders should view this investment as long-term, we have adopted a redemption plan whereby, on a monthly basis, an investor has the opportunity to obtain liquidity. Our Manager has designed our redemption plan with a view towards providing investors with an initial period with which to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by our Company, our Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

22

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

Redemption of our common shares may be requested at any time upon written request to us at least sixty (60) days prior to the redemption date; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to our Manager prior to the end of such shareholder's Introductory Period. Our Manager intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Shareholders may withdraw their redemption request at any time prior to the redemption date.

We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests. In the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions being processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend limit individual redemption requests to the lesser of 5,000 shares or $50,000 per each redemption request, which may effect whether the entirety of a redemption request will be considered to be in the “Introductory Period” or “Post-Introductory Period”.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT. Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan.

Please refer to the section entitled “Description of Our Common Shares—Redemption Plan” for more information.

Liquidity Event

Subject to then existing market conditions, we may consider alternatives to our liquidation as a means for providing liquidity to our shareholders within approximately five to seven years from the completion of our initial offering (December 5, 2016). While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale or roll-off to scheduled maturity of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our shareholders.

23

Voting Rights

Our common shareholders have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, and removal of our Manager for “cause”.  Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders.  Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. For additional information, see “Description of Our Common Shares—Voting Rights.”

Other Governance Matters

Other than the limited shareholder voting rights described above, our operating agreement vests most other decisions relating to our assets and to the business of our Company, including decisions relating to acquisitions, originations and dispositions, the engagement of asset managers, the issuance of securities in our Company including additional common shares, mergers, dispositions, roll-up transactions, and other decisions relating to our business, in our Manager. See “Management” for more information about the rights and responsibilities of our Manager.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We will limit what we buy and hold through minority-owned joint venture subsidiaries because assets held in such subsidiaries will not be deemed investment securities.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to use substantially all of the net proceeds from this offering to originate, acquire and structure commercial real estate loans (including senior mortgage loans, subordinated mortgage loans, (also referred to as B-Notes) mezzanine loans, and participations in such loans) and to make other investments in commercial real estate. We may also invest in commercial real estate-related debt securities (including commercial mortgage-backed securities, or CMBS, collateralized debt obligations, or CDOs, and REIT senior unsecured debt and other real estate-related assets).

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.

The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

24

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.”

25

RISK FACTORS

An investment in our common shares involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to an Investment in Fundrise Real Estate Investment Trust

We have a limited prior operating history, and the prior performance of our sponsor or other real estate investment opportunities sponsored by our sponsor may not predict our future results.

We have a limited operating history. You should not assume that our performance will be similar to the past performance of our sponsor or other real estate investment opportunities sponsored by our sponsor. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.

Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our operating agreement prohibits the ownership of more than 9.8% in value or number of our shares, whichever is more restrictive, or more than 9.8% in value or number of our common shares, whichever is more restrictive, unless exempted by our Manager, which may inhibit large investors from purchasing your shares. In its sole discretion, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity or to preserve our status as a REIT, our Manager could amend, suspend or terminate our redemption plan without notice. Further, the redemption plan includes numerous restrictions that would limit your ability to sell your shares. We describe these restrictions in more detail under “Description of Our Common Shares —Redemption Plan.” Therefore, it will be difficult for you to redeem and/or sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Manager in the acquisition of our investments and the ability of our Manager to source loan origination opportunities for us. The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. In some cases we may also depend upon the performance of third-party loan servicers to service our loan investments. Except for investments that may be described in supplements to this offering circular prior to the date you subscribe for our shares, you will have no opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in our Company. You must rely entirely on the management abilities of our Manager and the loan servicers our Manager may select. We cannot assure you that our Manager will be successful in obtaining suitable investments on financially attractive terms or that, if our Manager makes investments on our behalf, our objectives will be achieved. If we, through our Manager, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets in a manner that is consistent with our qualification as a REIT. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

26

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return will be reduced.

Although our distribution policy is to use our cash flow from operations to make distributions, our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of proceeds to fund distributions. From time to time, we may not generate sufficient cash flow from operations to fund distributions. .

Pursuant to the Distribution Support Agreement, in certain circumstances where our operating results in any calendar quarter during the distribution support period were less than the amount that would produce a 15% annualized return, then Fundrise, LP was obligated to purchase shares following the end of such quarter at the then NAV per share for an aggregate purchase price equal to the amount by which our operating results were less than the 15% annualized amount. Fundrise, LP purchased 100,000 of our common shares on during the distribution support period, thus fulfilling its commitment. The sale of these shares resulted in the dilution of the ownership interests of our public shareholders. If we pay distributions from sources other than our cash flow from operations, we will have less cash available for investments, we may have to reduce our distribution rate, our NAV may be negatively impacted and stockholders’ overall return may be reduced.

Future disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to continue originate and acquire a diversified portfolio of commercial real estate loans and other investments in commercial real estate. We may also invest in commercial real estate-related debt securities, and other real estate-related assets. Economic conditions greatly increase the risks of these investments (see “— Risks Related to Our Investments”). The value of collateral securing any loan investment we may make could decrease below the outstanding principal amount of such loan. In addition, revenues on the properties and other assets underlying any loan investments we may make could decrease, making it more difficult for borrowers to meet their payment obligations to us. Each of these factors would increase the likelihood of default and foreclosure, which would likely have a negative impact on the value of our loan investment. More generally, the risks arising from the financial market and economic conditions are applicable to all of the investments we may make. The risks apply to commercial mortgage, mezzanine or bridge loans. They also apply to the debt and equity securities of companies that have investment objectives similar to ours.

Future disruptions in the financial markets or deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by: (i) the supply and demand for such investments and (ii) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. If either demand or liquidity increases, the cost of our targeted investments may increase. As a result, we may have fewer funds available to make distributions to investors.

All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us.

27

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our Manager’s real estate and debt finance professionals, including Mr. Benjamin S. Miller, its Co-Founder and Chief Executive Officer, to identify suitable investments. Our sponsor and other Fundrise entities also rely on Mr. Miller for investment opportunities. To the extent that our Manager’s real estate and debt finance professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution. We could also suffer from delays in locating suitable investments as a result of our reliance on our Manager at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other Fundrise sponsored programs, some of which have investment objectives and employ investment strategies that are similar to ours. Delays we encounter in the selection and origination of income-producing loans and other assets would likely limit our ability to pay distributions to our shareholders and lower their overall returns. Similar concerns arise when there are prepayments, maturities or sales of our investments. See “—Prepayments can adversely affect the yields on our investments” below.

You may be more likely to sustain a loss on your investment because our sponsor does not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Fundrise, LP, an affiliate of our sponsor, and our sponsor have only invested approximately $1,200,000 in us through the purchase of 120,000 of our common shares at $10.00 per share. Therefore, if we are successful in raising enough proceeds to be able to reimburse our sponsor for our offering expenses, our sponsor will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsor does not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis. Further, under Regulation A, we are only allowed to raise up to $50 million in any 12 month period (although we may raise capital in other ways). We expect the size of the commercial real estate loans and equity investments that we make to average about $3.0 million to $10.0 million per asset. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments, even if we are successful in raising the maximum offering amount. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Any adverse changes in our sponsor’s financial health or our relationship with our sponsor or its affiliates could hinder our operating performance and the return on your investment.

Our Manager manages our operations and our portfolio of commercial real estate loans, commercial real estate equity investments and other select real estate-related assets. Our Manager has no employees and utilizes our sponsor’s personnel to perform services on its behalf for us. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our sponsor and its affiliates, as well as our sponsor’s real estate and debt finance professionals in the identification and acquisition or origination of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our sponsor’s financial condition or our relationship with our sponsor could hinder our Manager’s ability to successfully manage our operations and our portfolio of investments.

28

Our ability to implement our investment strategy is dependent, in part, upon our ability to successfully conduct this offering through the Fundrise Platform, which makes an investment in us more speculative.

We will conduct this offering primarily through the Fundrise Platform, which is owned by Fundrise, LLC. Only a limited number of real estate investment opportunities have been offered through the Fundrise Platform prior to this offering. Our sponsor has sponsored other real estate investment opportunities under other formats prior to this offering, but this is one of the first REIT offerings being offered through the Fundrise Platform. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell our shares to investors through the Fundrise Platform. If we are not successful in selling our shares through the Fundrise Platform, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

29

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we presently intend to complete a transaction providing liquidity to shareholders within approximately five to seven years from the completion of our initial offering (December 5, 2016), our operating agreement does not require our Manager to pursue such a liquidity transaction. Market conditions and other factors could cause us to delay the listing of our shares on a national securities exchange or delay the commencement of a liquidation or other type of liquidity transaction, such as a merger or sale of assets, beyond five to seven years from the termination of this offering. If our Manager does determine to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we adopt a plan of liquidation, the timing of the sale of assets will depend on real estate and financial markets, economic conditions in areas in which properties are located, and the U.S. federal income tax effects on shareholders, that may prevail in the future. We cannot guarantee that we will be able to liquidate all assets. After we adopt a plan of liquidation, we would likely remain in existence until all our investments are liquidated. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

We may change our targeted investments and investment guidelines without shareholder consent.

Our Manager may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this offering circular. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common shares and our ability to make distributions to you.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The real estate lending market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, private equity funds, real estate investment trusts, as well as online lending platforms that compete with the Fundrise Platform. Competition could result in reduced volumes, reduced fees or the failure of the Fundrise Platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we and the Fundrise Platform may experience new competition from more established internet companies possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the online lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. The online real estate investing industry is driven by constant innovation. If we or the Fundrise Platform are unable to compete with such companies and meet the need for innovation, the demand for the Fundrise Platform could stagnate or substantially decline.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the corresponding project loans may be adversely affected.

We and the Fundrise Platform rely on third-party and FDIC-insured depository institutions to process our transactions, including payments of corresponding loans, processing of subscriptions under this offering and distributions to our shareholders. Under the Automated Clearing House (ACH) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Fundrise Platform also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Fundrise Platform cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive distributions will be delayed or impaired.

30

If our Manager fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our Manager’s ability to attract and retain key personnel. Our future also depends on the continued contributions of the executive officers and other key personnel of our Manager, each of whom would be difficult to replace. In particular, the Founder/Chief Executive Officer Benjamin S. Miller of our parent company and sponsor, Rise Companies Corp., who is the Chief Executive Officer of our Manager, is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Benjamin S. Miller or other executive officers or key personnel of our Manager and the process to replace any of our Manager’s key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Employee misconduct and unsubstantiated allegations against us and misconduct by employees of our sponsor could expose us to significant reputational harm.

We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of our investors is of critical importance. If an employee of our sponsor or its affiliates were to engage in illegal or suspicious activities, or if unsubstantiated allegations are made against us or our sponsor by such employees, stockholders or others, our sponsor and we may suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities or allegations), financial position, relationships with key persons and companies in the real estate market, and our ability to attract new investors. Our business often requires that we deal with confidential information. If employees of our sponsor were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.

It is not always possible to deter employee misconduct, and the precautions our sponsor takes to detect and prevent this activity may not be effective in all cases. Misconduct by our sponsor’s employees, or even unsubstantiated allegations of misconduct, could subject our sponsor and us to regulatory sanctions and result in an adverse effect on our reputation and our business.  See “Management—Recent Developments Regarding our Manager’s Executive Officers.”

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of this offering, and we may not raise adequate capital to implement our business strategy.

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, we intend to continue to offer and sell our common shares only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.”  Therefore, our investor base and our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors.”

31

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors,” which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our annual goal of raising $50,000,000 in this offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

Risks Related to our Sponsor and the Fundrise Platform

Our sponsor is a development stage company with limited operating history and no profits to date. As a company in the early stages of development, our sponsor faces increased risks, uncertainties, expenses and difficulties.

Our sponsor has a limited operating history. In order for us to be successful, the volume of investments and financings originated through the Fundrise Platform will need to increase, which will require our sponsor to increase its facilities, personnel and infrastructure to accommodate the greater obligations and demands on the Fundrise Platform. The Fundrise Platform is dependent upon the website to maintain current listings and transactions in real estate-related assets. Our sponsor also expects to constantly update its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the Fundrise Platform. If our business grows substantially, our sponsor may need to make significant new investments in personnel and infrastructure to support that growth. If our sponsor is unable to increase the capacity of the Fundrise Platform and maintain the necessary infrastructure, or if our sponsor is unable to make significant investments on a timely basis or at reasonable costs, you may experience delays in receipt of distributions on our common shares, periodic downtime of the Fundrise Platform or other disruptions to our business and operations.

Our Sponsor will need to raise substantial additional capital to fund its operations, and if it fails to obtain additional funding, it may be unable to continue operations.

Prior to January 2017, our sponsor had funded substantially all of its operations with proceeds from private financings from individual investors. On January 31, 2017, our sponsor began an initial offering of shares of its class B common stock to the public. As of December 31, 2017, our sponsor had raised approximately $18.3 million through such equity offering. To continue the development of the Fundrise Platform, our sponsor will require substantial additional funds. To meet such financing requirements in the future, our sponsor may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our sponsor’s business activities and options. Additional funding may not be available to it on favorable terms, or at all. If our sponsor is unable to obtain additional funds for the operation of the Fundrise Platform, it may be forced to reduce or terminate its operations, which may adversely affect our business and results of operations.

Our sponsor is currently incurring net losses and expects to continue incurring net losses in the future.

Our sponsor is currently incurring net losses and expects to continue incurring net losses in the future. Its failure to become profitable could impair the operations of the Fundrise Platform by limiting its access to working capital to operate the Fundrise Platform. In addition, our sponsor expects its operating expenses to increase in the future as it expands its operations. If our sponsor’s operating expenses exceed its expectations, its financial performance could be adversely affected. If its revenue does not grow to offset these increased expenses, our sponsor may never become profitable. In future periods, our sponsor may not have any revenue growth, or its revenue could decline.

32

If our sponsor were to enter bankruptcy proceedings, the operation of the Fundrise Platform and the activities with respect to our operations and business would be interrupted and subscription proceeds held in a segregated account may be subject to the bankruptcy.

If our sponsor were to enter bankruptcy proceedings or to cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the disbursement of distributions or the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

If the security of our investors’ confidential information stored in our sponsor’s systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen.

The Fundrise Platform may store investors’ bank information and other personally-identifiable sensitive data. The Fundrise Platform is hosted in data centers that are compliant with payment card industry security standards and the website uses daily security monitoring services provided by Symantec Corporation. However, any accidental or willful security breach or other unauthorized access could cause your secure information to be stolen and used for criminal purposes, and you would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, the Fundrise Platform and its third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors and our partner real estate operators to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, resulting in a potential loss of investors and adverse effect on the value of your investment in us.

Any significant disruption in service on the Fundrise Platform or in its computer systems could reduce the attractiveness of the Fundrise Platform and result in a loss of users.

If a catastrophic event resulted in a platform outage and physical data loss, the Fundrise Platform’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our sponsor’s technology and its underlying hosting services infrastructure are critical to our sponsor’s operations, level of customer service, reputation and ability to attract new users and retain existing users. Our sponsor’s hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). Our sponsor also maintains a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that users’ access to the Fundrise Platform will be uninterrupted, error-free or secure. Our sponsor’s operations depend on the Hosting Provider’s ability to protect its and our sponsor’s systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our sponsor’s arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, our sponsor could experience interruptions in its service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our sponsor’s service, whether as a result of an error by the Hosting Provider or other third-party error, our sponsor’s own error, natural disasters or security breaches, whether accidental or willful, could harm our ability to perform any services for corresponding project investments or maintain accurate accounts, our sponsor’s relationships with users of the Fundrise Platform and our sponsor’s reputation. Additionally, in the event of damage or interruption, our sponsor’s insurance policies may not adequately compensate our sponsor for any losses that we may incur. Our sponsor’s disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent us from processing or posting payments on the corresponding investments, damage our sponsor’s brand and reputation, divert our sponsor’s employees’ attention, and cause users to abandon the Fundrise Platform.

33

We do not own the Fundrise name, but were granted a license by our sponsor to use the Fundrise name. Use of the name by other parties or the termination of our license agreement may harm our business.

We have entered into a license agreement with our sponsor, pursuant to which our sponsor has granted us a non-exclusive, royalty-free license to use the name “Fundrise.” Under this agreement, we have a right to use the “Fundrise” name as long as our Manager continues to manage us. Our sponsor has retained the right to continue using the “Fundrise” name. Our sponsor is not precluded from licensing or transferring the ownership of the “Fundrise” name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to the goodwill associated with our name that may occur as a result of the activities of our sponsor or others related to the use of our name. Furthermore, in the event the license agreement is terminated, we will be required to change our name and cease using the “Fundrise” name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to Compliance and Regulation

We intend to continue to offer our common shares pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our common shares less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make our common shares less attractive to investors as compared to a traditional initial public offering, which may make an investment in our common shares less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our common shares, we may be unable to raise the necessary funds necessary to commence operations, or to develop a diversified portfolio of real estate investments, which could severely affect the value of our common shares.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-11.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50 million in any 12 month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal controls over financial reporting, and we are exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

34

Non-compliance with laws and regulations may impair our ability to arrange, service or otherwise manage our loans and other assets.

Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the payments on our investments. In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business.

Some states, including California, require nonfinancial companies, such as Fundrise Lending, LLC, a wholly-owned subsidiary of Rise Companies Corp. (“Fundrise Lending”) that work with our Manager to originate loans and other real estate investments, to obtain a real estate or other license in order to make commercial loans on a regular basis. Fundrise Lending has a California Finance Lenders Law License with California’s Department of Business Oversight that satisfies the requirements in California. Fundrise Lending does not intend to finance loans in states where such licenses are required until it obtains the required license. Fundrise Lending may, in the future, affiliate itself with third parties such as financial institutions in order to be able to arrange loans in jurisdictions where it might otherwise be restricted.

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.

We intend to continue to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We will limit what we buy and hold through minority-owned joint venture subsidiaries because assets held in such subsidiaries will not be deemed investment securities.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to originate, acquire and structure commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and to make other investments in commercial real estate. We may also invest in commercial real estate-related debt securities (including commercial mortgage-backed securities, or CMBS, collateralized debt obligations, or CDOs, and REIT senior unsecured debt and other real estate-related assets.

In connection with the Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.

35

To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register or exclusion under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen.

Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	restrictions on leverage or senior securities;

•	restrictions on unsecured borrowings;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

We are not subject to the banking regulations of any state or federal regulatory agency.

We are not subject to the periodic examinations to which commercial banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of senior management of our Manager and may result in fines if we are deemed to have violated any regulations.

36

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Fundrise Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be required to pass along those costs to our borrowers in the form of increased fees, which could negatively impact our ability to make loans or other real estate investments. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of commercial financing, which would adversely affect the viability of the Fundrise Platform.

Laws intended to prohibit money laundering may require Fundrise to disclose investor information to regulatory authorities.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require Fundrise or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our common shares to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective shareholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective shareholder to produce any information required for verification purposes, an application for, or transfer of, our common shares may be refused. We do not have the ability to reject a transfer of our common shares where all necessary information is provided and any other applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.

Risks Related to Conflicts of Interest

There are conflicts of interest between us, our Manager and its affiliates.

Our Manager’s executive officers, including our Manager’s Chief Executive Officer, Benjamin S. Miller, are principals in the Manager’s parent company, Rise Companies Corp., which provides asset management and other services to our Manager and us. Prevailing market rates are determined by Management based on industry standards and expectations of what Management would be able to negotiate with a third party on an arm’s length basis. All of the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s length negotiations. Some of the conflicts inherent in the Company’s transactions with the Manager and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Company, Manager and their affiliates try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on the our financial performance and, consequently, on distributions to shareholders and the value of our common shares. We have adopted a conflicts of interest policy and certain conflicts will be reviewed by the Independent Representative (defined below). See “Conflicts of Interest—Certain Conflict Resolution Measures—Independent Representative” and “—Our Policies Relating to Conflicts of Interest”.

37

Our Manager faces a conflict of interest because the asset management fee it receives for services performed for us is based on our NAV, which employees of our sponsor, the parent company of our Manager, are ultimately responsible for determining.

Our Manager, a wholly-owned subsidiary of our sponsor, is paid an asset management fee, which is based on our NAV as calculated by our sponsor’s internal accountants and asset management team. The calculation of our NAV involves certain subjective judgments with respect to estimating, for example, the value of our commercial real estate assets and investments and accruals of our operating revenues and expenses, and therefore, our NAV may not correspond to the realizable value upon a sale of those assets. Because the calculation of NAV involves subjective judgment, there can be no assurance that the estimates used by our sponsor’s internal accountants and asset management team to calculate our NAV, or the resulting NAV, will be identical to the estimates that would be used, or the NAV that would be calculated, by an independent consultant. In addition, our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. Finally, the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions.

The interests of the Manager, the principals and its other affiliates may conflict with your interests.

The operating agreement provides our Manager with broad powers and authority which may result in one or more conflicts of interest between your interests and those of the Manager, the principals and its other affiliates. This risk is increased by the Manager being controlled by Benjamin Miller, who is a principal in our sponsor and who participates, or expects to participate, directly or indirectly in other offerings by our sponsor and its affiliates. Potential conflicts of interest include, but are not limited to, the following:

•	the Manager, the principals and/or its other affiliates are offering, and may continue to originate and offer other real estate investment opportunities, including additional equity and debt offerings similar to this offering, primarily through the Fundrise Platform, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

•	the Manager, the principals and/or its other affiliates are not required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the Manager, the principals and/or its other affiliates for their own benefit;

•	we may engage the Manager or affiliates of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with third party on an arm’s length basis; and

•	the Manager, the principals and/or its other affiliates are not required to devote all of their time and efforts to our affairs.

We have agreed to limit remedies available to us and our shareholders for actions by our Manager that might otherwise constitute a breach of duty.

Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Accordingly, we and our shareholders only have recourse and are able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our operating agreement. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our common shares, you will be treated as having consented to the provisions set forth in the operating agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

38

Risks Related to Our Investments

Our commercial real estate loans, investments in commercial real estate and other real estate-related assets are subject to the risks typically associated with real estate.

Our commercial real estate loans and other real estate-related assets will generally be directly or indirectly secured by a lien on real property that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the mortgaged properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in commercial real estate-related debt securities and commercial real estate investments (including investments in real property) may be similarly affected by real estate property values. Therefore, our investments are subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

39

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of our borrowers to pay their loans, as well as on the value that we can realize from assets we originate, own or acquire.

In addition, to the extent we make equity investments in commercial real estate, such investments will be subject to all of the risks associated with real estate described above.

The commercial real estate loans we originate and invest in could be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances. In addition, to the extent we originate or acquire adjustable rate mortgage loans, such loans may contribute to higher delinquency rates because borrowers with adjustable rate mortgage loans may be exposed to increased monthly payments if the related mortgage interest rate adjusts upward from the initial fixed rate.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. We expect that many of the commercial real estate loans that we originate will be fully or substantially non-recourse. In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the underlying asset (including any escrowed funds and reserves) collateralizing the loan. If a borrower defaults on one of our commercial real estate loans and the underlying asset collateralizing the commercial real estate loan is insufficient to satisfy the outstanding balance of the commercial real estate loan, we may suffer a loss of principal or interest. In addition, even if we have recourse to a borrower’s assets, we may not have full recourse to such assets in the event of a borrower bankruptcy.

Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the mortgaged property at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans, impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

40

Our investments in subordinated commercial real estate loans may be subject to losses.

We may acquire or originate subordinated commercial real estate loans. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

The mezzanine loans in which we may invest involve greater risks of loss than senior loans secured by the same properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Majority-owned subsidiaries we may invest in will be subject to specific risks relating to the particular subsidiary.

We may invest in majority-owned subsidiaries owning real estate where we are entitled to receive a preferred economic return. Such investments may be subordinate to debt financing. These investments will involve special risks relating to the particular subsidiary, including the financial condition and business outlook of the subsidiary. To the extent these investments are subordinate to debt financing, they will also be subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call or redemption provisions during periods of declining interest rates that could cause the subsidiary to reinvest any redemption proceeds in lower yielding assets, (v) the possibility that earnings of the subsidiary may be insufficient to meet any distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the subsidiary during periods of rising interest rates and economic downturn. As a result, we may not recover some or all of our capital, which could result in losses.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.

The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include environmental risks and construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment.

41

Investments in non-conforming or non-investment grade rated loans involve greater risk of loss.

Some of our current and future investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated or may be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these investments may have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may reduce distributions to our shareholders and adversely affect the value of our common shares.

We may invest in CMBS, which are subject to several types of risks that may adversely impact our performance.

Commercial mortgage-backed securities, or CMBS, are bonds that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we may invest in are subject to all the risks of the underlying mortgage loans, including the risks of prepayment or default.

In a rising interest rate environment, the value of CMBS may be adversely affected when repayments on underlying mortgage loans do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated assets but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying CMBS to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. The value of CMBS also may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.

CMBS are also subject to several risks created through the securitization process. Certain subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS will not be fully paid. Subordinate securities of CMBS are also subject to greater risk than those CMBS that are more highly rated.

We may not control the special servicing of the mortgage loans included in the CMBS in which we may invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

With respect to each series of CMBS in which we may invest, overall control over the special servicing of the related underlying mortgage loans may be held by a directing certificate-holder, which is appointed by the holders of the most subordinate class of CMBS in such series. We may acquire classes of existing series of CMBS where we will not have the right to appoint the directing certificate-holder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate-holder, take actions that could adversely affect our interests.

We may invest in CDOs and such investments may involve significant risks.

We may invest in CDOs. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities, B-Notes, mezzanine loans, REIT debt and credit default swaps. Like typical securities structures, in a CDO, the assets are pledged to a trustee for the benefit of the holders of the bonds. Like CMBS, CDOs are affected by payments, defaults, delinquencies and losses on the underlying commercial real estate loans. CDOs often have reinvestment periods that typically last for five years during which proceeds from the sale of a collateral asset may be invested in substitute collateral. Upon termination of the reinvestment period, the static pool functions very similarly to a CMBS securitization where repayment of principal allows for redemption of bonds sequentially. To the extent we invest in the equity securities of a CDO, we will be entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the senior debt securities and its expenses. However, there will be little or no income or principal available to the CDO equity if defaults or losses on the underlying collateral exceed a certain amount. In that event, the value of our investment in any equity class of a CDO could decrease substantially. In addition, the equity securities of CDOs are generally illiquid and often must be held by a REIT and because they represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

42

Investments that are not United States government insured involve risk of loss.

We may originate and acquire uninsured loans and assets as part of our investment strategy. Such loans and assets may include mortgage loans, mezzanine loans and bridge loans. While holding such interests, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under loans, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the collateral and the principal amount of the loan. To the extent we suffer such losses with respect to our investments in such loans, the value of our Company and the value of our common shares may be adversely affected.

We have not established investment criteria limiting the geographic concentration of our investments in commercial real estate loans, commercial real estate and other real estate-related assets. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Certain commercial real estate loans, investments in commercial real estate and other real estate-related assets in which we invest are, and in the future may be in or secured by a single property or properties in one geographic location. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments are, and in the future may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Adjustable rate mortgage loans may entail greater risks of default to lenders than fixed rate mortgage loans.

Adjustable rate mortgage loans may contribute to higher delinquency rates. Borrowers with adjustable rate mortgage loans may be exposed to increased monthly payments if the related mortgage interest rate adjusts upward from the initial fixed rate or a low introductory rate, as applicable, in effect during the initial period of the mortgage loan to the rate computed in accordance with the applicable index and margin. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, after the initial fixed rate period, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans, which may make it more difficult for the borrowers to repay the loan or could increase the risk of default of their obligations under the loan.

Changes in interest rates and/or credit spreads could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

We may invest in fixed-rate debt investments with fixed distribution amounts. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase or if credit spreads widen. We may invest in floating-rate debt investments, for which decreases in interest rates or narrowing of credit spreads will have a negative effect on value and interest income. Even though a loan or other debt investment may be performing in accordance with its loan agreement and the underlying collateral has not changed, the economic value of the loan may be negatively impacted by the incremental interest foregone from the changes in interest rates or credit spreads. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our shareholders.

43

Prepayments can adversely affect the yields on our investments.

Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Commercial real estate equity investments will be subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and our ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws), interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Commercial real estate equity investments that we make will be subject to such risks.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our shareholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity, if any, will continue to vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

44

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. The senior mortgage loans, subordinated loans, mezzanine loans, and other loans and investments that we have originated or purchased, or may in the future originate or purchase will be particularly illiquid investments due to their short life and the greater difficulty of recoupment in the event of a borrower’s default. In addition, some of the commercial real estate-related debt securities that we may purchase may be traded in private, unregistered transactions and may therefore be subject to restrictions on resale or otherwise have no established trading market. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.

Some of our assets may be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to shareholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to shareholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Some of our portfolio investments are carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our portfolio investments are in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common shares could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

45

Competition with third parties in acquiring and originating investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition and origination of assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments or originate loans on more generous terms than our competitors, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Many of our investments are susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

Insurance may not cover all potential losses on the mortgaged properties that may impair our security and harm the value of our assets.

We require that each of the borrowers under our mortgage loan investments obtain comprehensive insurance covering the mortgaged property, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. We may not require borrowers to obtain terrorism insurance if it is deemed commercially unreasonable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the mortgaged property, which might impair our security and decrease the value of the property.

With respect to mortgaged properties, options and other purchase rights may affect value or hinder recovery.

A borrower under certain mortgage loans may give its tenants or another person a right of first refusal or an option to purchase all or a portion of the related mortgaged property. These rights may impede the lender’s ability to sell the related mortgaged property at foreclosure or may adversely affect the value or marketability of the property.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.

Analysis of the value or income-producing ability of a commercial property is highly subjective and may be subject to error. Our Manager values our potential investments based on yields and risks, taking into account estimated future losses on the commercial real estate loans and the mortgaged property included in the securitization’s pools or select commercial real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

46

The leases on the properties underlying our investments may not be renewed on favorable terms.

The properties underlying our investments could be negatively impacted by the deteriorating economic conditions and weaker rental markets. Upon expiration or earlier termination of leases on these properties, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the poor economic conditions may reduce a tenants’ ability to make rent payments under their leases. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by these properties. Additionally, if market rental rates are reduced, property-level cash flows would likely be negatively affected as existing leases renew at lower rates. If the leases for these properties cannot be renewed for all or substantially all of the space at these properties, or if the rental rates upon such renewal or reletting are significantly lower than expected, the value of our investments may be adversely effected.

A borrower’s form of entity may cause special risks or hinder our recovery.

Since most of the borrowers for our commercial real estate loan investments are legal entities rather than individuals, our risk of loss may be greater than those of mortgage loans made to individuals. Unlike individuals involved in bankruptcies, most of the entities generally do not have personal assets and creditworthiness at stake. The terms of the mortgage loans generally require that the borrowers covenant to be single-purpose entities, although in some instances the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “single-purpose entities.” Borrowers’ organizational documents or the terms of the mortgage loans may limit their activities to the ownership of only the related mortgaged property or properties and limit the borrowers’ ability to incur additional indebtedness. These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Borrowers that are not single-purpose entities structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be (i) operating entities with a business distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business or (ii) individuals that have personal liabilities unrelated to the property.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Relating to Economic Conditions

Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on the Fundrise Platform by investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors, which will impact our results of operations.

During an economic downturn, it may also take longer for us to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and we could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect our performance and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for our securities, which may in turn adversely affect our revenues. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

47

Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.

Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. With the improvement of the U.S. economy, the Federal Reserve may continue to raise interest rates, which would increase borrowing costs and may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have an adverse effect on our business, financial condition and results of operations.

Global economic, political and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. Since 2010, several European Union, or EU, countries, including Greece, Ireland, Italy, Spain, and Portugal, have faced budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries.  Additionally, the precise details and the resulting impact of the United Kingdom’s vote to leave the EU, commonly referred to as “Brexit,” are impossible to ascertain at this point.  The effect on the United Kingdom’s economy will likely depend on the nature of trade relations with the EU following its exit, a matter to be negotiated. The decision may cause increased volatility and have a significant adverse impact on world financial markets, other international trade agreements, and the United Kingdom and European economies, as well as the broader global economy for some time.  Further, there is continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal policy of foreign nations, such as China, may have a severe impact on the worldwide and United States financial markets. We do not know how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments and manage our investments in a manner consistent with achieving our investment objectives.

Risks Related to Our Organization and Structure

Our shareholders do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

Our operating agreement provides that the assets, affairs and business of our Company are managed under the direction of our Manager.  Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. In addition, our operating agreement provides that the Manager generally operate in a manner that is appropriate to maintain our REIT status, which may further limit decisions regarding our business.

48

Our common shareholders have limited voting rights and may be bound by either a majority or supermajority vote.

Our common shareholders have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares and removal of our Manager for “cause”.  Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders.  Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a two-thirds vote.  If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-11 or listing on a national stock exchange would be.  Accordingly, while we have retained an Independent Representative (as defined below) to review certain conflicts of interest, we do not have a board of directors, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

As our sponsor establishes additional REIT offerings and other Fundrise Platform investment opportunities in the future, there may be conflicts of interests among the various REIT offerings and other programs, which may result in opportunities that would benefit the Company being allocated to the other offerings.

Our sponsor has in the past and expects to continue in the future to establish and sponsor additional REIT offerings and other programs, and to continue to offer investment opportunities primarily through the Fundrise Platform, including offerings that will originate, acquire or invest in commercial real estate loans, commercial real estate and other real estate-related assets.  Our sponsor’s real estate and debt finance professionals acting on behalf of our Manager must determine which investment opportunities to recommend to us and other Fundrise entities. Our sponsor has previously organized, as of the date of this offering circular, the following similar programs (“eREITsTM” and “eFundsTM”):

•  The Growth eREITTM, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties;

•  The Heartland eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

•  The West Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

49

•  The East Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA;

• The LA Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

• The DC Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

• The National eFundTM, which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional Fundrise Platform investment opportunities may have investment criteria that compete with us.  If a sale, financing, investment or other business opportunity would be suitable for more than one investment opportunity, our sponsor and its officers and directors will allocate it using their business judgment.  Any allocation of this type may involve the consideration of a number of factors that our sponsor and its officers and directors determine to be relevant.  Except under any policies that may be adopted by our Manager or sponsor, no Fundrise Platform investment opportunity (including the Company) will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Fundrise Platform investment opportunity;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any Fundrise Platform investment opportunity;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any Fundrise Platform investment opportunity;

50

•	establishing material commercial relationships with another Fundrise Platform investment opportunity; or

•	making operational and financial decisions that could be considered to be detrimental to another Fundrise Platform investment opportunity.

In addition, any decisions by our sponsor or Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Fundrise Platform investment opportunity more than another or limit or impair the ability of any Fundrise Platform investment opportunity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Fundrise Platform investment opportunity that such arrangements or agreements include or not include another Fundrise Platform investment opportunity, as the case may be. Any of these decisions may benefit one Fundrise Platform investment opportunity more than another.

The conflicts of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.

In order to avoid any actual or perceived conflicts of interest among the Fundrise Platform investment opportunities and with our Manager’s directors, officers and affiliates, we have adopted a conflicts of interest policy to specifically address some of the conflicts relating to our activities.  There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to our Company.  Our Manager may modify, suspend or rescind the policies set forth in the conflicts policy, including any resolution implementing the provisions of the conflicts policy, in each case, without a vote of our shareholders.

Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of our Company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our Company.  These provisions include the following:

•	Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval. Our operating agreement authorizes us to issue additional shares or other securities of our Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of our shares, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over our Company by means of a tender offer, merger or otherwise.

•	Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.

51

•	Ownership limitations. To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive. The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Furthermore, we will reject any investor’s subscription in whole or in part if we determine that such subscription would violate such ownership limits.

•	Exclusive authority of our Manager to amend our operating agreement. Our operating agreement provides that our Manager has the exclusive power to adopt, alter or repeal any provision of the operating agreement, unless such amendment would adversely change the rights of the common shares. Thus, our shareholders generally may not effect changes to our operating agreement.

You are limited in your ability to sell your common shares pursuant to our redemption plan. You may not be able to sell any of your common shares back to us, and if you do sell your shares, you may not receive the price you paid upon subscription.

Our redemption plan may provide you with an opportunity to have your common shares redeemed by us. We anticipate that our common shares may be redeemed by us on a monthly basis, following a minimum sixty (60) day waiting period after the redemption request has been submitted. However, our redemption plan contains certain restrictions and limitations, including those relating to the number of our common shares that we can redeem at any given time and limiting the redemption price. Specifically, we intend to limit the number of shares to be redeemed during any calendar year to no more than 5.0% of our common shares outstanding (or 1.25% per calendar quarter, with excess capacity carried over to later calendar quarters in that calendar year). However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, so long as, in the aggregate, we do not redeem more than 5.00% in any calendar year.

In addition, pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request.

Finally, our Manager reserves the right to reject any redemption request for any reason or no reason or to amend or terminate the redemption plan without prior notice. Therefore, you may not have the opportunity to make a redemption request prior to a potential termination of the redemption plan and you may not be able to sell any of your common shares back to us pursuant to the redemption plan. Moreover, if you do sell your common shares back to us pursuant to the redemption plan, you will not receive the same price you paid for the common shares being redeemed other than during your Introductory Period. See “Description of Our Common Shares —Redemption Plan.”

The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. When determining the estimated value of our shares, the value of our shares has been and will be based upon a number of assumptions that may not be accurate or complete.

Our Manager established the initial offering price of our shares on an arbitrary basis. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

The per share purchase price for this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Estimates of our NAV per share are based on available information and judgment. Therefore, actual values and results could differ from our estimates and that difference could be significant. This approach to valuing our shares may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. In addition, the price you pay for your shares in this offering may be more or less than shareholders who acquire their shares in the future.

52

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional common shares or other securities, although, under Regulation A, we are only allowed to sell up to $50 million of our shares in any 12 month period (although we may raise capital in other ways). In particular, our Manager is authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, our Manager may elect to (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue shares to our Manager, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis, including with respect to securities law claims.

By purchasing shares in this offering, investors agree to be bound by the arbitration provision contained in our subscription agreement. Such arbitration provision applies to all claims that may be made regarding this offering, our ongoing operations and management of our investments, among other things, and limits the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis.

By agreeing to be subject to the arbitration provisions contained in our subscription agreement, you are severely limiting your rights to seek redress against us in court. For example, you may not be able to pursue litigation for any claim in state or federal courts against us, our manager, our sponsor, or their respective directors or officers, including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede your ability to bring or sustain claims, and the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, under Section 13 of our subscription agreement (the “Arbitration Provision”), either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. We have not determined whether we will exercise our right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as we are likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provision must be conducted in the District of Columbia, in the Washington, DC metropolitan area. The term “Claim” as used in the Arbitration Provision is very broad and includes any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us (or persons claiming through or connected with us), on the other hand, relating to or arising out of your subscription agreement, the Fundrise Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provision, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provision is to be given the broadest possible interpretation that will permit it to be enforceable. We have no reason to believe that the Arbitration Provision is not enforceable under federal law, the laws of the State of Delaware, the laws of the District of Columbia, or under any other applicable laws or regulations.

53

Further, potential investors should consider that our subscription agreement restricts the ability of our shareholders to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by us. These restrictions on the ability to bring a class action lawsuit is likely to result in increased costs, both in terms of time and money, to any shareholders who wish to pursue claims against us.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

We believe that our organization, prior and proposed ownership and method of operation have enabled us, and will continue to enable us, to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will continue to qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification.

54

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•	we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the U.S. federal alternative minimum tax (although, under the TCJA), the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017) and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common shares. See “U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax considerations relating to us and our common shares.

Even if we continue to qualify as a REIT, we may owe other taxes that will reduce our cash flows.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, on taxable income that we do not distribute to our shareholders, on net income from certain “prohibited transactions,” and on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We also will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. As another example, we are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”). Further, any TRS that we establish will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to shareholders.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions, for example as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, limitations on interest expense or net operating loss deductibility, the creation of reserves or required debt service or amortization payments. We generally are required to accrue income from mortgage loans, mortgage backed securities, and other types of debt instruments currently over the term of the asset, even if we do not receive the cash payments corresponding to such income until later periods. Thus, all or a part of the anticipated increase in yield on the loans we hold that are attributable to deferred interest, exit fees and/or equity participation features generally must be accrued currently notwithstanding that the corresponding cash payment is deferred or uncertain. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common shares. In such cases our shareholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable share distributions is not clear, and it is possible the taxable share distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

55

If we fail to invest a sufficient amount of the net proceeds from selling our common shares in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our common shares in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our common shares in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.”

If we form a taxable REIT subsidiary (TRS), our overall tax liability could increase.

Any TRS we form will be subject to U.S. federal, state and local income tax on its taxable income. Accordingly, although our ownership of any TRSs may allow us to participate in the operating income from certain activities that we could not participate in without violating the REIT income tests requirements of the Code or incurring the 100% tax on gains from prohibited transactions, the TRS through which we earn such operating income or gain will be fully subject to corporate income tax. The after-tax net income of any TRS would be available for distribution to us; however, any dividends received by us from our domestic TRSs will only be qualifying income for the 95% REIT income test, not the 75% REIT income test.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. A TRS also may sell assets without incurring the 100% tax on prohibited transactions. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We may jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We will monitor the value of our respective investments in any TRSs we may form for the purpose of ensuring compliance with TRS ownership limitations and intend to structure our transactions with any such TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% TRS limitation or to avoid application of the 100% excise tax.

56

Dividends payable by REITs generally do not qualify for reduced tax rates under current law.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. shareholders that are individuals, trusts and estates generally is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 37.0% maximum U.S. federal income tax rate on ordinary income when paid to such shareholders. The more favorable rates applicable to regular corporate dividends under current law could cause investors who are individuals, trusts and estates or are otherwise sensitive to these lower rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common shares. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, non-corporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” Qualified REIT dividends eligible for this deduction generally will include our dividends received by a non-corporate U.S. stockholder that we do not designate as capital gain dividends and that are not qualified dividend income.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our shareholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance. As a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, U.S. Government securities and qualified “real estate assets.” The remainder of our investments in securities (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs, and no more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or real property interests. After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

You may be restricted from acquiring, transferring or redeeming certain amounts of our common shares.

In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. To assist us in qualifying as a REIT, our operating agreement contains an aggregate share ownership limit and a common shares ownership limit. Generally, any of our shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any common shares owned by affiliated owners will be added together for purposes of the common shares ownership limit.

If anyone attempts to transfer or own shares in a way that would violate the aggregate share ownership limit or the common shares ownership limit (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived by our Manager, those shares instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common shares ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or our disqualification as a REIT, then the initial intended transfer or ownership will be null and void from the outset. Anyone who acquires or owns shares in violation of the aggregate share ownership limit or the common shares ownership limit, unless such ownership limit or limits have been waived by our Manager, or the other restrictions on transfer or ownership in our operating agreement, bears the risk of a financial loss when the shares are redeemed or sold, if the NAV of our shares falls between the date of purchase and the date of redemption or sale.

57

Our limits on ownership of our shares also may require us to decline redemption requests that would cause other shareholders to exceed such ownership limits. In addition, in order to comply with certain of the distribution requirements applicable to REITs we will decline to honor any redemption request that we believe is a “dividend equivalent” redemption as discussed in “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Redemptions of Common Shares.”

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans, for which the Internal Revenue Service, or the IRS, has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans may not be real estate assets and could adversely affect our REIT status.

We intend to make certain other investments through subsidiaries (with rights to receive preferred economic returns) and may invest in “kickers” with respect to certain investments that we determine to hold outside of a TRS. The character of such investments for REIT purposes may depend on the assets and operations of the issuer, which we generally will not control. Thus, no assurance can be given that any such issuer will not operate in a manner that causes us to fail an income or asset test requirement. In addition, the proper treatment of certain investments, including investments through subsidiaries (with rights to receive preferred economic returns) and “kickers,” for U.S. federal income tax purposes is unclear. If the IRS were to successfully challenge our characterization of an investment, it could adversely affect our REIT status.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Generally, income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions does not constitute “gross income” for purposes of the 75% or 95% gross income tests, provided certain circumstances are satisfied. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on income or gains resulting from hedges entered into by it or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward for use against future taxable income in the TRSs.

The ability of our Manager to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our operating agreement provides that our Manager may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to our shareholders.

58

The IRS may take the position that gains from sales of property are subject to a 100% prohibited transaction tax.

We may have to sell assets from time to time to fund redemption requests, to satisfy our REIT distribution requirements, to satisfy other REIT requirements, or for other purposes. It is possible that the IRS may take the position that one or more sales of our properties may be a prohibited transaction, which is a sale of property held by us primarily for sale in the ordinary course of our trade or business. If we are deemed to have engaged in a prohibited transaction, our gain from such sale would be subject to a 100% tax. The Code sets forth a safe harbor under which a REIT may, under certain circumstances, sell property without risking the imposition of the 100% tax, but there is no assurance that we will be able to qualify for the safe harbor. We do not intend to hold property for sale in the ordinary course of business, but there is no assurance that the IRS will not challenge our position, especially if we make frequent sales or sales of property in which we have short holding periods. For example, we could be subject to this tax if we were to dispose of or securitize loans (or portions thereof) in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level (and may conduct such sales through a TRS), and may limit the structures we utilize for any securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Legislative or regulatory action related to federal income tax laws could adversely affect our shareholders and/or our business.

On December 22, 2017, the TCJA was enacted. The TCJA makes major changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. Among the changes made by the TCJA are (i) permanently reducing the generally applicable corporate tax rate, (ii) generally reducing the tax rate applicable to individuals and other non-corporate taxpayers for tax years beginning after December 31, 2017 and before January 1, 2026, (iii) eliminating or modifying certain previously allowed deductions (including substantially limiting interest deductibility and, for individuals, the deduction for non-business state and local taxes), and (iv) for taxable years beginning after December 31, 2017 and before January 1, 2026, providing for preferential rates of taxation through a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers. The TCJA also imposes new limitations on the deduction of net operating losses, which may result in us having to make additional taxable distributions to our stockholders in order to comply with REIT distribution requirements or avoid taxes on retained income and gains. The effect of the significant changes made by the TCJA is highly uncertain, and administrative guidance will be required in order to fully evaluate the effect of many provisions. The effect of any technical corrections with respect to the TCJA could have an adverse effect on us or our shareholders. Investors should consult their tax advisors regarding the implications of the TCJA on their investment in our common shares.

In addition, in recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws and regulations are likely to continue to occur in the future, and we cannot assure our shareholders that any such changes will not adversely affect the taxation of a shareholder or will not have an adverse effect on an investment in our common shares. Shareholders are urged to consult with their own tax advisors with respect to the potential effect that the TCJA or other legislative, regulatory or administrative developments and proposals could have on their investment in our shares.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a shareholder’s investment in our common shares and may trigger taxable gain.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “U.S. Federal Income Tax Considerations.”

Our ability to provide certain services to our tenants may be limited by the REIT rules, or may have to be provided through a TRS.

As a REIT, we generally cannot hold interests in rental property where tenants receive services other than services that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If services to tenants at properties in which we hold an interest are limited to customary services, those properties may be disadvantaged as compared to other properties that can be operated without the same restrictions. However, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.

59

Our Manager and its affiliates have limited experience managing a portfolio of assets owned by a REIT.

REITs are subject to numerous complex requirements in order to maintain their REIT status, including income and asset composition tests. Our Manager and its affiliates have limited experience managing a portfolio in the manner intended to comply with such requirements. To the extent our Manager and its affiliates manage us in a manner that causes us to fail to qualify as a REIT, it could adversely affect the value of our common shares.

Our qualification as a REIT and avoidance of 100% tax may depend on the characterization of loans that we make as debt for U.S. federal income tax purposes.

For U.S. federal income tax purposes, the IRS or a court may treat a loan with sufficient equity characteristics as equity for tax purposes. We may obtain equity participation rights with respect to our loans, and we may make loans with relatively high loan-to-value ratios and/or high yields, which are among the features that can cause a loan to be treated as equity for U.S. federal income tax purposes. Although we have structured, and intend to continue to structure each of our loans so that the loan should be respected as debt for U.S. federal income tax purposes, it is possible that the IRS or a court could disagree and seek to recharacterize the loan as equity. Recharacterization of one of our loans as equity for U.S. federal income tax purposes generally would require us to include our share of the gross assets and gross income of the borrower in our REIT asset and income tests. Inclusion of such items could jeopardize our REIT status. Moreover, to the extent our borrowers hold their assets as dealer property or inventory, if we are treated as holding equity in a borrower for U.S. federal income tax purposes, our share of gains from sales by the borrower would be subject to the 100% tax on prohibited transactions (except to the extent earned through a TRS).

The failure of a loan to qualify as an obligation secured by a mortgage on real property within the meaning of the REIT rules could adversely affect our ability to qualify as a REIT.

We may make investments in loans whose qualification as a real estate mortgage loan for REIT purposes is uncertain or which are treated in part as qualifying mortgage loans and in part as unsecured loans. The failure of a loan that we treated as a qualifying mortgage loan to qualify as such for REIT purposes could cause us to fail one or more of the REIT income or asset tests, and thereby cause us to fail to qualify as a REIT unless certain relief provisions also apply.

In general, interest income accrued on a loan that is secured by real property and personal property during a taxable year constitutes qualifying mortgage interest in its entirety for purposes of the 75% gross income test only if the loan is secured by a mortgage on real property with a value (at the time we committed to acquire the loan) at least equal to the highest outstanding principal amount of the loan during such taxable year. In the case of loans to improve or develop real property, the value of the real property collateral when we commit to acquire a loan is deemed to include the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which will be constructed from the proceeds of the loan. Subject to an exemption discussed in “U.S. Federal Income Tax Considerations – Gross Income Tests – Interest Income,” if the outstanding principal balance of a mortgage loan during the taxable year exceeds the deemed value of the real property securing the loan at the time we committed to acquire the loan, a portion of the interest accrued during the year will not be qualifying mortgage interest for the 75% income test and a portion of such loan likely will not be a qualifying real estate asset. In that case, we could earn income that is not qualifying for the 75% income test and be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. For taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property will be treated as a wholly qualifying real estate asset and all interest will be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

The “taxable mortgage pool” rules may increase the taxes that we or our shareholders may incur, and may limit the manner in which we effect future securitizations.

Any borrowings incurred by us could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. Except as provided below, we generally would not be adversely affected by the characterization as a taxable mortgage pool so long as we own 100% of the equity interests in a taxable mortgage pool. Certain categories of shareholders, however, such as non-U.S. shareholders eligible for treaty or other benefits, shareholders with net operating losses, and certain U.S. tax-exempt shareholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our shares are owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose share ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

60

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in this offering;

•	our ability to attract and retain members to the Fundrise Platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	risks associated with derivatives or hedging activity;

•	our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates;

•	expected rates of return provided to investors;

•	the ability of our sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and SEC guidance related to Regulation A or the JOBS Act);

•	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;

•	our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our failure to maintain our status as a REIT;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

61

•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

62

ESTIMATED USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from the common shares being offered in this offering circular, assuming we sell $15,113,931 in common shares, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million in our common shares. Our price per share is currently $10.00. The price per share will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share).

Through April 25, 2018 our ongoing offering has raised an aggregate of approximately $85,000,000 in capital. We have used, and expect to continue to use substantially all of the net proceeds from our offerings (after paying or reimbursing organization and offering expenses) to invest in and manage a diversified portfolio of commercial real estate loans, commercial real estate and other real estate-related assets. We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates. The amounts set forth in the table below represent our Manager’s best estimate since they cannot be precisely calculated at this time.

We may not be able to promptly invest the net proceeds of this offering in commercial real estate loans, investments in commercial real estate and other real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments, subject to the requirements for qualification as a REIT. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

Maximum Offering
Amount
Gross Offering Proceeds	$15,113,931
Less:
Offering Expenses(1)(2)	$40,000
Net Proceeds from this Offering	$15,073,931
Estimated Amount Available for Investments	$15,073,931

(1)	Investors do not pay upfront selling commissions in connection with the purchase of our common shares. We will reimburse our Manager for additional offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from our offerings; provided, however, beginning on December 26, 2017, our Manager agreed to a limitation that no reimbursement may be made which, as a result of the reimbursement, would cause the NAV to be less than $10.00 per share. If the sum of the total unreimbursed amount of such offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $1,006,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our offerings.

(2)	Amount reflected is an estimate. Includes all expenses to be paid by us in connection with the qualification of the common shares offered in this offering circular, and the marketing and distribution of shares, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

63

MANAGEMENT

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager has established an investment committee that makes decisions with respect to all acquisitions and dispositions. See “—Investment Committee of our Manager” below. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in this offering circular unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Experience of our Management Team

As of December 31, 2017, our sponsor had facilitated or originated approximately 143 real estate assets through the various Fundrise Platform investment opportunities in both eREITsTM and eFUNDsTM with aggregate purchase prices of approximately $1.8 billion, excluding 3 World Trade Center. Of the $1.8 billion aggregate real estate purchase prices, our sponsor offered through its Fundrise Platform investment opportunities approximately $339 million, consisting of approximately $105 million of commercial real estate loan assets, $132 million of investments in commercial real estate (primarily through majority-owned subsidiaries with rights to receive preferred economic returns) and $102 million of commercial real estate common equity investments. The portfolios included in the Fundrise Platform investment opportunities are diversified by investment size, security type, property type and geographic region. As a result of the depth and thoroughness of its underwriting process, the extensive investing experience of its management team and its strong performance record in managing a diverse portfolio of assets, we believe our sponsor has earned a reputation as a leading real estate manager, which has allowed it to access funding from a broad base of investors.

Responsibilities of our Manager

The responsibilities of our Manager include:

Investment Advisory, Origination and Acquisition Services

•	approve and oversee our overall investment strategy, which consists of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

•	serve as our investment and financial manager with respect to originating, investing in and managing a diversified portfolio of commercial real estate loans, commercial real estate and other real estate-related assets;

•	adopt and periodically review our investment guidelines;

•	approve and oversee our debt financing strategies;

•	approve joint ventures, limited partnerships and other such relationships with third parties;

•	approve any potential liquidity transaction;

•	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;

•	oversee and conduct the due diligence process related to prospective investments;

•	prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and

•	negotiate and execute approved investments and other transactions.

Offering Services

•	the development of this offering, including the determination of its specific terms;

•	preparation and approval of all marketing materials to be used by us relating to this offering;

•	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

•	creation and implementation of various technology and electronic communications related to this offering; and

•	all other services related to this offering.

64

Asset Management Services

•	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;

•	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;

•	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;

•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

•	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for our day-to-day operations;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

•	provide financial and operational planning services and portfolio management functions;

•	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all appropriate company books and records;

•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation, (i) making an election be treated as a REIT or to revoke such status and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	provide us with all necessary cash management services;

•	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;

•	evaluate and obtain adequate insurance coverage based upon risk management determinations;

•	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

•	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Shareholder Services

•	determine our distribution policy and authorizing distributions from time to time;

•	approve amounts available for redemptions of our common shares;

•	manage communications with our shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing shareholder support and services.

65

Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

•	negotiate terms of, arrange and execute financing agreements;

•	manage relationships between us and our lenders, if any; and

•	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

•	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

•	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Allocation of Investment Opportunities

For more information regarding the factors that our Manager’s investment committee may consider in allocating investment opportunities among our additional similar programs (eREITsTM), please see “Conflicts of Interest – Our Affiliates’ Interests in Other Fundrise Entities – Allocation of Investment Opportunities”.

Shared Services Agreement

Our Manager has entered into a shared services agreement with Rise Companies Corp., our sponsor, effective as of November 24, 2015. Pursuant to this agreement, our Manager is provided with access to, among other things, our sponsor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by our Manager of its duties under the operating agreement in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the shared services agreement does not constitute a reimbursable expense under our operating agreement. However, under the shared services agreement, our sponsor is entitled to receive reimbursement of expenses incurred on behalf of us or our Manager that we are required to pay to our Manager under our operating agreement.

Executive Officers of our Manager

As of the date of this offering circular, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Benjamin S. Miller	41	Chief Executive Officer and Interim Chief Financial Officer and Treasurer
Brandon T. Jenkins	32	Chief Operating Officer
Bjorn J. Hall	37	General Counsel, Chief Compliance Officer and Secretary

66

Benjamin S. Miller currently serves as Chief Executive Officer of our Manager and has served as Chief Executive Officer and Director of our sponsor since its inception on March 14, 2012. As of the date of this offering circular, Ben is also serving as Interim Chief Financial Officer and Treasurer of our Manager. In December 2011, Ben started Popularise LLC, a real estate crowdsourcing website, which he currently manages. Prior to Rise Development, Ben had been a Managing Partner of the real estate company WestMill Capital Partners from October 2010 to June 2012, and before that, was President of Western Development Corporation from April 2006 to October 2010, after joining our Company in early 2003 as a board advisor and then as COO in 2005. Western Development Corp. is one of the largest retail, mixed-use real estate companies in Washington, DC, most notably known for developing Gallery Place, Washington Harbour, Georgetown Park, and Potomac Mills. While at Western Development, Ben led the development activities of over 1.5 million square feet of property, including more than $300.0 million of real estate acquisition and financing. Ben was an Associate and part of the founding team of Democracy Alliance, a progressive investment collaborative, from 2003 until he joined Western Development in 2005. From 1999 to 2001, Ben was an associate in business development at Lyte Inc., a retail technology start-up. Starting in 1997 until 1999, Ben worked as an analyst at a private equity real estate fund, Lubert-Adler, and for venture capital firm IL Management. Ben has a Bachelor of Arts from the University of Pennsylvania. Ben is on the Board of Trustees of the National Center for Children and Families.

Brandon T. Jenkins currently serves as Chief Operating Officer of our Manager and has served in such capacities with the sponsor since February of 2014, prior to which time he served as Head of Product Development and Director of Real Estate which he continues to do currently. Additionally, Brandon has served as Director of Real Estate for WestMill Capital Partners since March of 2011. Previously, Brandon spent two and a half years as an investment advisor and sales broker at Marcus & Millichap, the largest real estate investment sales brokerage in the country. Prior to his time in brokerage, Brandon also worked for Westfield Corporation, a leading shopping center owner. Brandon earned is BA in Public Policy and Economics from Duke University.

Bjorn J. Hall currently serves as the General Counsel, Chief Compliance Officer and Secretary of our Manager and has served in such capacities with our sponsor since February 2014. Prior to joining our sponsor in February 2014, Bjorn was a counsel at the law firm of O’Melveny & Myers LLP, where he was a member of the Corporate Finance and Securities Group. Bjorn has a Bachelor of Arts from the University of North Dakota and received a J.D. from Georgetown University Law Center.

Recent Developments Regarding our Manager’s Executive Officers

On February 8, 2016, our sponsor’s former Controller claimed he would provide the SEC with evidence of the mishandling of two real estate transactions unless he received a severance of $1,000,000 and the vesting of all his outstanding stock awards. Following his refusal to cooperate with our sponsor in conducting an internal investigation of his allegations, and additional disruptive acts, this employee was terminated on February 9, 2016.

Following his termination, in early 2016, our sponsor conducted an exhaustive review of the allegations, including obtaining a fair-value review from an independent registered public accounting firm not affiliated with RSM US LLP, (“Independent Accounting Firm”), and concluded that there was no merit or reasonable basis for the former employee’s allegations. Subsequently, both real estate transactions paid off in the normal course of business with all interest and principal received in full.

In addition, the Independent Accounting Firm was engaged to review the cash inflows and outflows with respect to our sponsor’s Project Dependent Note (defined below) investment program. Based on such review, which included tracing funds to the applicable investment and bank statements, our sponsor concluded that all funds received and distributed (through interest and repayment) were appropriately accounted for without exception.

Investment Committee of our Manager

The investment committee of our Manager is a standing committee, established to assist our Manager in fulfilling its oversight responsibilities by (1) considering and approving of each investment made by us, (2) establishing our investment guidelines and overseeing our investments, and the investment activity of other accounts and funds held for our benefit, and (3) overseeing the investment activities of certain of our subsidiaries. The investment committee consists of at least three members, including our sponsor’s Chief Executive Officer, our sponsor’s Chief Operating Officer, and a third member chosen unanimously by the other two members of the investment committee, who will serve until such time as such investment committee member resigns or is replaced. The initial investment committee is comprised of Mr. Benjamin Miller (our sponsor’s Chief Executive Officer), Mr. Brandon Jenkins (our sponsor’s Chief Operating Officer), and Mr. Alex King Davidson (our sponsor’s SVP of Real Estate). In the event that two or more members of the investment committee are interested parties in a transaction, the Independent Representative (defined below) will be required to approve the transaction. See “Conflicts of Interest—Certain Conflict Resolution Measures—Our Policies Relating to Conflicts of Interest”.

67

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we have not paid, and in the future do not intend to pay any compensation directly to these individuals.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s shareholder and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s shareholder and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates are not liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.

Our shareholders may only remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders. If the Manager is removed for “cause,” the Members will have the power to elect a replacement Manager upon the affirmative vote of the holders of a majority of our common shares. “Cause” is defined as:

•	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

•	the dissolution of our Manager.

68

Unsatisfactory financial performance of the Company does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates, including pursuant to the shared services agreement described above under “—Shared Services Agreement” without the approval of our shareholders so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Advisers Act. Our Manager may withdraw as our Manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. In the event of the removal or withdrawal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function.

Holdings of our Common Shares

Fundrise, LP, an affiliate of our sponsor, previously invested $199,000 in us through the purchase of 19,900 common shares in a private placement on the date of the initial offering statement was declared “qualified” by the SEC at the same $10.00 per share price as in this offering. Our sponsor also previously acquired 100 common shares in connection with our formation in a private placement at the same $10.00 per share price as in this offering. In addition, Fundrise, LP agreed to purchase up to an additional $1,000,000 of our common shares under certain circumstances until December 31, 2017 pursuant to a distribution support agreement in order to provide additional funds to support distributions to shareholders during that time period. As of February 2017, pursuant to the distribution support commitment, Fundrise, LP had purchased 100,000 shares of the Company's common shares for $1,000,000 under the Distribution Support Agreement, and had thus fulfilled its obligations under the Distribution Support Agreement. Fundrise, LP is not obligated to purchase any more of our common shares. See “Description of Common Shares — Distributions—Distribution Support Commitment.”

Fundrise Platform

We will continue to conduct this offering primarily on the Fundrise Platform, which will host this offering in connection with the distribution of the common shares offered pursuant to this offering circular. The Fundrise Platform is owned and operated by Fundrise, LLC, a wholly-owned subsidiary of Rise Companies Corp., our sponsor. We will not pay Fundrise, LLC, the owner of the Fundrise Platform, any sales commissions or other remuneration for hosting this offering on the Fundrise Platform. The Fundrise Platform has previously hosted private and public offerings of other affiliates of the sponsor under similar arrangements.

License Agreement

We have entered into a license agreement with our sponsor, pursuant to which our sponsor granted us a non-exclusive, royalty free license to use the name “Fundrise”. Other than with respect to this license, we have no legal right to use the “Fundrise” name.  In the event that our Manager ceases to manage us, we would be required to change our name to eliminate the use of “Fundrise”.

69

MANAGEMENT COMPENSATION

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Offering Stage

Reimbursement of Offering Expenses — Manager (1)	Our Manager has paid and will continue to pay offering expenses on our behalf in connection with the offering of our shares. We reimburse our Manager for these costs and future offering costs it may incur on our behalf.	Our organization and offering expenses as of December 31, 2017 were approximately $1,006,000 and we expect to incur an additional $40,000 in expenses in connection with the continuation of this offering.

Acquisition and Development Stage

Acquisition / Origination Fee — Manager or its Affiliate (2)	The co-investors, joint venture or borrower pays up to 2.0% of the amount funded by us, our sponsor or affiliates of our sponsor to acquire or originate commercial real estate loans or the amount invested in the case of other real estate investments, excluding any acquisition and origination expenses and any debt attributable to such investments. We are not be entitled to this fee.	Paid by the co-investors, joint-venture or borrower at closing. Actual amounts are dependent upon the total equity and debt capital we raise; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We reimburse our Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ); we cannot determine these amounts at the present time.

70

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Operational Stage

Asset Management Fee — Manager (3)	Quarterly asset management fee currently equal to an annualized rate of 0.85%, which is based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Special Servicing Expenses – Manager or Other Party (3)	We reimburse our Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. Whether an asset is deemed to be non-performing is in the sole discretion of our Manager.	Actual amounts are dependent upon the occurrence of an asset becoming non-performing, the original value of such asset, and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Other Operating Expenses — Manager

We reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that we pay to our Manager also include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor, including any increases in insurance attributable to the management or operation of our Company.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Liquidation/Listing Stage

Disposition Fees	None.	—

(1)	We have and will continue to reimburse our Manager for offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from our offerings; provided, however, beginning on December 26, 2017, our Manager elected that no reimbursement will be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $1,006,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our offerings.

(2)	The acquisition/origination fee paid to our Manager by co-investors or borrowers is a percentage of the purchase price of an investment or the amount funded by us to acquire or originate a loan.

(3)	Our Manager in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

71

PRINCIPAL SHAREHOLDERS

The following table sets forth the approximate beneficial ownership of our common shares as of April 13, 2018 for each person or group that holds more than 5% of our common shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1601 Connecticut Avenue, NW, Suite 300, Washington, D.C. 20009.

	Approximate Number of Shares	Percent of
Name of Beneficial Owner(1)	Beneficially Owned	All Shares
Benjamin S. Miller	1,213	*
Brandon T. Jenkins	105	*
Bjorn J. Hall	325	*
All directors and executive officers of our Manager as a group (3 persons)	1,643	*

*	Represents less than 1% of our outstanding common shares.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

72

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.

Our Affiliates’ Interests in Other Fundrise Entities

General

The officers and directors of our Manager and the key real estate and debt finance professionals of our sponsor who perform services for us on behalf of our Manager are also officers, directors, managers, and/or key professionals of our sponsor and other Fundrise entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of our sponsor may organize other real estate-related or debt-related programs and acquire for their own account real estate-related investments that may be suitable for us. In addition, our sponsor may grant equity interests in our Manager to certain management personnel performing services for our Manager.

Payment of Certain Fees and Expenses of our Manager

Our Manager is a wholly-owned subsidiary of our sponsor. We pay fees and expenses to our Manager, and its affiliates, including our sponsor, which were not determined on an arm’s length basis. The asset management fee paid to our Manager is based on our NAV, which is calculated by our sponsor’s internal accountants and asset management team. Our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV.

Allocation of Investment Opportunities

We rely on our Manager’s executive officers and our sponsor’s key real estate and debt finance professionals who act on behalf of our Manager to identify suitable investments. Our sponsor and other Fundrise entities also rely on these same key real estate and debt finance professionals. Our sponsor has in the past, and expects to continue in the future, to offer other Fundrise Platform investment opportunities, primarily through the Fundrise Platform, including offerings that acquire or invest in commercial real estate equity investments, including multifamily properties, commercial real estate loans, and other select real estate-related assets. Our sponsor has previously organized, as of the date of this offering circular, the following similar Fundrise Platform investment opportunities:

• The Growth eREITTM, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties;

• The Heartland eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

• The West Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

• The East Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA;

73

• The LA Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

• The DC Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

• The National eFundTM, which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional programs may have investment criteria that compete with us.

If a sale, financing, investment or other business opportunity would be suitable for more than one program, our sponsor will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our sponsor determines to be relevant.  The factors that our sponsor’s real estate and debt finance professionals could consider when determining the entity for which an investment opportunity would be the most suitable include the following:

•	the investment objectives and criteria of our sponsor and the other Fundrise entities;

•	the cash requirements of our sponsor and the other Fundrise entities;

•	the effect of the investment on the diversification of our sponsor’s or the other Fundrise entities’ portfolio by type of investment, and risk of investment;

•	the policy of our sponsor or the other Fundrise entities relating to leverage;

•	the anticipated cash flow of the asset to be acquired;

•	the income tax effects of the purchase on our sponsor or the other Fundrise entities;

•	the size of the investment; and

•	the amount of funds available to our sponsor or the Fundrise entities.

If a subsequent event or development causes any investment, in the opinion of our sponsor’s real estate and debt finance professionals, to be more appropriate for another Fundrise entity, they may offer the investment to such entity.

74

Except under any policies that may be adopted by our Manager, which policies are designed to minimize conflicts among the programs and other investment opportunities provided on the Fundrise Platform, no program or Fundrise Platform investment opportunity has any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any program or Fundrise Platform investment opportunity;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any program or Fundrise Platform investment opportunity;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any program or Fundrise Platform investment opportunity;

•	establishing material commercial relationships with another program or Fundrise Platform investment opportunity; or

•	making operational and financial decisions that could be considered to be detrimental to another program or Fundrise Platform investment opportunity.

In addition, any decisions by our Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one program more than another or limit or impair the ability of any program to pursue business opportunities.  In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular program that such arrangements or agreements include or not include another program, as the case may be.  Any of these decisions may benefit one program more than another.

Furthermore, Fundrise Lending does not receive origination or other fees in connection with the acquisition of third-party originated loans. Therefore, Fundrise Lending may experience a conflict of interest in determining whether to acquire, on our behalf, loans and other assets originated by third parties rather than those originated by Fundrise Lending. However, our objective is to use Fundrise Lending’s and its principals’ expertise in loan origination. Accordingly, we have primarily purchased and expect to continue to primarily purchase loans originated by Fundrise Lending, LLC, rather than loans originated by third parties. Please note that, in any event, the origination fees are payable by the co-investors, joint-venture or borrower at closing.

Allocation of Our Affiliates’ Time

We rely on our sponsor’s key real estate and debt finance professionals who act on behalf of our Manager, including Mr. Benjamin S. Miller, for the day-to-day operation of our business. Mr. Benjamin S. Miller is also the Chief Executive Officer of our sponsor and other Fundrise entities. As a result of his interests in other Fundrise entities, his obligations to other investors and the fact that he engages in and he will continue to engage in other business activities on behalf of himself and others, Mr. Benjamin S. Miller faces conflicts of interest in allocating his time among us, our Manager and other Fundrise entities and other business activities in which he is involved. However, we believe that our Manager and its affiliates have sufficient real estate and debt finance professionals to fully discharge their responsibilities to the Fundrise entities for which they work.

Receipt of Fees and Other Compensation by our Manager and its Affiliates

Our Manager and its affiliates receive substantial fees from us, which fees are not negotiated at arm’s length. These fees could influence our Manager’s advice to us as well as the judgment of affiliates of our Manager, some of whom also serve as our Manager’s officers and directors and the key real estate and debt finance professionals of our sponsor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of provisions in our operating agreement involving our Manager and its affiliates, or the shared services agreement between our Manager and our sponsor;

75

•	public offerings of equity by us, which will likely entitle our Manager to increased acquisition fees, origination fees, asset management fees and other fees;

•	acquisitions of investments and originations of loans at higher purchase prices, which entitle our Manager to higher acquisition fees, origination fees and asset management fees regardless of the quality or performance of the investment or loan and, in the case of acquisitions of investments from other Fundrise entities, might entitle affiliates of our Manager to disposition fees in connection with services for the seller;

•	borrowings up to or in excess of our stated borrowing policy to acquire investments and to originate loans, which borrowings will increase asset management fees payable by us to our Manager;

•	whether and when we seek to list our common shares on a stock exchange or other trading market;

•	whether we seek shareholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key real estate and debt finance professionals of our sponsor who are performing services for us on behalf of our Manager for consideration that would be negotiated at that time and may result in these real estate and debt finance professionals receiving more compensation from us than they currently receive from our sponsor;

•	whether and when we seek to sell the company or its assets; and

•	whether and when we merge or consolidate our assets with other companies, including companies affiliated with our Manager.

Duties Owed by Some of Our Affiliates to Our Manager and our Manager’s Affiliates

Our Manager’s officers and directors and the key real estate and debt finance professionals of our sponsor performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of:

•	Rise Companies Corp., our sponsor;

•	Fundrise Advisors, LLC, our Manager;

•	Fundrise, LLC, the owner of the Fundrise Platform;

•	other investment programs sponsored by our sponsor; and

•	other Fundrise entities.

As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

License Agreement

We have entered into a license agreement with our sponsor, pursuant to which our sponsor granted us a non-exclusive, royalty free license to use the name “Fundrise”. See “Management—License Agreement”.

76

Certain Conflict Resolution Measures

Independent Representative

If our sponsor, Manager or their affiliates have a conflict of interest with us that is not otherwise covered by an existing policy we have adopted or a transaction is deemed to be a “principal transaction”, the Manager will appoint an independent representative (the “Independent Representative”) to protect the interests of the shareholders and review and approve such transactions. Any compensation payable to the Independent Representative for serving in such capacity on our behalf will be payable by us. Principal transactions are defined as transactions between our sponsor, Manager or their affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. Our Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include but not be limited to pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices.

On December 2, 2015, the Manager appointed William Thomas Lockard, Jr. to serve as the independent representative (the “Independent Representative”) for the various eREITsTM managed by our Manager, to protect the interests of the shareholders and review and approve any transactions in which our sponsor, Manager or their affiliates have a conflict of interest with us or a transaction deemed to be a “principal transaction”.

Mr. Lockard is currently the Managing Director and Head of Investment Banking for 280 CapMarkets, a fixed-income investment platform. He worked for 30 years as a public finance investment banker at closely held San Francisco-based Stone & Youngberg. Over the course of his banking career he structured more than 500 California local government financings representing more than $6 billion in public infrastructure and housing related projects. Mr. Lockard was a partner in the firm and served on both the firm’s board of directors and executive management committee.

Following the sale of Stone & Youngberg to Stifel, Mr. Lockard joined Rise Companies Corp. in 2014 as a Senior Vice President. Beginning in July 2015, Mr. Lockard transitioned from an employee of Rise Companies Corp. to a senior advisor. In December 2015, Mr. Lockard agreed to become the independent representative of Fundrise Advisors, LLC and no longer acts as a senior advisor to Rise Companies Corp.

Mr.Lockard earned a bachelor’s degree from Stanford University, a master’s degree from Claremont Graduate University, and an MBA from the University of Pennsylvania's Wharton School. Mr.Lockard served as a trustee of the University of Pennsylvania. He is a Stanford University Associate. Currently he is the board treasurer for the Center for Investigative Reporting. He is a board member of the Salesian Boys' and Girls' Club San Francisco. Mr. Lockard has served as treasurer on the boards of Coro of Northern California and the ACLU of Northern California. Mr. Lockard is a full member of the Urban Land Institute, a member of the San Francisco Golden Gate chapter of Lambda Alpha, and a member of the Stanford Real Estate Council.

The Manager believes that Mr. Lockard is independent based on the criteria for an “interested person” set forth in Section 2(a)(19) of the Investment Company Act.

Our Policies Relating to Conflicts of Interest

In addition to the provisions in our operating agreement described below and our Manager’s investment allocation policies described above, we have adopted the following policies prohibiting us from entering into certain types of transactions with our Manager, our sponsor, their officers or any of their affiliates in order to further reduce the potential for conflicts inherent in transactions with affiliates.

Pursuant to these conflicts of interest policies, we may not engage in the following types of transactions unless such transaction is approved by the Independent Representative:

•	sell or lease any investments to our Manager, our sponsor, their officers or any of their affiliates;

•	acquire or lease any investments from our Manager, our sponsor, their officers or any of their affiliates; and

•	invest in or make mortgage loans in which the transaction is with our Manager, our sponsor, their officers or any of their affiliates, including any mortgage loans that are subordinate to any mortgage or equity interest of our Manager, our sponsor, their officers or any of their affiliates.

77

We may, however, purchase an investment from Fundrise Lending or its affiliates in the event that Fundrise Lending or its affiliates initially acquires an investment that is suitable for us at a time when we are unable to do so, with the intention of providing us the opportunity to acquire the investment at a later date when we are able to acquire the investment. As required by our operating agreement, we will not purchase investments from Fundrise Lending or its affiliates in these circumstances without a determination by the Independent Representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to Fundrise Lending or its affiliate, as applicable.

In addition, pursuant to these conflicts of interest policies, we will neither make any loans to our Manager, our sponsor, their officers or any of their affiliates nor borrow money from our Manager, our sponsor, their officers or any of their affiliates, except as otherwise provided in the offering circular or unless approved by the Independent Representative. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the Manager. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by our Manager, our sponsor, their officers or any of their affiliates.

These conflicts of interest policies may be amended at any time in our Manager’s discretion.

Other Operating Agreement Provisions Relating to Conflicts of Interest

Our operating agreement contains many other restrictions relating to conflicts of interest including the following:

Term of our Manager. Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. Our shareholders may remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders. Unsatisfactory financial performance does not constitute “cause” under the operating agreement. Our Manager may withdraw as manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. See “Management—Term and Removal of the Manager”.

Other Transactions Involving Affiliates. Before engaging in a transaction involving an affiliate, our Manager must conclude that all other transactions between us and our sponsor, our Manager, any of their officers or directors, or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. See “Management—Investment Committee of our Manager.”

78

INVESTMENT OBJECTIVES AND STRATEGY

Investment Objectives

Our investment objectives are:

•	to pay attractive and consistent cash distributions; and

•	to preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s investment committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.

Investment Strategy

Through April 25, 2018 our ongoing offering has raised approximately $85,000,000 in capital. We have used, and intend to continue to use substantially all of the net proceeds from our offerings to originate, acquire, asset manage, selectively leverage, syndicate and opportunistically sell investments in a variety of commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and investments in commercial real estate (through majority-owned subsidiaries with rights to receive preferred economic returns). We may also invest in commercial real estate-related debt securities (including CMBS, CDOs and REIT senior unsecured debt), and other real estate-related assets. We seek to create and maintain a portfolio of investments that generate a low volatility income stream that provide attractive and consistent cash distributions. Our focus on investing in debt and debt-like instruments emphasizes the payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation. We expect that our portfolio of investments will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions, although as of December 31, 2017 we have not utilized any leverage. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 40-60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of assets. We seek to secure conservatively structured leverage that is long-term, non-recourse, non-mark-to-market financing to the extent obtainable on a cost effective basis. To the extent a higher level of leverage is employed it may come either in the form of government-sponsored programs or other long-term, non-recourse, non-mark-to-market financing. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy not to borrow more than 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In executing on our business strategy, we believe that we will benefit from our Manager’s affiliation with our sponsor given our sponsor’s strong track record and extensive experience and capabilities as an online real estate origination and funding platform. These competitive advantages include:

•	Our sponsor’s experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and portfolio manage assets;

79

•	Our sponsor’s direct and online origination capabilities, which are amplified by a proprietary technology platform, business process automation, and a large user base, of which a significant portion are seeking capital for real estate projects;

•	Our sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets we intend to acquire and originate;

•	Our sponsor’s experienced portfolio management team which actively monitors each investment through an established regime of analysis, credit review and protocol;

•	Our sponsor’s management team which has a successful track record of making commercial real estate investments in a variety of market conditions; and

•	Our sponsor’s commitment to purchase up to an additional $1 million of our common shares during the distribution support commitment in the amount by which our operating results were less than the amount that would produce a 15% annualized return.

Investment Decisions and Asset Management

Within our investment policies and objectives, our Manager’s investment committee has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of its team of real estate and debt finance professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

We believe that active management is critical to creating value. We develop a well-defined exit strategy for each investment we make. Specifically, we assign an exit or refinance timeline to each asset we acquire prior to its purchase as part of the original business plan for the asset. We then continually re-evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to sell the asset.

To execute our disciplined investment approach, a team of our real estate and debt finance professionals take responsibility for the business plan of each investment. The following practices summarize our investment approach:

•	Local Market Research – The investment team extensively researches the acquisition and/or origination and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

•	Underwriting Discipline – We follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other internal professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

•	Risk Management – Risk management is a fundamental principle in our construction of portfolios and in the management of each investment. Diversification of portfolios by investment type, investment size and investment risk is critical to controlling portfolio-level risk. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. Our real estate and debt finance professionals review the operating performance and history of our joint-venture and development partners against projections and provide the oversight necessary to detect and resolve issues as they arise.

•	Asset Management – Prior to the purchase of an individual asset or portfolio, the Manager closely works with the acquisition and underwriting teams to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. We review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. We have designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

80

Execution on Investment Strategy

Small Deal Sizes + Regulatory Inefficiencies + Urban Infill = Attractive Risk-Adjusted Returns

We believe we owe our current attractive risk-return profile to three core principles:

●	Small Assets: our average origination size is roughly $3,000,000. We believe this has allowed us to find higher returns in assets that fall under the radar of big banks and investment funds.

●	Regulatory Inefficiencies: Greater banking regulations are creating opportunities for nimble lenders like the Income eREIT. The 2008 Financial Crisis transformed the banking sector, opening gaps in the market.

●	Core Urban Infill Location: Nearly every Income eREIT investment is in the core of a major city.

Returns to date have supported our investment thesis to look outside of typical investments made by Wall Street. Although the path less traveled means putting in extra work, our Manager’s strong commitment to originating the highest quality real estate investments remains our top priority. Meanwhile, employment and migration trends reinforce the benefits of targeting deals in major cities and walkable urban cores.

Small Assets

We believe we have secured compelling risk-adjusted returns largely by targeting the small-balance commercial (SBC) loan market, with an average deal size around $3 million. This market has been underserved and poorly penetrated by the largest commercial banks, as small deals often miss the radar of big lenders, or are simply too small for them to profitably finance. According to analytics and appraisal firm Boxwood Means, in 2014, the top 15 commercial lenders commanded just over 20% of the sub-$5 million market, and less than 20% of the sub-$1 million market.

In contrast, we are able to provide smaller-balance loans than many of our larger competitors. While our average investment is approximately $3 million, 2015 loan sizes averaged between $6.5 million and $26.9 million among traditional lenders, according to data from Real Capital Analytics.

81

Successfully issuing small-balance loans requires that significant attention is paid to each individual asset, something that the Income eREIT has been able to achieve through the combination of our Manager’s dedicated underwriting team and the efficient implementation of new technology.

82

Regulatory Inefficiencies

We have capitalized on regulation-induced inefficiencies in the commercial real estate debt market. Historically, smaller local and community banks picked up much of the slack in the SBC debt market. However, according to a 2015 Regulatory Impact Study by the Commercial Real Estate Finance Council, financial industry regulations—legacies of the subprime mortgage crisis—have left these banks saddled with higher cost burdens, constricting their ability to lend.

Meanwhile, new Basel III HVCRE (High Volatility Commercial Real Estate) regulations have limited larger commercial banks’ abilities to issue higher-leverage construction loans, exacerbating the fact that typical leverage levels have been declining since the financial crisis. A 2016 report published by the Mortgage Bankers Association found that the average underwritten loan-to-value ratio for CMBS loans fell by nearly 500 basis points from 2007-15. Coupled with new HVCRE rules, we believe this trend has left open an attractive slice in the capital stack that we have stepped in to fill. This slice offers less risk than common equity due to its mid-level tranche position, coupled with relatively high returns due to limited competition from large banks.

*Note, "preferred equity" also includes investments through wholly owned subsidiaries with rights to preferred economic returns.

Data illustrate the growth of alternative lending in the context of regulatory inefficiencies. The Mortgage Bankers Association found that, from 2014-2015, commercial and multifamily originations increased by just 35% among commercial banks and savings institutions, compared with nearly 70% among alternative lenders like private equity shops and mortgage REITs. Last year, programs sponsored by Rise Companies Corp. significantly surpassed more traditional lending market segments with year-over-year growth in originations of nearly 130%, as of September 2016.

Core Urban Infill Locations

We believe we are poised to benefit from the nation’s overall trend toward urbanization, which is being driven by a combination of forces including delayed coupling and homeownership among Millennials, and an increasing preference for urban living among Baby Boomers.

A CBRE report projects that more than 10% of global GDP growth through 2025 will come from major U.S. cities. The impact on commercial real estate could be profound. In its report, CBRE analyzed time-series data on property fundamentals for both apartment and office properties, and found that, historically, urban locations have appreciably outperformed their suburban counterparts on both rent growth and price appreciation.

Markets in which we have invested have performed particularly well on key migration and employment metrics. Population growth in these markets averaged north of 9% from 2010-2015—nearly 500 basis points above the national growth rate of 4.1%, per the American Community Survey.

83

Employment trends have been another boon. According to Bureau of Labor Statistics data, five of the cities in which we have invested—New York, Los Angeles, Atlanta, Seattle, and Washington, D.C.—added more jobs in 2016 than any other metropolitan areas in the country, except Dallas.

These markets have outperformed not only on job additions, but also on wage growth. According to the Bureau of Labor Statistics, 2016 wage and salary increases in Washington, D.C., Los Angeles, New York, Seattle, and Atlanta each surpassed the national rate.

On the whole, we expect strong continued demand for both residential and commercial assets in core urban infill locations. This, in turn, should bolster property fundamentals and thereby, we believe, protect our invested capital and returns.

Market Overview and Opportunity

We believe that the near and intermediate-term market for investment in commercial real estate loans, commercial real estate and other real estate-related assets is compelling from a risk-return perspective. Given the prospect of low growth for the economy, we favor a strategy weighted toward targeting senior and mezzanine debt which maximize current income, with significant subordinate capital and downside structural protections. In contrast, returns typically associated with pure equity strategies are mostly “back-ended” and are dependent on asset appreciation, capitalization rate compression, cash flow growth, aggressive refinancing and/or sale of the underlying property. We believe that our investment strategy combined with the experience and expertise of our Manager’s management team will provide opportunities to originate investments with attractive current and accrued returns and strong structural features directly with real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our shareholders.

We believe that the following market conditions, which are by-products of the extended credit market dislocation, should create a favorable investment environment for us.

The small balance commercial market is underserved by conventional capital sources and the lending market is fragmented, reducing the availability and overall efficiency for property owners raising funds.

84

According to Boxwood Means LLC, a leading research authority in the small-cap commercial real estate market, small balance commercial (SBC) loan originations under $5 million in value topped $175 billion as of early 2015. However, traditional institutional lenders poorly penetrate the SBC market, which is demonstrated by a secular decline of SBC loans held on bank balance sheets. The top 15 lenders – all commercial banks – accounted for only 23% of total volume last year. By contrast, the top 5 residential lenders command close to 50% of total originations.

The inefficiency and fragmentation of the SBC market has resulted in a relatively favorable pricing dynamic. As of April 2015, there is the largest spread in prices between the Core Commercial CPPI component and the Boxwood SCPI-117 since 2005. The size of the gap illustrates the potential value discrepancy of small cap commercial real estate relative to institutional properties.

Exhibit 16: Historical Leverage

85

More stringent regulatory environment for lending has increased standards and reduced proceeds for borrowers, frequently creating a gap of funding between the senior debt and the borrower’s available equity capital.

According to Keefe, Bruyette & Woods, Inc., a Stifel Company, average loan-to-values are 68%, a 10-year historic low. Contraction of the banking system and capital adequacy issues have greatly diminished the capacity of major banks to provide commercial mortgage loans and credit facilities to property owners. The banking industry has been transformed by bankruptcies, including the seizure of approximately 195 banks by the Federal Deposit Insurance Corporation, or FDIC (25 in 2008, 140 in 2009 and 30 more by March 12, 2010), and the tightening of lending standards at commercial banks. The conservative lending environment has created an opportunity for flexible capital to fill the funding gap required to fully capitalize properties.

Concentration of fundraising among the largest private equity funds has increased the difficulty for real estate companies to raise equity or mezzanine investments of less than $10,000,000.

One of the responses to the 2008 recession, according to Preqin Global Private Equity Report, has been growth in the average size of investment funds, whereby large investors have been investing more of their capital with managers that have extensive track records, and are therefore, by nature, raising much larger funds. In 2014, funds of a size equivalent to $1.5 billion or more accounted for 58% of all private equity capital raised; while, first-time managers only accounted for 7% of capital raised. The average fund size hit a record of greater than $600,000,000. Larger funds consequently focus on larger deals in order to deploy their capital fully and effectively.

86

The decline in construction lending volume and tightening of credit standards from traditional sources of financing for commercial real estate has decreased debt capital available for construction and land development.

Construction lending fell precipitously since the 2008 recession. The FDIC report shows that outstanding construction loans for both residential and commercial projects have only recently recovered from the nadir. Data from Sageworks, a financial information company, shows that construction and land development loans were 5.14% of total loans and leases as of year-end 2014, down from 8.88% in March 2008, despite the fact that loss rates for construction and land development loans have fallen from 3.58% of average loan balances in December 2009 to 0.24% as of late 2014. Although construction lending has increased since the bottom of the cycle, stricter lending standards have still left open attractive sections in the market. According to an American Banking Association survey, a quarter of U.S. banks also cited hard caps on commercial lending imposed by regulators and other supervisory requirements as a reason for decreased construction lending.

 Targeted Investments

We seek to acquire a diversified portfolio of commercial real estate investments consisting primarily of commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and investments in commercial real estate. We may also invest in commercial real estate-related debt securities (including CMBS, CDOs and REIT senior unsecured debt), select commercial real estate equity investments and other real estate-related assets. We target assets that generally offer predictable current cash flow and attractive risk-adjusted returns based on the underwriting criteria established and employed by our Manager. Our ability to execute our investment strategy is enhanced through access to our sponsor’s direct origination capabilities, as opposed to a strategy that relies solely on buying assets in the open market from third party originators. We seek to invest in a portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is secured by high-quality commercial real estate; (iii) includes subordinate capital investments by strong sponsors that support our investments and provide downside protection; and (iv) possesses strong structural features that will maximize repayment potential.

Commercial Real Estate Loans

We have acquired, and intend to continue to acquire commercial real estate loans by directly originating the loans and by purchasing them from third party sellers. Although we generally prefer the benefits of direct origination, the current market conditions have created situations where holders of commercial real estate debt may be in distress and are therefore willing to sell at prices that compensate the buyer for the lack of control typically associated with directly structured investments. The experience of our Manager’s management team in making distressed investments greatly augments our capabilities in this area.

Our primary focus is to originate and invest in the following types of commercial real estate loans:

Senior Mortgage Loans. We have invested in, and intend to continue to invest in senior mortgage loans that are predominantly three to five year term loans providing capital for the acquisition, refinancing or repositioning of quality real estate and may be fixed or floating rate loans that immediately provide us with current income, which we refer to as current-pay loans. We expect that our senior mortgage loans will be primarily backed by properties located in the U.S., and we expect to continue invest in senior mortgage loans with low loan-to-value ratios. We may selectively syndicate portions of these loans, including senior or junior participations that will effectively provide permanent financing or optimize returns which may include interest-only portions.

87

Senior mortgage loans provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s favorable control features which at times means control of the entire capital structure. Because of these attributes, this type of investment receives favorable treatment from third party rating agencies and financing sources, which should increase the liquidity of these investments.

Subordinated Mortgage Loans, or B-Notes. We may also invest in structurally subordinated first mortgage loans and junior participations in first mortgage loans or participations in these types of assets, commonly referred to as B-Notes, secured by quality real estate properties primarily located in the U.S. We may create subordinated mortgage loans by creating participations of our directly originated first mortgage loans generally through syndications of senior interests or co-origination with a senior lender or we may buy such assets directly from third party originators. Further, we expect that the re-emergence of the CMBS market will allow us to originate first mortgage loans to property owners with near-term liquidity issues and will allow us to contribute the senior AAA rated proceeds of the origination for inclusion in securitizations while retaining the subordinate debt at attractive returns. Due to the current credit market weakness and resulting dearth of capital available in this part of the capital structure, we believe that the opportunities to both directly originate and to buy subordinated mortgage investments from third parties on favorable terms will continue to be attractive.

Investors in subordinated mortgage loans are compensated for the increased risk of such assets from a pricing perspective as compared to first mortgage loans but still benefit from a lien on the related property. Investors typically receive principal and interest payments at the same time as senior debt unless a default occurs, in which case these payments are made only after any senior debt is paid in full. Rights of holders of subordinated mortgage loans are usually governed by participation and other agreements that, subject to certain limitations, typically provide the holders with the ability to cure certain defaults and control certain decisions of holders of senior debt secured by the same properties (or otherwise exercise the right to purchase the senior debt), which provides for additional downside protection and higher recoveries.

Mezzanine Loans. These are loans secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns commercial real property. We may own mezzanine loans directly or we may hold a participation in a mezzanine loan or a sub-participation in a mezzanine loan. Mezzanine loans may be either short (three to five year) or longer (up to 10 year) terms and may be fixed or floating rate. These loans are predominantly current-pay loans (although there may be a portion of the interest that accrues if cash flow generated by the related property is not sufficient to pay current interest) and may provide for participation in the value or cash flow appreciation of the underlying property, which participation is known as an “equity kicker” as described below. We believe that opportunities to both directly originate and to buy mezzanine loans from third parties on favorable terms will continue to be attractive. In the current market, mezzanine loans can be the key piece of capital to bridge the gap between senior debt and borrower equity during a refinance or acquisition. Therefore, we expect to achieve favorable terms — both economic and structural — on the mezzanine loans in which we invest.

Investors in mezzanine loans are compensated for the increased risk of such assets from a pricing perspective and still benefit from the right to foreclose, in many instances more efficiently than senior mortgage debt. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take control on an expedited basis of the property-owning entity, subject to the rights of the holders of debt senior in priority on the property. Rights of holders of mezzanine loans are usually governed by intercreditor or interlender agreements that provide such holders with the right to cure certain defaults and control certain decisions of holders of any senior debt secured by the same properties (or otherwise exercise the right to purchase the senior debt), which provides for additional downside protection and higher recoveries.

Nonetheless, these types of investments involve a higher degree of risk relative to a senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender if the mezzanine lender is unable to cure senior mortgage defaults. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loans or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt has been repaid.

88

Commercial Real Estate-Related Debt Securities

In addition to our focus on origination of and investments in commercial real estate and commercial real estate loans, we may also invest in commercial real estate-related debt securities such as CMBS, CDOs, unsecured debt issued by REITs and interests in other securitized vehicles that own real estate-related debt. While we may invest in any commercial real estate-related debt securities, we expect that the majority of these investments would be CMBS.

CMBS. CMBS are commercial mortgages which are pooled together in a trust. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans. The commercial mortgage security is structured with credit enhancement to protect against potential cash flow delays and shortfalls. This credit enhancement usually takes the form of allocation of loan losses to investors in reverse sequential order (equity to AAA classes), whereas interest distributions and loan prepayments are usually applied sequentially (AAA classes to equity).

The typical commercial mortgage is a five or ten year loan, with a 30-year amortization schedule and a balloon principal payment due on the maturity date. Most fixed-rate commercial loans have strong prepayment protection and require prepayment penalty fees or defeasance. The loans are structured in this manner to maintain the collateral pool’s cash flow or to compensate the investors from foregone interest collections.

CDOs. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities, B-Notes, mezzanine loans, REIT debt and credit default swaps. Like typical securities structures, in a CDO, the assets are pledged to a trustee for the benefit of the holders of the bonds. CDOs often have reinvestment periods that typically last for five years during which proceeds from the sale of a collateral asset may be invested in substitute collateral. Upon termination of the reinvestment period, the static pool functions very similarly to a CMBS securitization where repayment of principal allows for redemption of bonds sequentially.

Publicly-Traded REIT Securities. We may also choose to invest in senior unsecured debt securities of publicly-traded equity REITs. Publicly-traded equity REITs typically own large, diversified pools of commercial real estate properties and employ moderate leverage. Most of these companies specialize in particular property types such as regional malls, office properties, apartment properties and industrial warehouses. Corporate bonds issued by these types of REITs are usually rated investment grade and benefit from strong covenant protection.

Ratings of Commercial Real Estate-Related Debt Securities. For CMBS and CDOs, the securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the securities. Based on the sequential payment priority, the risk of nonpayment for the AAA securities is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade classes, non-investment grade classes or the equity of securitizations.

Investments in Commercial Real Property

In instances where we invest through a majority-owned subsidiary, we have major decision rights over matters, including, but not limited to, financing, refinancing, sale, and material changes to the underlying real estate. Our majority-owned subsidiaries generally make investments that meet the following criteria: (i) our subsidiary exercises ongoing control rights over the management of the underlying property (e.g., consent rights over sale, refinance, major project decisions, development plans, budgets, raising additional equity or debt, etc.), (ii) our subsidiary has approval rights in connection with any material decision pertaining to the administration and servicing of any mortgage loan and with respect to any material modification of such mortgage loan agreements that encumber the underlying property, (iii) our subsidiary has recognition from the mortgage lender entitling it to notice of defaults, the right to readily cure monetary or non-monetary defaults or purchase the mortgage loan in the event of a default on the mortgage loan, and (iv) our subsidiary has the right to unilaterally force the sale or purchase the property upon a default under the operating agreement, and, through its ownership of the property-owning entity, become the sole owner of the underlying property.

89

Multifamily and Commercial Properties

We may acquire and develop multifamily and commercial properties for rental operations as apartment buildings and/or for income producing properties. In each case, these multifamily and commercial properties must meet our investment objectives and may include conventional multifamily properties, such as mid-rise, high-rise, and garden-style properties, as well as student housing, age-restricted properties (typically requiring at least one resident of each unit to be 55 or older), industrial, office, and retail properties. Specifically, we may acquire commercial assets that may benefit from enhancement or repositioning and development assets. We may purchase any type of property, including properties that require capital improvement or lease-up, to enhance shareholder returns. Location, condition, design and amenities are key characteristics for commercial assets. We focus on major metropolitan areas and other markets and submarkets that are deemed likely to benefit from ongoing population shifts and/or that are poised for high growth potential.

The terms and conditions of any lease that we enter into with our residents may vary substantially; however, we expect that a majority of our leases will continue to be standardized leases customarily used between landlords and tenants for the specific type and use of the property in the geographic area where the property is located. In the case of apartment communities, such standardized leases generally have terms of one year or less. All prospective residents for our apartment communities are required to submit a credit application.

Commercial real estate investments constitute a growing portion of our sponsor’s historical investments, therefore we intend to continue to leverage our sponsor’s management team’s extensive prior experience in the commercial real estate sector, as well as our sponsor’s origination capabilities and extensive financial institution relationships to identify these investment opportunities that are appropriate for our investment portfolio at the appropriate time in the real estate cycle. Certain owners of commercial real property are suffering distress. This fact and reduced demand by buyers for such properties has led to price reduction and as a result, the opportunity for higher returns. Improved economics may present an opportunity for us to acquire such properties. We expect that our acquired properties would have occupancy levels consistent with the performance of the local market and would generate accretive and immediate cash flow. Although current market conditions may allow us to acquire properties with little or no leverage, given the stabilized nature of the targeted properties, we may apply modest levels of leverage to enhance our returns. In particular, our sponsor and its real estate professionals who have been performing services for us on behalf of our Manager have extensive experience in acquiring, managing and disposing of net lease properties. Net lease properties generally have a small number of tenants with longer leases and few or no landlord responsibilities. We will manage and dispose of any real property assets we acquire in the manner that our Manager determines is most advantageous to us.

Other Real Estate Investments

We may invest in private issuances of equity or debt securities of public companies; and in a loan, security or other full recourse obligations for which the business of the related obligor is significantly related to real estate.

These investments may or may not have a scheduled maturity and are expected to be of longer duration (five-to-ten year terms) than our typical portfolio investment. Such investments are expected to be fixed rate (if they have a stated investment rate), and may have accrual structures and provide other distributions or equity participations in overall returns above negotiated levels. These investments are also expected to be collateralized or otherwise backed primarily by U.S. real estate collateral.

We do not anticipate allocating a large amount of our capital or time to these investments initially but as market conditions begin to improve we believe that compelling opportunities will arise that should generate significant returns.

Investments in Government Sponsored Programs

If we meet the qualifications established by the FDIC, we may elect to invest in any existing or future programs sponsored by the government to facilitate the investment in assets of the type we seek to acquire for our portfolio, to the extent consistent with our investment strategies and objectives.

90

Other Possible Investments

Although most of our investments are currently of the types described above, we may make other investments, such as international investments. In fact, we may invest in whatever types of interests in real estate- or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate- or debt-related assets, our conflicts of interest policy and operating agreement do limit certain types of investments involving our Manager, our sponsor, their officers or any of their affiliates. See “Conflicts of Interest—Certain Conflict Resolution Measures.”

Investment Process

Our Manager has the authority to make all the decisions regarding our investments consistent with the investment guidelines and borrowing policies approved by our Manager’s investment committee and subject to the limitations in our operating agreement and the direction and oversight of our Manager’s investment committee. Our Manager’s investment committee must approve all investments other than investments in commercial real estate loans and commercial real estate-related debt securities. With respect to investments in commercial real estate loans and commercial real estate-related debt securities, our Manager’s investment committee has adopted investment guidelines that our Manager must follow when acquiring such assets on our behalf without the approval of our Manager’s investment committee. We have not and will not, however, purchase or lease assets in which our Manager, any of our officers or any of their affiliates has an interest without a determination by the Independent Representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to the affiliated seller or lessor. In the event that two or more members of the investment committee are interested parties in a transaction, the Independent Representative will consider and vote upon the approval of the transaction. Our Manager’s investment committee will formally review at a duly called meeting our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment guidelines must be approved by our Manager’s investment committee.

91

Our Manager focuses on the direct origination and select purchasing of commercial real estate loans. It sources our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and securitization or lending departments of major financial institutions.

In selecting investments for us, our Manager utilizes our sponsor’s established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that our Manager considers when evaluating prospective investment opportunities include:

•	macroeconomic conditions that may influence operating performance;

•	real estate market factors that may influence real estate lending and/or economic performance of the underlying real estate collateral;

•	fundamental analysis of the underlying real estate collateral, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

•	the operating expertise and financial strength of the sponsor or borrower;

•	real estate and leasing market conditions affecting the underlying real estate collateral;

•	the cash flow in place and projected to be in place over the term of the loan;

•	the appropriateness of estimated costs and timing associated with capital improvements of the underlying real estate collateral;

•	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the underlying asset;

•	review of third-party reports, including appraisals, engineering and environmental reports;

•	physical inspections of underlying real estate collateral and analysis of markets; and

•	the overall structure of the investment and rights in the loan documentation.

If a potential investment meets our Manager’s underwriting criteria, our Manager reviews the proposed transaction structure, including security, reserve requirements, cash flow sweeps, call protection and recourse provisions. Our Manager evaluates the asset’s position within the overall capital structure and its rights in relation to other capital tranches. Our Manager analyzes each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the underlying real estate collateral.

92

Borrowing Policy

We believe that our sponsor’s ability to obtain both competitive interim and term financings and its relationships with top tier financial institutions should continue to allow our Manager to successfully employ moderate levels of borrowing in order to enhance our returns to shareholders. Although our investment strategy is not contingent on financing our assets in the capital markets, our sponsor’s past experience and ability in structuring and managing match-funded, flexible term debt facilities and securitization vehicles should continue to provide our Manager with an advantage in potentially obtaining conservatively structured term financing for many of our investments, to the extent available, through capital markets and other financing transactions, including allowing our Company to be among the first to access the capital markets when conditions permit.

We may employ leverage in order to provide more funds available for investment, although as of December 31, 2016 we have not utilized any leverage. We believe that careful use of conservatively structured leverage will help us to achieve our diversification goals and potentially enhance the returns on our investments. We expect that once we have fully invested the proceeds of this and our initial offering, our debt financing, on a portfolio-wide basis, will be between 40-60% of the greater of the cost (before deducting depreciation or other non cash reserves) or fair market value of our assets, although it may exceed this level during our offering stage. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy to not borrow more than 75% of the greater of cost (before deducting depreciation or other non cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our Manager and its executive officers review and monitor credit risk and other risks of loss associated with each investment. In addition, we seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our Manager’s investment committee monitors the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to “match-fund”, which means our Manager seeks to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through hedging activities.

Hedging Activities. We may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our shareholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when our Manager believes, based on all relevant facts, that bearing such risk is advisable or economically unavoidable.

Equity Capital Policies. Under our operating agreement, we have authority to issue an unlimited number of additional common shares or other securities. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, our Manager may elect to: (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings or (iii) issue shares to our Manager, or its successors or assigns, in payment of an outstanding fee obligation or to Fundrise Lending, LLC pursuant to its commitment to purchase shares under its distribution support commitment. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

93

Disposition Policies

The period that we will hold our investments in commercial real estate loans, commercial real estate and other real estate-related assets will vary depending on the type of asset, interest rates and other factors. Our Manager develops a well-defined exit strategy for each investment we make. Our Manager continually performs a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return to our shareholders. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions have maximized its value to us or the sale of the asset would otherwise be in our best interests.

Liquidity Event

Subject to then existing market conditions, we may consider alternatives to our liquidation as a means for providing liquidity to our shareholders within approximately five to seven years from the completion of our initial offering (December 5, 2016). While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale or roll-off to scheduled maturity of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our shareholders.

Prior to our completion of a liquidity transaction, our redemption plan may provide an opportunity for you to have your common shares redeemed, subject to certain restrictions and limitations. See “Description of our Common Shares—Redemption Plan.”

94

PLAN OF OPERATION

General

Fundrise Real Estate Investment Trust, LLC is a Delaware limited liability company formed to acquire and manage a diversified portfolio of commercial real estate loans, commercial real estate-related debt securities and commercial real estate equity investments. We have acquired, and intend to continue to acquire senior and subordinate mortgage, mezzanine, bridge and other commercial real estate loans, and to invest in commercial real estate and commercial real estate-related debt securities primarily originated by our sponsor or its affiliates. In addition, we may acquire any real properties or commercial real estate equity investments that in the opinion of our Manager, meets our investment objectives. We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide attractive and stable returns to our investors. We may make our investments through direct loan origination, the acquisition of individual loan or securities assets or by acquiring portfolios of assets, other mortgage REITs or companies with investment objectives similar to ours.

Fundrise Advisors, LLC is our Manager. As our Manager, it manages our day-to-day operations and our portfolio of commercial real estate loans, commercial real estate and other real estate-related assets. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of our Manager’s investment committee. Our sponsor will also provide asset management, marketing, investor relations and other administrative services on our behalf.

We elected to be treated as a REIT under the Code, commencing with our taxable year ended December 31, 2015. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we were organized and operated in a manner that enabled us to qualify for treatment as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Competition

Our net income depends, in large part, on our ability to originate investments with attractive risk-adjusted yields. In originating these investments, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, private funds, other lenders, governmental bodies and other entities, as well as online lending platforms that compete with the Fundrise Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous mortgage REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

95

Liquidity and Capital Resources

We are dependent upon the net proceeds from this and our initial offering to conduct our proposed operations. We have obtained and will continue to obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our initial offering, this offering and any future offerings we may conduct, as well as from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

We will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Through April 25, 2018, our ongoing offering has raised an aggregate of approximately $85 million (not including the approximate $1.2 million received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor, and the distribution support commitment). In the 12-month period prior to April 25, 2018, we had settled subscriptions for approximately $35 million. We are continuing to offer up to $15,113,931 in our common shares, which represents the value of the shares available to be offered as of April 25, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

As of December 31, 2017, while we have entered into the Promissory Grid Note described below, we have not made any draws on such Promissory Grid Note, and we have not utilized any leverage, however because certain of our investments include both quarterly current interest payments and interest paid-in kind upon redemption or repayment of our investments, there may be differences between net income from operations and cash flow generated from our investments. In order to manage this difference between accrued paid-in kind interest and the distribution requirements of a REIT, we have entered into a promissory grid note with our sponsor for up to $10 million. See section entitled “Plan of Operation – Related Party Loans and Warehousing of Assets – Promissory Grid Note” for a fuller description of the promissory grid note. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 40-60% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 75% of the greater of cost (before deducting depreciation or other non cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our offering stage, these payments include payments for reimbursement of certain offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our Manager in providing services to us. For a discussion of the compensation to be paid to our Manager, see “Management Compensation”.

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2015. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Manager may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a quarterly or other periodic basis. We have not established a minimum distribution level.

96

Related Party Loans and Warehousing of Assets

If we have sufficient funds to acquire only a portion of a loan or other investment then, in order to cover the shortfall, we will obtain a related party loan from, or issue a participation interest to, Fundrise Lending or its affiliates. Our operating agreement expressly authorizes us to enter into such related party loans and to issue such participation interests. Each related party loan and participation interest will be an unsecured obligation of ours, that is payable solely to the extent that such related party loan or participation interest remains outstanding. In addition to the proceeds from our initial offering, we will use the proceeds from this offering to pay down the principal and interest of the related party loan or the principal of the outstanding participation interests, as appropriate, reducing the payment obligation of the related party loan or participation interest, and our obligation to the holder of the related party loan or participation interest. We may also utilize related party loans, from time to time, as a form of leverage to acquire investments.

In instances where a participation interest is outstanding, payments of the participation interest will be pari passu (i.e., of equal seniority) to our right to payment from the underlying asset, and any payments received from the underlying asset will be subsequently distributed pro rata (i.e., in equal proportion to their proportionate interest) among us and the participation interest holder. In the event that we sell a sufficient number of common shares through this and our initial offering to fully extinguish the principal of an outstanding participation interest, we will repay the participation interest, and, other than any accrued but unpaid return due to it from the underlying asset, the holder of the participation interest will no longer hold any obligation of ours with regard to payment. It is anticipated that each participation interest will have a varying return that is dependent upon, and will generally be identical to, the projected return on the underlying asset.

As an alternative means of acquiring loans or other investments for which we do not yet have sufficient funds, Fundrise Lending or its affiliates may close and fund each loan or other investment prior to it being acquired by us. This ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We may then acquire such investment at a price equal to the fair market value of such investment, which will generally equal the cost of the investment (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of our acquisition.

Promissory Grid Note

On December 10, 2015, we entered into a Promissory Grid Note (the “Promissory Grid Note”), as borrower, with Rise Companies Corp. (“Lender”) as the lender. The Promissory Grid Note has been amended from time to time since that date. Lender is the parent company and sole member of our Manager. Accordingly, prior to entering into the Promissory Grid Note, the Independent Representative reviewed and approved of the terms of the Promissory Grid Note.1

The terms of the currently outstanding amended and restated Promissory Grid Note (entered into October 31, 2017) are summarized below:

Availability. The Promissory Grid Note is a revolving line of credit in the aggregate principal amount of $10 million. The aggregate amount of the loans made under the Promissory Grid Note that is from time to time outstanding may not exceed $10 million. As of April 30, 2018, there were seven (7) other similar promissory grid notes outstanding to other programs sponsored by the Lender with the aggregate amount of available funding under all such notes subject to the $10 million principal amount.

Collateral. The Promissory Grid Note is an unsecured line of credit.

Interest. Any principal drawn down under the Promissory Grid Note will bear interest at a rate equal to 2% per annum, calculated on a 30-day month / 360-day year basis.

Maturity Date. All outstanding principal and interest on the Promissory Grid Note is due and payable on January 31, 2019.

As of April 30, 2018, we had no amounts outstanding under the promissory grid note.

1

97

Results of Operations

Fundrise Real Estate Investment Trust, LLC is a Delaware limited liability company formed on May 15, 2015 to originate, invest in and manage a diversified portfolio of commercial real estate investments. Through April 25, 2018 our ongoing offering has raised approximately $85,000,000 in capital. We have used, and continue to expect to use substantially all of the net proceeds from our offerings to originate, acquire and structure commercial real estate loans (including senior mortgage loans, subordinated mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans) and investments in commercial real estate. We are externally managed by Fundrise Advisors, LLC, or our Manager, which is an investment adviser registered with the Securities and Exchange Commission, or SEC, and a wholly-owned subsidiary of our sponsor, Rise Companies Corp., the parent company of Fundrise, LLC, our affiliate. Registration with the SEC does not imply a certain level of skill or training. Fundrise, LLC owns and operates an online investment platform www.fundrise.com. On December 5, 2015, we commenced operations upon our satisfying the $1.0 million minimum offering requirement (not including the $200,000 received in the private placements to our sponsor and Fundrise, LP).

Through April 25, 2018, our ongoing offering has raised an aggregate of approximately $85 million (not including the approximate $1.2 million received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor, and the distribution support commitment). In the 12-month period prior to April 25, 2018, we had settled subscriptions for approximately $35 million. We are continuing to offer up to $15,113,931 in our common shares, which represents the value of the shares available to be offered as of April 25, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

As of February 2017, pursuant to the distribution support agreement, Fundrise, LP had purchased 100,000 of our common shares for an aggregate purchase price of $1,000,000, thus fulfilling its obligations under the distribution support agreement. Fundrise, LP is not obligated to make any further purchases of our common shares.

Our primary investment types are as follows:

• Commercial Real Estate Debt – Our commercial real estate debt investments include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests and unconsolidated joint ventures.

• Select Commercial Real Estate Equity Investments – Our commercial real estate equity investments include direct and indirect ownership in real estate and select real estate assets that may be structurally senior to a third-party partner’s equity and frequently have rights to preferred economic returns.

We believe that these investment types are complementary to each other due to overlapping sources of investment opportunities and common reliance on real estate fundamentals and application of similar portfolio management skills to maximize value and to protect capital.

We have operated in a manner intended to qualify as a REIT for federal income tax purposes beginning with the year ended December 31, 2015. We elected REIT status on our initial tax return filing for our taxable year ended December 31, 2015, 2016, and 2017, respectively.

Our Investments

Overview

In 2017, our Manager continued to execute on our strategy of providing investors with consistent cash distributions. Our strategy has focused on acquiring high-quality debt and debt-like investments to generate a low-volatility income stream, while producing an attractive annual risk-adjusted return. Assuming we continue to acquire and hold substantially similar assets, we expect to continue to pay an average annualized dividend between 10-11%; however, there can be no assurance that we will achieve our investment objectives, that such projections will be accurate that we will continue to pay dividends at such level in the future.

We believe that we have been able to achieve compelling returns largely by targeting the underserved small-balance commercial loan market, and by capitalizing on regulation-induced inefficiencies. We believe that we are poised to continue providing a robust income stream thanks to our focus on high-quality assets in core urban infill locations, partnerships with experienced sponsors, and proactive management to help mitigate potential downside risk.

98

Asset Highlights

Pittsburgh Ace Hotel – Controlled Subsidiary: The 63-room hotel opened in December 2015 in the revitalized East Liberty neighborhood of Pittsburgh. Housed in a restored pre-war YMCA building, the trendy hotelier is located within walking distance of Google’s campus—situated in a former Nabisco factory.

Downtown Washington, D.C. Apartments – Controlled Subsidiary: This recently completed 56-unit luxury mixed-use property is located at the intersection of 14th and U Streets NW—among the District’s highest-demand residential and retail corridors. As of March 2017, roughly 32% of its apartments are already leased, and Lululemon opened a retail outpost on the ground floor in early February 2017. We expect strong demographics will continue to support both the residential and retail components of the project.

Long Island City Condos – Senior Loan: As would-be Manhattanites face a median condo price north of $2.6 million, or nearly $2,000/square foot, burgeoning outer-borough neighborhoods like Long Island City are seeing a surge in demand for housing. Priced under $1,500/square foot, with our basis well below that cost, we expect that these condos will see robust demand from the city’s underserved entry-level luxury buyers. Local office developments may also bolster demand.

Investments Summaries

The following tables summarize the asset acquisitions the Company has made as of April 13 , 2018. Fuller descriptions of each of these assets may be found in the Investments Overview sections below.

99

Senior Secured Loans	Location	Type of property	Date of Acq.	Interest Rate (1)	Maturity Date (2)	Total Commitment (3)	LTV (4)	LTC (5)

New York Senior Loan *	Long Island City, NY	Condo	12/15/2015	11.0%	12/11/2017	$1,990,000	—	80.0%
CPG Senior Loan(7)	Phoenix, AZ	Multifamily	12/30/2015	11.0%	12/29/2016	$837,000	—	60.0%
Clermont Senior Loan*	Atlanta, GA	Hotel	01/07/2016	10.0%	01/31/2022	$3,019,355	67.0%	—
Fairmount Senior Loan (8)	Atlanta, GA	Retail	01/21/2016	12.0%	01/20/2017	$4,600,000	—	82.0	%(6)
Ascent Senior Loan	Long Island City, NY	Condo	01/27/2016	11.0%	01/27/2018	$3,177,000	—	80.6%
Van Nuys Senior Loan (9)	Van Nuys, CA	Land	02/19/2016	12.0%	10/11/2017	$4,900,000	—	72.6%
Continuum Mateo Senior Loan* (10)	Los Angeles, CA	Land	04/06/2016	9.0%	04/05/2017	$7,315,000	—	75.0%
Stradella Court Senior Loan (11)	Los Angeles, CA	Land	09/14/2016	8.5%	08/24/2017	$1,760,000	—	62.0%
Otsego Homes Senior Loan (12)	Los Angeles, CA	Land	01/10/2017	9.0%	06/26/2018	$2,460,000	—	71.0%
Gramercy Homes Senior Loan	Los Angeles, CA	Land	05/01/2017	9.5%	01/01/2019	$10,000,000	72.7%	72.0%
Melrose Senior Loan* (13)	Los Angeles, CA	Land	05/31/2017	11.0%	10/16/2017	$1,588,019	48.0%	—
Pacer Hollywood Senior Loan*	Los Angeles, CA	Land	11/02/2017	10.0%	05/02/2018	$5,985,000	86.0%	84.0%
Huron River Senior Loan	Ann Arbor, MI	Multifamily	03/30/2018	7.50%	03/29/2020	$4,900,000	79.0%	81.7%

* Acquisition was reviewed and approved by the Independent Representative prior to its consummation, with such determination that the transaction was fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset was to the affiliated seller.

(1)	Interest Rate refers to the projected the annual interest rate on each senior loan. The interest rate presented does not distinguish between interest that is paid current and interest that accrues to the maturity date, nor does it include any increases in interest rate that may occur in the future.

(2)	Maturity Date refers to the initial maturity date of each senior loan, and does not take into account any extensions that may be available.

(3)	Total Commitment refers to the total commitment made by the Company to fund the senior loan, not all of which may have been funded on the acquisition date.

(4)	LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated future value of the underlying asset at stabilization as determined by our Manager. LTVs presented are as of the date of acquisition by the Company, and have not been subsequently updated. There can be no assurance that such value will be achieved. We generally use LTV for properties that are generating cash flow.

(5)	LTC, or loan-to-cost ratio, is the approximate amount of the total commitment plus any other debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC for properties that are subject to construction. LTCs presented are as of the date of acquisition by the Company, and have not been subsequently updated. There can be no assurance that the anticipated completion cost will be achieved.

(6)	LTC presented is a combined LTC of the Fairmount Senior Loan and the Fairmount Controlled Subsidiary.

(7)	On June 14, 2016, the entirety of the CPG Senior Loan was paid off and is no longer outstanding.

(8)	On January 19, 2017, the Fairmount Senior Loan was paid off and is no longer outstanding.
(9)	On December 22, 2017, the Van Nuys Senior Loan was paid off and is no longer outstanding.
(10)	On September 20, 2017, the Continuum Mateo Senior Loan was paid off and is no longer outstanding.
(11)	April 5, 2017, the Stradella Court Senior Loan was paid off and is no longer outstanding.
(12)	On January 5, 2018, the Otsego Homes Senior Loan was paid off and is no longer outstanding.On
(13)	On March 5, 2018, the Melrose Senior Loan was paid off and is no longer outstanding.

100

Commercial Real Property Controlled Subsidiaries	Location	Type of property	Date of Acq.	Annual Return (1)	Redemption Date (2)	Total Commitment (3)		LTV (4)	LTC (5)
Ace Hotel Controlled Subsidiary*	Pittsburgh, PA	Hotel	12/15/2015	15.0%	11/13/2018	$2,275,000		75.0%	37.0%
Fairmount Controlled Subsidiary (7)	Atlanta, GA	Retail	01/21/2016	16.0%	01/20/2021	$910,000		—	82.0	%(6)
Grove Controlled Subsidiary	Cordova, TN	Multifamily	03/02/2016	12.5%	12/01/2022	$3,750,000		87.3%	—
Vukota Stratus Controlled Subsidiary	Colorado Springs, CO	Multifamily	04/29/2016	12.0%	09/01/2023	$4,000,000		85.0%	—
Elysium 14 Controlled Subsidiary	Washington, DC	Multifamily	05/10/2016	10.9%	09/10/2018	$6,475,000	(8)	—	89.0%
Brandywine Controlled Subsidiary	Wilmington, DE	Multifamily	09/11/2017	11.0%	09/10/2025	$4,000,000		—	77.9%
Waypoint Sarasota Controlled Subsidiary	Sarasota, FL	Multifamily	10/11/2017	11.0%	04/11/2021	$4,600,000		59.1%	69.4%
JF Bonneville Controlled Subsidiary*	Salt Lake City, UT	Multifamily	10/19/2017	14.0%	07/02/2018	$2,517,500		65.3%	—
JVM Aventine Controlled Subsidiary	Aurora, IL	Multifamily	10/30/2017	10.0%	04/01/2023	$8,000,000		80.3%	—
Vukota Bluffs Controlled Subsidiary*	Colorado Springs, CO	Multifamily	11/10/2017	12.0%	09/10/2025	$931,960		85.0%	—
Vukota Woodmen Controlled Subsidiary*	Colorado Springs, CO	Multifamily	11/10/2017	12.0%	10/01/2024	$1,114,300		82.1%	—
Breckenridge Aspen Heights Controlled Subsidiary	Springfield, MO	Multifamily	12/11/2017	11.0%	01/01/2026	$4,500,000		70.6%	—
705 Edgewood Controlled Subsidiary*	Washington, DC	Retail	01/08/2018	13.0%	05/26/2020	$2,666,200		59.5%	—

* Acquisition was reviewed and approved by the Independent Representative prior to its consummation, with such determination that the transaction was fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset was to the affiliated seller or lessor.

(1)	Annual Return refers to the projected annual preferred economic return that we are entitled to receive with priority payment over the other equity invested in the property. The annual return presented does not distinguish between returns that are paid current and those that accrue to the redemption date, nor does it include any increases in annual return that may occur in the future.

(2)	Redemption Date refers to the initial or redemption date of each asset, and does not take into account any extensions that may be available.

(3)	Total Commitment refers to the total commitment made by the Company in acquiring the asset, not all of which may have been funded on the acquisition date.

(4)	LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated future value of the underlying asset at stabilization as reasonably determined by our Manager. There can be no assurance that such value will be achieved. We generally use LTV for properties that are generating cash flow.

(5)	LTC, or loan-to-cost ratio, is the approximate amount of the total commitment plus any other debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC for properties that are under construction. There can be no assurance that the anticipated completion cost will be achieved.

(6)	LTC presented is a combined LTC of the Fairmount Senior Loan and the Fairmount Controlled Subsidiary.

(7)	On January 19, 2017, the Fairmount Controlled Subsidiary redeemed our equity in full.
(8)	On January 12, 2018, we increased our total commitment in the Elysium 14 Investment from $4,475,000 to $6,475,000, and revised the New Elysium Operative Agreement to reduce the annual return from 12.5% to 10.9%, and extended the redemption date to September 10, 2018.

101

Other Real Estate Related Investments	Location	Type of property	Date of Acq.	Annual Return (1)	Redemption Date (2)	Total Commitment (3)	LTV (4)		LTC (5)
Woodlands Preferred Equity	Snoqualmie, WA	Multifamily	12/18/2015	12.0%	09/1/2022	$2,000,000	76.4%		—
Pryde Project Dependent Note* (6)	Seattle, WA	Multifamily	01/07/2016	14.0%	07/29/2018	$1,000,000	—		—
RPQ Preferred Equity*	Richland, WA	Multifamily	01/07/2016	13.0%	07/01/2021	$2,000,000	—		—
JOSS Preferred Equity* (7)	Santa Monica, CA	Office	01/27/2016	12.0%	04/13/2020	$1,000,000	87.0	%(6)	82.0	%(6)

* Acquisition was reviewed and approved by the Independent Representative prior to its consummation, with such determination that the transaction was fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset was to the affiliated seller or lessor.

(1)	Annual Return refers to the projected annual economic return that we are entitled to receive with priority payment over other equity invested in the property. The annual return presented does not distinguish between returns that are paid current and those that accrue to the redemption date, nor does it include any increases in annual return that may occur in the future.

(2)	Redemption Date refers the initial or redemption date of each asset, and does not take into account any extensions that may be available.

(3)	Total Commitment refers to the total commitment made by the Company in acquiring the asset, not all of which may have been funded on the acquisition date.
(4)	LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated future value of the underlying asset at stabilization as reasonably determined by our Manager. There can be no assurance that such value will be achieved. We generally use LTV for properties that are generating cash flow.
(5)	LTC, or loan-to-cost ratio, is the approximate amount of the total commitment plus any other debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC for properties that are under construction. There can be no assurance that the anticipated completion cost will be achieved.
(6)	On June 22, 2017, the National Commercial Real Estate Trust paid off the note in full.
(7)	On August 31, 2017, the JOSS Preferred Equity redeemed our equity in full.

102

(4)	LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated future value of the underlying asset at stabilization as determined by our Manager. There can be no assurance that such value will be achieved. We generally use LTV for properties that are generating cash flow.

(5)	LTC, or loan-to-cost ratio, is the approximate amount of the total commitment plus any other debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC for properties that are under construction. There can be no assurance that the anticipated completion cost will be achieved.

(6)	Aggregated with the other preferred equity held by affiliates of our sponsor, as well as the senior debt.

Investment Overviews

Senior Secured Loans

New York Senior Loan – Long Island City, NY

On December 15, 2015, we acquired from Fundrise Lending, LLC, an affiliate of our Manager (“Lending”), a first mortgage loan (the “New York Senior Loan”) for a purchase price of $1,286,319.  We purchased the New York Senior Loan with proceeds from our Offering at the loan’s initial principal amount of $1,286,319. The borrowings under the New York Senior Loan were originally used to acquire the property and to fund an interest reserve. As of December 31, 2015, the New York Senior Loan had not been fully drawn down by the borrower, with the maximum size of the loan being $1,990,000, and the amount drawn as of December 31, 2015 being $1,286,319.

The borrower is expected to use the loan proceeds for the acquisition and renovation of an existing building into a luxury 2-unit condominium project in Long Island City, NY. Once the New York Senior Loan is fully drawn down by the borrower, the amount of the New York Senior Loan would represent approximately a 79.1% loan-to-cost, or LTC, ratio. The LTC ratio is the amount of the New York Senior Loan divided by the anticipated cost to acquire and carry the project. There can be no assurance that such estimated costs will prove to be accurate.

The New York Senior Loan bears an interest rate of 11% per annum, comprised of 7% per annum being paid current on a monthly basis and 4% per annum accruing and compounding annually until the maturity date. In addition, Lending earned an origination fee of approximately 1.0% of the New York Senior Loan amount, paid directly by the borrower. The initial maturity date of the New York Senior Loan is December 11, 2017, with one 6-month extension.

As the New York Senior Loan was purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

CPG Senior Loan – Phoenix, AZ

On December 30, 2015, we directly acquired a first mortgage loan (the “CPG Senior Loan”) with a maximum principal balance of $837,000. CPG Casa Bravo, LLC, a Delaware limited liability company (the "CPG Borrower"), intends to use the CPG Senior Loan proceeds for the renovation of an existing 11-unit multifamily building in Phoenix, AZ, located at 4128 N. 22nd Street, Phoenix, AZ 85016 (the “CPG Property”).

On June 14, 2016, the entirety of the CPG Senior Loan was paid back by the CPG Borrower through a refinancing that brought in a new $1,000,000 longer-term bank loan at a much lower rate as a result of the successful renovation of the property. We believe that refinancing is typical for a project of this nature after construction has concluded and we anticipated from the outset this was a likely exit possibility for our original investment.

Clermont Senior Loan – Atlanta, GA

On January 7, 2016, we acquired from Lending a first mortgage loan (the “Clermont Senior Loan”) for a purchase price of $100. The borrower is expected to use the loan proceeds for the renovation of an existing 94-unit boutique lodging facility located at 789 Ponce De Leon Avenue, Atlanta, GA 30306 (the “Clermont Hotel”). The Clermont Senior Loan is secured by the Clermont Hotel. Other than as a result of the Clermont Senior Loan, neither our Manager nor we are affiliated with the borrower.

103

The borrower on the Clermont Senior Loan is Hotel Clermont, LLC (the “Clermont Borrower”). The Borrower is managed by the principals of BNA Associates, LLC (“BNA”), a Nashville, Tennessee based development firm that focuses primarily on developing unique urban projects that fulfill underserved demand in secondary and tertiary markets where there is less competition.

The Clermont Borrower plans to renovate the existing building and construct a boutique hotel with 94 rooms, a 100 seat restaurant + lobby craft cocktail lounge, a café, a retail space with cutting edge collaborations, and a rooftop bar with skyline views. The famous Clermont Lounge, which has been located in the basement space of the Clermont Hotel for over 50 years, is projected to remain as a tenant.

We purchased the Clermont Senior Loan with proceeds from our initial offering at the loan’s initial principal amount of $100. The Clermont Senior Loan has not been fully drawn down by the Clermont Borrower, with the maximum size of our obligations under the Clermont Senior Loan being $3,019,355, and the amount drawn as of January 7, 2016 being $100. For purposes of funding the Clermont Senior Loan, we formed a lending syndicate with a New York-based multi-billion dollar hedge fund, with the combined maximum total size of the Clermont Senior Loan (including our funding obligations) being $15,600,000. The Clermont Senior Loan is being servicing by Fundrise Servicing, LLC (“Servicing”), a wholly-owned subsidiary of our sponsor. On the original closing date of the Clermont Senior Loan, the Borrower was capitalized with $5,500,000 of equity capital and approximately $2,900,000 of Federal Historic Tax Credit commitments and approximately $3,100,000 of State Historic Tax Credit commitments (collectively, over 100% of the minimum equity projected to be needed for the project).

The Clermont Senior Loan bears (i) an initial interest rate of 10% per annum, paid current on a quarterly basis during the renovation period, (ii) an interest rate of 7.5% per annum, paid current on a quarterly basis, from the expiration of the renovation period through January 31, 2020, (iii) an interest rate of 8.5% per annum, paid current on a quarterly basis, from February 1, 2020 through January 31, 2021, and (iv) an interest rate of 9.5% per annum, paid current on a quarterly basis, from February 1, 2021 through the maturity date. In addition, Lending earned an origination fee of approximately 0.34% of the Clermont Senior Loan amount, paid directly by the Clermont Borrower.

The initial maturity date of the Clermont Senior Loan is January 31, 2022. The Clermont Senior Loan may be prepaid in whole or in part without penalty during the term of the Clermont Senior Loan.

As of its closing date, the Clermont Senior Loan’s loan-to-value ratio, or the LTV ratio, was approximately 67%. The LTV ratio is the amount of the Clermont Senior Loan divided by the anticipated appraised value of the Property at stabilization. There can be no assurance that such value will be achieved.

The principals of the Clermont Borrower have provided standard carve-out, completion, and springing guaranties.

As the Clermont Senior Loan was purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Fairmount Senior Loan – Atlanta, GA

On January 21, 2016, we directly acquired a first mortgage loan with a maximum principal balance of $4,600,000 (the “Fairmount Senior Loan”). The borrower, Fairmount Flats, LLC, a Georgia limited liability company (“Fairmount”), is expected to use the loan proceeds for the conversion of a property, located at 1429 Fairmount Avenue NE, Atlanta, GA 30318 (the “Fairmount Property”), from industrial to retail. The Fairmount Senior Loan is secured by the Fairmount Property. Other than with regard to the Fairmount Investment (as described below), and certain other real estate transactions, neither our Manager nor we are affiliated with Fairmount.

104

On January 19, 2017, the Fairmont Controlled Subsidiary paid off the investment for the full amount of the Fairmont Senior Loan principal drawn to date. All interest payments were paid in full during the investment period, amounting to approximately 12% interest received per annum. Principal drawn to date amounted to $2,576,540 as of the redemption date. The Fairmont Controlled Subsidiary successfully refinanced with a new $5,182,500 longer-term local bank loan at a lower rate.

Ascent Senior Loan – Long Island City, NY

On January 27, 2016, we directly acquired a first mortgage loan with a maximum principal balance of $3,177,000 (the “3-Unit Condo Senior Loan”). The borrower, 10-27 Real LLC (“10-27 Real”) will use the loan proceeds for the ground-up construction of a 3-unit condominium property located at 10-27 47th Road, Queens, NY 11101 (the “3-Unit Condo Property”). The 3-Unit Condo Senior Loan is secured by the 3-Unit Condo Property. Other than as a result of the 3-Unit Condo Senior Loan and certain other real estate transactions, neither our Manager nor we are affiliated with 10-27 Real. 10-27 Real is managed by the Ascent Development, LLC (“Ascent”), a New York, NY based development firm that that focuses primarily on development in New York City. Ascent performs every step of the development process in-house, from site acquisition through construction. The firm was founded in July-2008 and has been actively developing multifamily and mixed-use projects since inception..

The 3-Unit Condo Property is currently the site of a two-story batten vinyl siding structure with a full cellar and backyard. The structure was built in 1901 and has 3,360 SF of built area. The cellar has 8’ ceilings and houses all the building’s heating and ventilation systems. The backyard is only partially landscaped and is, primarily, finished with a thin concrete slab.

Ascent plans to demolish the existing structure to make way for a three-unit condominium. Ascent anticipates that the building will fully utilize the allowable floor area and provide a unique amenity to each unit. Per the appraisal, the ground floor unit is expected to be a three-bedroom unit comprised of 1,225 SF of net livable space, 774 SF of basement space, 40 SF of storage area, and a 1,000 SF private backyard. The 2nd floor units are intended to be two three-bedroom units and that will be a mirror image of each other. The combined units are expected to have 3,212 SF of net livable space, 60 SF of storage space, and a combined 1,046 SF rooftop terrace.

The proposed development of the 3-Unit Condo Property will be to renovate using the same brick façade as neighboring buildings in the neighborhood. The major differences between this building and the neighbors constructed earlier last century are anticipated to be the interior finishes, high-efficiency HVAC system, and low-voltage wiring for today’s internet and entertainment requirements.

105

Ascent has indicated that the finishes and unit amenity schedule will be similar to a recently developed luxury property nearby. An expired listing for the largest unit in that complex states: “...the kitchen encompasses top of the line appliances that include, a Viking Gas Range and Wall Hood, Viking French Door fridge, Bosch Dishwasher and Avanti built in Wine Cooler. Custom Wood Shaker style cabinetry and 6 inch wide, custom stained White Oak Hard Wood Floors run throughout.... Appointed baths, outfitted with Artos rain showers, pull down Teak benches, and Kohler fixtures.” There is not expected to be any off-street parking and exterior amenities are in the planning stages. Ascent forecasts a gross sales price of $6,200,000, which equates to roughly $1,300 per square foot. Comparative sales obtained from Zillow.com within the past 6 months for similar 2-bedroom units have had an average sales price of $1,121 per square foot. However, there can be no assurance that such projections will prove to be accurate.

The 3-Unit Condo Senior Loan was funded with proceeds from our initial offering, with an initial funding amount of $1,626,136. The 3-Unit Condo Senior Loan has not been fully drawn down by 10-27 Real, with the maximum size of our obligations under the 3-Unit Condo Senior Loan being $3,177,000, and the amount drawn as of January 27, 2016 being $1,626,136. $416,942 of the 3-Unit Condo Senior Loan proceeds were held back as an interest reserve to fund the payment of current interest payments. The 3-Unit Condo Senior Loan is being serviced by Servicing. On the original closing date of the 3-Unit Condo Senior Loan, 10-27 Real was capitalized with $769,000 of equity capital (100% of the minimum equity projected to be needed for the project).

The 3-Unit Condo Senior Loan bears an interest rate of 11% per annum, with 7% per annum paid current on a monthly basis, and 4% accruing and compounding annually through the maturity date, January 27, 2018 (the “10-27 Real Maturity Date”). In addition, Lending, earned an origination fee of approximately 1% of the 3-Unit Condo Senior Loan amount, paid directly by 10-27 Real.

The 10-27 Real Maturity Date may be extended for a period of 6 months; provided, however, that in order to extend the 10-27 Real Maturity Date, 10-27 Real is required to pay to us an extension fee consisting of 1% of the outstanding principal amount of the 3-Unit Condo Senior Loan. The 3-Unit Condo Senior Loan may be prepaid in whole or in part without penalty during the term of the 3-Unit Condo Senior Loan.

As of its closing date, the 3-Unit Condo Senior Loan’s loan-to-cost ratio, or the LTC ratio, was approximately 80.6%. The LTC ratio is the amount of the 3-Unit Condo Senior Loan divided by the anticipated cost to build the project. There can be no assurance that such estimated costs will prove to be accurate.

The principals of Ascent have provided standard carve-out, completion, and springing guaranties.

The 3-Unit Condo Property is located in the Hunters Point subdistrict section of Long Island City, one of New York City’s fastest growing, and appreciating, neighborhoods. The Hunters Point section is located on the waterfront and has produced, on average, the highest price/SF and rental rates in Long Island City due to its proximity to Manhattan, exceptional views, and growing retail presence.

On August 12, 2004, the City Planning Commission amended the Zoning Resolution, creating a “Special Purpose District” that allowed dense residential development along the Long Island City waterfront. These sites were purchased by large developers and became the catalyst for the neighborhood’s growth. The 3-Unit Condo Property is located half a block east of the newly rezoned Special Purpose District and is, therefore, surrounded by low-rise structures. Ascent believes that the location allows them to develop unique products that can offer high level finishes, privacy, and more space than high-rise competitors, while still benefiting from neighborhood amenities created by nearby developments.

The main draw of the neighborhood is the proximity to Manhattan. The 3-Unit Condo Property is less than a 4-minute walk to the 7 train and one stop from Grand Central Station. In addition, there is a water taxi service provided by NY Waterways that travels between Hunters Point and 34th Street in Manhattan in 5 minutes and Wall Street in under 25 minutes.

Van Nuys Senior Loan – Van Nuys, CA

On February 19, 2016, we closed a first mortgage loan with a maximum principal balance of $4,900,000 (the “Van Nuys Senior Loan”). The borrowers, jointly and severally Saviers Van Nuys, LLC, a California limited liability company (“Saviers”) and 6569 Van Nuys LLC, a California limited liability company (together with Saviers, “Van Nuys”), is expected to use the loan proceeds for the up-zoning of a 24,862 square foot two-tenant retail property located at 6569 Van Nuys Blvd, Van Nuys, CA 91401 (the “Van Nuys Property”). The Van Nuys Senior Loan is secured by the Van Nuys Property. Other than with regard to certain other real estate transactions, neither our Manager nor we are affiliated with Van Nuys.

On December 22, 2016, Van Nuys paid off the Van Nuys Senior Loan for the full amount of the principal drawn to date plus interest. All interest payments were paid in full during the investment period, amounting to approximately 12% interest received per annum. Principal drawn to date amounted to $4,700,000 as of the pay-off date.

106

Continuum Mateo Senior Loan – Los Angeles, CA

On April 6, 2016, we acquired from Lending a first mortgage loan with a maximum principal balance of $7,315,000 (the “Continuum Mateo Senior Loan”). The borrower, Continuum 647 Mateo, LLC, a Colorado limited liability company (“Continuum Mateo”), used the loan proceeds to purchase land located at 647 Mateo Street, Los Angeles, CA 90021 (the “Continuum Mateo Property”, and currently plans to develop a two-phase mixed-use project. The Continuum Mateo Senior Loan is secured by the Continuum Mateo Property. Other than with regard to certain other real estate transactions, neither our Manager nor we are affiliated with Continuum Mateo.

On September 20, 2017, Continuum Mateo paid off the investment for the full amount of the Continuum Mateo Senior Loan principal drawn to date. All interest payments were paid in full during the investment period, amounting to approximately 9% interest received per annum.

107

Stradella Court Senior Loan – Los Angeles, CA

On September 14, 2016, we acquired from Lending a first mortgage loan with a maximum principal balance of $1,760,000 (the “Stradella Court Marathon Senior Loan”). The borrower, SC Group 3012 Marathon, LLC, a Delaware limited liability company (“SC Marathon”), used the loan proceeds to refinance recently entitled land located at 3008-3012 Marathon Street, Los Angeles, CA 90026 (the “Stradella Court Marathon Property”), and currently is designing the 13 approved Small Lot Homes on the 18,204 square feet of land. The Stradella Court Marathon Senior Loan is secured by the Stradella Court Marathon Property. Other than with regard to certain other real estate transactions, neither our Manager nor we are affiliated with SC Marathon.

SC Marathon is managed by the principals of Stradella Court, LLC (“Stradella Court”), a real estate company, established in 2012, that is based out of Los Angeles, CA, and which specializes in real estate located in infill Los Angeles.

The Stradella Court Marathon Property is a recently entitled Small Lot Subdivision located at 3008-3012 Marathon Street, Los Angeles, CA 90026. The gross land area is approximately 18,204 square feet that is currently developed with a single-family home. The Stradella Court Marathon Property is surrounded by older single-family homes in a residential neighborhood with several nearby new residential and retail developments.

SC Marathon recently entitled the site for 13 Small Lot Homes, and plans to fully design and permit the project during the course of the Stradella Court Marathon Senior Loan. The Stradella Court Marathon Senior Loan is expected to be repaid from either construction loan proceeds or sale proceeds.

The Stradella Court Marathon Senior Loan was funded with proceeds from our Offering, with a funding amount of $1,760,000. On the original closing date of the Stradella Court Marathon Senior Loan, SC Marathon was capitalized with approximately $1,080,000 of equity capital from the borrower that had been paid since acquiring the property partially in 2013 and partially in 2014.

108

The Stradella Court Marathon Senior Loan bears an interest rate of 8.5% per annum, with an amount equal to 8.5% per annum paid current on a monthly basis from a $149,600 interest reserve through the maturity date, August 24, 2017 (the “SC Marathon Maturity Date”). In addition, Lending earned an origination fee of approximately 1.5% of the Stradella Court Marathon Senior Loan amount, paid directly by SC Marathon.

SC Marathon has the ability to extend the SC Marathon Maturity Date for a period of six (6) months; provided, however, to exercise such extension, SC Marathon is required to pay to us an extension fee consisting of 1.0% of the outstanding principal amount of the Stradella Court Marathon Senior Loan. During the extension period, the interest rate of the Stradella Court Marathon Senior Loan will increase to 9.5% per annum. The Stradella Court Marathon Senior Loan may be prepaid in whole or in part without penalty during the term of the Stradella Court Marathon Senior Loan.

As of its closing date, the Stradella Court Marathon Senior Loan’s loan-to-cost ratio, or the LTC ratio, was approximately 62% and was approximately 92.7% of the property purchase price. The LTC ratio is the amount of the Stradella Court Marathon Senior Loan divided by the cost to acquire, entitle, and the approximate costs to take the project through design, construction drawings and shovel ready permits. There can be no assurance that such estimated costs will prove to be accurate.

Christopher Schwanitz, the Manager of Stradella Court, and Brian Schwanitz have both provided full recourse guarantees.

The Stradella Court Marathon Property received its Vesting Tentative Tract Map No. VTT-72779-SL approval on March 22, 2016 with an appeals period expiration date of April 1, 2016. There was an appeal by a neighbor and a subsequent settlement agreement with the neighbor on May 20, 2016, with an Addendum dated June 14, 2016, limiting the maximum number of homes from the fourteen approved by the City to thirteen per the settlement agreement.

The Stradella Court Marathon Property is located in the Silver Lake neighborhood of Los Angeles, located between Downtown, Hollywood, Koreatown and Echo Park. Silver Lake’s amenities include food trucks, organic farmers’ markets, locally owned boutiques, progressive coffee shops, and popular nightlife. A Whole Foods Grocery Store (365) located 2 miles from the site opened May 2016.

Otsego Homes Senior Loan – Los Angeles, CA

On January 10, 2017, we acquired from Lending, a first mortgage loan with a maximum principal balance of $2,460,000 (the “Otsego Homes Senior Loan”). The borrower, OTSEGO HOMES, LLC, a Delaware limited liability company (“Otsego Homes”), used the loan proceeds to purchase four single family homes at 10907-10923 Otsego Street, Los Angeles, CA (the “Otsego Homes Property”), and currently plans to apply for approvals for a 20 unit Small Lot Subdivision. The Otsego Homes Senior Loan is secured by the Otsego Homes Property.

On January 5, 2018, Otsego Homes paid off the Otsego Homes Senior Loan for the full amount of the principal drawn to date plus interest. All interest payments were paid in full during the investment period, amounting to approximately 9% interest received per annum. Principal drawn to date amounted to $3,235,000 as of the pay-off date. Otsego Homes sold the property to a private home builder, who intends to proceed through construction of the homes.

Melrose Senior Loan – Los Angeles, CA

On May 31, 2017, we acquired from Lending a first mortgage loan with a principal balance of $1,588,019.64 (the “Melrose Senior Loan”) at cost. The borrowers, Saviers Melrose, LLC, a California limited liability company and 4920 Melrose, LLC, a California limited liability company (“Index Melrose”), used the loan proceeds to purchase and ultimately entitle 13,488 square feet of land to develop a 45-unit apartment building located at 4918 Melrose Avenue, Los Angeles, California 90001 (the “Melrose Property”), and currently plans to finalize Construction Documents and receive Building Permits before refinancing the Melrose Senior Loan. The Melrose Senior Loan is secured by the Melrose Property.

109

Index Melrose is managed by the principals of Index Real Estate Investments (“Index”). Index is a vertically integrated real estate firm specializing in property development in Los Angeles. Index has deployed more than $50M in development in Los Angeles. Lending, a wholly-owned subsidiary of our sponsor, has participated in multiple deals with Index.

The Melrose Property is comprised of two parcels of land in Los Angeles encompassing 13,488 square feet, which was recently entitled to build a 45-unit apartment building. Index’s plan is to finalize Construction Documents and receive Building Permits before refinancing the Melrose Senior Loan. The Company has a Right of First Refusal to provide Construction Financing to the Melrose Property. The Melrose Property received its Letter of Determination for a 45-unit apartment building on December 15, 2016, as referenced in Case Number: APCC-2016-1113-CU-DB.

On the original closing date of the Melrose Senior Loan, Index Melrose was capitalized with approximately $998,586 of equity capital from the borrower.

The Melrose Senior Loan bears an interest rate of 11.0% per annum, with an amount equal to 11.0% per annum paid current on a quarterly basis through the maturity date, October 16, 2017 (the “Melrose Maturity Date”). In addition, Rise Companies Corp. earned an extension fee of approximately 0.5% of the Melrose Senior Loan amount, paid directly by Index.

The principals of Index have provided full recourse guaranties.

As of the closing date, the Melrose Senior Loan’s loan-to-value ratio, or the LTV ratio, was approximately 48%. The LTV ratio is the amount of the Melrose Senior Loan divided by the current Fair Market Value as determined by a May 2017 third-party appraisal of the Melrose Property at stabilization. There can be no assurance that such value will be achieved.

The Melrose Property is located on Melrose Avenue among Larchmont Village, Hollywood and Koreatown submarkets in Central Los Angeles. The approved entitlements are consistent with projects currently being developed in the surrounding area.

As the Melrose Senior Loan was purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Pacer Hollywood Senior Loan – Los Angeles, CA

On November 2, 2017, we acquired from Lending, a first mortgage loan with a principal balance of $5,985,000 (the “Pacer Holding 4773 Hollywood Blvd Senior Loan”). The borrower, 4773 Hollywood Blvd, LLC, a California limited liability company (“Pacer Holding 4773 Hollywood Blvd”), used the loan proceeds to purchase 27,878 square feet of land that is currently unentitled at 4773 Hollywood Blvd, Los Angeles, CA (the “Pacer Holding 4773 Hollywood Blvd Property”). Pacer Holding 4773 Hollywood Blvd currently plans to entitle the property, progress design and construction documents, file the construction documents with the city for building permits and build eighteen units under the Los Angeles Small Lot Ordinance. The Pacer Holding 4773 Hollywood Blvd Senior Loan is secured by the Pacer Holding 4773 Hollywood Blvd Property. The Pacer Holding 4773 Hollywood Blvd Senior Loan was funded with proceeds from our Offering.

Pacer Holding 4773 Hollywood Blvd is managed by the principal of Pacer Holdings (“Pacer”). Pacer is an Irvine, CA based, privately held home builder with more than 40 years of development experience. Pacer was founded in 1976, to pursue residential development opportunities throughout Southern California. Since inception, Pacer and its affiliated companies have developed over 3,500 lots and built over 3,000 homes. The Sponsor has developed over $200MM of real estate. Randy Poag, the manager of Pacer, provided traditional bad-boy carve-out guarantees. Other than with regard to the Pacer Holding 4773 Hollywood Blvd Senior Loan and certain other real estate transactions, neither our Manager nor we are affiliated with Pacer.

110

The Pacer Holding 4773 Hollywood Blvd Property is currently unimproved. The entitlement approval is expected in the first quarter of 2018.

On the original closing date of the Pacer Holding 4773 Hollywood Blvd Senior Loan, Pacer Holding 4773 Hollywood Blvd was capitalized with approximately $1,730,564 of equity capital from the borrower, which was applied to the land acquisition and closing costs. The Pacer Holding 4773 Hollywood Blvd Senior Loan is being serviced by Fundrise Servicing, an affiliate of our Manager and a wholly-owned subsidiary of our sponsor.

The Pacer Holding 4773 Hollywood Blvd Senior Loan bears an interest rate of 10.0% per annum, with an amount equal to 10.0% per annum paid current through the maturity date, May 2, 2018 (the “Pacer Holding 4773 Hollywood Blvd Maturity Date”). In addition, Lending, an affiliate of our Manager and a wholly-owned subsidiary of our sponsor, earned an origination fee of approximately 2.0% of the Pacer Holding 4773 Hollywood Blvd Senior Loan amount, paid directly by Pacer Holding 4773 Hollywood Blvd.

Pacer Holding 4773 Hollywood Blvd has the ability to extend the Pacer Holding 4773 Hollywood Blvd Maturity Date for six months; provided, however, to exercise such extension, Pacer Holding 4773 Hollywood Blvd is required to pay to us an extension fee consisting of 1.0% of the outstanding principal amount of the Pacer Holding 4773 Hollywood Blvd Senior Loan. During the extension period, the interest rate of the Pacer Holding 4773 Hollywood Blvd Senior Loan will increase to 11.0% per annum. The Pacer Holding 4773 Hollywood Blvd Senior Loan may be prepaid in whole or in part without penalty during the term of the Pacer Holding 4773 Hollywood Blvd Senior Loan.

The principals of Pacer have provided customary bad boy carve-out guarantees.

As of the closing date, the Pacer Holding 4773 Hollywood Blvd Senior Loan’s loan-to-cost ratio, or the LTC ratio, was approximately 84%.  The LTC ratio is the amount of the Pacer Holding 4773 Hollywood Blvd Senior Loan divided by the purchase price and the Pacer Holding 4773 Hollywood Blvd Senior Loan’s.  There can be no assurance that such estimated costs will prove to be accurate. As of its closing date, the Pacer Holding 4773 Hollywood Blvd Senior Loan’s loan-to-value ratio, or the LTV ratio, was approximately 86%. The LTV ratio is the amount of the Pacer Holding 4773 Hollywood Blvd Senior Loan divided by the October 2017 third-party appraised value of the Pacer Holding 4773 Hollywood Blvd Property. There can be no assurance that such value is correct.

The Pacer Holding 4773 Hollywood Blvd Property is located in the Los Feliz submarket of Los Angeles, CA. Los Feliz is a highly desirable neighborhood, bordered by Silver Lake and Hollywood. Los Feliz home values have increased 3.6% over the past year and similar appreciation is expected over the next 12-months due to redevelopment of commercial spaces and expansion of public transportation.

As the Pacer Holding 4773 Hollywood Blvd Senior Loan was purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Huron River Senior Loan

On March 30, 2018, we acquired from Lending, a first mortgage loan with a principal balance of $4,900,000, (the “Huron River Apartments Senior Loan”). The borrowing entity, WRE2230 LLC, a Michigan LLC (“WRE2230”), used the loan proceeds to acquire and renovate Huron River Apartments, a multifamily property located at 2230 Fuller Ct, Ann Arbor, MI 48105 (the “Huron River Apartments Property”). The property is currently improved with two buildings totaling 38 units (of which two are currently off-line). The borrower intends to renovate all 36 units and bring the two units without certificates of occupancy back on line. Of the 36 currently available unit, the property is 97.2% occupied.

WRE2230 is managed by the principal of Wickfield Properties, Bradley J. Hayosh. Mr. Hayosh founded Wickfield in 2007 as a real estate owner-operator, focused on the refinance, development, and operation of multifamily properties primarily located in the Michigan area. Wickfield manages a diverse real estate portfolio valued in excess of $250 million, which includes approximate 2,000+ residential units and approximately 600,000 SF of commercial space. Other than with regard to the senior loan and a previous preferred equity transaction, neither our Manager nor we are affiliated with Wickfield. This transaction would represent our second transaction with Wickfield.

111

At the closing of the Huron River Apartments Senior Loan, WRE2230 was capitalized with approximately $1,100,603 of equity from the borrower.

The Huron River Apartments Senior Loan bears an interest rate equal to the 1-month LIBOR Index + 5.75%, adjusted monthly with a minimum floor rate of 7.50%. A portion of the interest is required to be paid current, monthly, at a rate equal to 5.0% fixed per annum. The interest is required to be paid current on a monthly basis through the maturity date, March 29, 2020 (the “Huron River Apartments Senior Loan Maturity Date”). In addition, an affiliate of our Manager earned an origination fee of approximately 2.0% of the Huron River Apartments Senior Loan amount, paid directly by WRE2230.

There are no extension periods available during the term of the Huron River Apartments Senior Loan. The Huron River Apartments Senior Loan may be prepaid in whole or in part during the term of the Huron River Apartments Senior Loan; however, a 12-month minimum yield must be maintained.

The Guarantor has provided customary bad boy carve-out guarantees and completion guarantees.

As of its closing date, the Huron River Apartments Senior Loan’s loan-to-cost ratio, or the LTC ratio, was approximately 81.7%. The LTC ratio is the amount of the Huron River Apartments Senior Loan divided by the cost incurred from the property purchase and expected renovations and closing costs. There can be no assurance that such estimated costs will prove to be accurate. As of its closing date, the Huron River Apartments Senior Loan’s as-renovated loan-to-value ratio, or the LTV ratio, was approximately 79.0%. The LTV ratio is the amount of the Huron River Apartments Senior Loan divided by the February 2018 third-party appraised as-stabilized value of the Huron River Apartments Property. There can be no assurance that such value is correct.

The Huron River Apartments Property is located in the Ann Arbor submarket of the metro Detroit, MI market. The Huron River Apartments Property is located just north of the Huron River adjacent to a VA Hospital and close to the University of Michigan North Campus. The Huron River Apartments Property is located on Fuller Ct, with easy accessibility to Downtown via Broadway St.

As the Huron River Apartments Senior Loan was purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Investment Overviews – Commercial Real Property – Controlled Subsidiaries

Ace Hotel Controlled Subsidiary – Pittsburgh, PA

On December 15, 2015, we acquired from Lending ownership of a “majority-owned subsidiary” in which we have the right to receive a preferred economic return (the “Ace Hotel Controlled Subsidiary”) for a purchase price of $2,275,000 (the “Ace Hotel Investment”), which is the initial stated value of our interest in the Ace Hotel Controlled Subsidiary. In connection with our ownership of the Ace Hotel Controlled Subsidiary, we received various control rights.

The proceeds from the Ace Hotel Investment are expected be used by the Ace Hotel Controlled Subsidiary to renovate an historic building in Pittsburgh, PA into a 63-room Ace Hotel branded hotel. Pursuant to the Ace Hotel Controlled Subsidiary operating agreement, the Ace Hotel Investment is entitled to receive a 15% annual preferred economic return, paid current on a quarterly basis, during through the redemption date. As of its closing date, the Ace Hotel Investment featured an approximately 75% loan-to-value ratio, or LTV ratio based on an independent appraisal, and an approximately 37% LTC ratio.

It is anticipated that Ace Hotel Controlled Subsidiary will redeem the Ace Hotel Investment (for a price equal to the original purchase price plus any accrued but unpaid preferred economic return) on or before November 13, 2018; provided, however, the Ace Hotel Controlled Subsidiary has the option of two (2) extensions, one (1) twelve (12) month extension and one (1) eighteen (18) month extension.

We are pleased to announce that since the date of our investment, the Ace Hotel has officially opened for business.

112

Fairmount Controlled Subsidiary – Atlanta, GA

On January 21, 2016, we directly acquired ownership of a “majority-owned subsidiary”, Fairmount, in which we have the right to receive a preferred economic return, for a purchase price of $910,000, which is the initial stated value of our equity interest in Fairmount (the “Fairmount Investment”). In connection with this controlled subsidiary, we received, various control rights described more fully below. Other than with regard to the Fairmount Senior Loan and certain other real estate transactions, neither our Manager nor we is affiliated with Kim King, the sponsor of the project, which oversees day-to-day operations of the Controlled Subsidiary.

On January 19, 2017, the Fairmont Controlled Subsidiary redeemed us for the full amount of the Fairmont Controlled Subsidiary Investment, including the annualized 16% preferred return thereon. The redemption amount was repaid after the Fairmont Controlled Subsidiary Investment successfully refinanced with a new $5,182,500 longer-term local bank loan at a lower rate.

Grove Controlled Subsidiary – Cordova, TN

On March 2, 2016, we directly acquired ownership of a “majority-owned subsidiary”, CEAI Grove, LLC (the “Grove Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a purchase price of $3,750,000, which is the initial stated value of our equity interest in the Grove Controlled Subsidiary (the “Grove Investment”). The Grove Controlled Subsidiary used the proceeds to acquire a stabilized, 464-unit garden-style multifamily property, Grove at Trinity Pointe, located at 555 Wood Arbor Parkway, Cordova, TN 38018 (the “Grove Property”). The Grove Controlled Subsidiary intends to increase the value of the Grove Property by raising rents, and is anticipating redeeming the Grove Investment via refinancing or sale by December 2022.

113

Grove Controlled Subsidiary is managed by the principals of Cohen-Esrey Apartment Investors, LLC (“Cohen-Esrey”), a Kansas based real estate company. Generally, Cohen-Esrey pursues apartment communities of 75-units and larger in stable metropolitan and non-metropolitan locations covering a 30-state region. Its primary focus has tended to be on B and C+ class multifamily properties that present the opportunity for Cohen-Esrey to leverage their expertise to add value. Cohen-Esrey’s principals presently own and manage a real estate portfolio with 31 multifamily assets totaling 2,403 units valued in excess of $120,000,000. Other than with regard to certain other real estate transactions, neither our Manager nor we are affiliated with Cohen Esrey.

Pursuant to the agreements governing the Grove Investment (the “Grove Operative Agreements”), our consent is required for all major decisions regarding the Grove Property. In addition, pursuant to the Grove Operative Agreements we are entitled to receive a minimum 12.5% per annum economic return on our Grove Investment, comprised of : (i) during years 1-3, 12.5% per annum paid current on a quarterly basis, and (ii) in years 4-7, 10.50% plus 30-day LIBOR (adjusted on a quarterly basis and subject to a LIBOR floor of 3.0%). In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 2% of the Grove Investment, as well as a approximately $10,000 in due diligence fees and third party reimbursements, paid directly by the Grove Controlled Subsidiary.

The Grove Controlled Subsdiary is required to redeem our Grove Investment by December 1, 2022 (the “Grove Redemption Date”); provided, that the Grove Controlled Subsidiary has the ability to extend the Grove Redemption Date through one 6-month extension. To exercise such extension and avoid default under the Grove Operative Agreements, the Grove Controlled Subsidiary is required to pay to us an extension fee consisting of 1% of our purchase price for the Grove Investment. In the event that the Grove Investment is not redeemed by the Grove Redemption Date (after giving effect to any applicable extensions), pursuant to the Grove Operative Agreements, we have the right, in our discretion, to force the sale of the Grove Property outright. The Grove Controlled Subsidiary may redeem our Grove Investment in whole or in part without penalty during the term of the Grove Investment.

Concurrent with the closing of the Grove Investment, the Grove Controlled Subsidiary closed on the acquisition of the Grove Property on March 2, 2016, for a purchase price of $31,100,000, which included a senior secured loan by Fannie Mae with a projected unpaid balance of $19,248,000, as well as a supplemental loan totaling $4,150,000 (collectively, the “Grove Fannie Mae Senior Loan”), with concurrent maturity dates on 12/1/2022. Aggregate with the senior debt totaling approximately $23,398,000, the Grove Investment of $3,750,000 features an LTV of 87.3%, based on the purchase price of approximately $31,100,000, with approximately $3,952,000 of equity junior to the Grove Investment at closing. The combined LTV ratio is the amount of the Grove Fannie Mae Senior Loan plus the amount of the Grove Investment, divided by the purchase price of the Grove Property.

As of the date of closing, the Grove Property consists of 25 two/three split-story apartment buildings containing a total of 464 dwelling units. Additional buildings include a single story leasing office building, a two-story amenity building and a maintenance shop. Construction of the buildings was completed in 1986. The rent roll of the Grove Property, dated as of January 6, 2016, reflected a current occupancy rate of 93.3%. The Grove Controlled Subsidiary intends to spend approximately $1,700,000 to upgrade the units allowing them to increase the value of the Grove Property by raising rents, and is anticipating redeeming the Grove Investment via a refinancing or sale by December 2022.

As of the date of closing, the apartment buildings are conventionally wood framed with vinyl siding and painted wood trim exterior wall finishes. The building foundations appear to be constructed of concrete slabs on grade with spread footings at perimeter and bearing wall locations (no basement areas). The pitched roofs are wood truss framed with oriented strand board (OSB) sheathing, and are covered with asphalt composition shingles.

As of the date of closing, amenities at the site include the amenity building that contains a fitness center, meeting room, aerobics room and racquetball court. Outdoor amenities include two in-ground swimming pools with interconnected wading pools, an in-ground heated spa, a tennis court, sand volleyball court and barbeque areas. The remainder of the property consists of asphalt paved drive aisles and parking areas, concrete pedestrian walkways, a storm water retention pond and moderate landscaping.

114

The city of Cordova, TN is a suburban market located approximately 15 miles east of downtown Memphis, TN. Benefiting from its close proximity to the affluent suburb of Germantown, which neighbors Cordova, to the south with a median household income of approximately $107,000, Cordova’s median household income of approximately $69,000 greatly exceeds Memphis’s median household income of approximately $47,000.

Economic and demographic growth in Cordova was stimulated by the opening of a 1,152,554 square foot super regional mall, Wolfchase Galleria, in 1997, which is located 4 miles north of the Grove Property. The Wolfchase Galleria contains 150 stores, and is anchored by Dillard’s, Macy’s, JC Penny, and Sears. Retail development has continued along the N. Germantown Parkway commercial corridor, including the opening of a Wal-Mart, Target, Kroger, and Starbucks within walking distance of the Grove Property. Continuing 4 miles south along S. Germantown Parkway presents upscale retail options in Germantown including Whole Foods and an Apple store.

Vukota Stratus Controlled Subsidiary – Colorado Springs, CO

On April 29, 2016, we directly acquired ownership of a “majority-owned subsidiary”, Vukota Stratus Apartments, LP (the “Vukota Stratus Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a purchase price of $4,000,000, which is the initial stated value of our equity interest in the Vukota Stratus Controlled Subsidiary (the “Vukota Stratus Investment”). The Vukota Stratus Controlled Subsidiary used the proceeds to acquire a 216-unit stabilized garden-style apartment complex located at 4255 Airport Road, Colorado Springs, CO 80111 (the “Vukota Stratus Property”). The Vukota Stratus Controlled Subsidiary intends to increase the property value by raising rents before taking out the Vukota Stratus Investment via refinancing or sale by September 2023.

Vukota Stratus Controlled Subsidiary is managed by the principals of Vukota Capital Management, LLC (“Vukota”), a privately-held investment firm focused exclusively on alternative investments. The firm, founded in 2010, identifies properties with below market rents in communities where there are strong long-term fundamentals and where there is the potential to reduce operating costs. Vukota’s multifamily portfolio presently consists of 8 properties with 1,068 units (not counting subject) worth over $65,000,000. Other than with regard to certain other real estate transactions, neither our Manager nor we are affiliated with Vukota.

Pursuant to the agreements governing the Vukota Stratus Investment (the “Vukota Stratus Operative Agreements”), our consent is required for all major decisions regarding the Vukota Stratus Property. In addition, pursuant to the Vukota Stratus Operative Agreements we are entitled to receive a 12.0% per annum economic return on our Vukota Stratus Investment, comprised of a minimum of 9.0% economic return paid on a current basis, with the remainder accruing until the Vukota Stratus Investment is redeemed. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 1.5% of the Vukota Stratus Investment, as well as a approximately $10,000 in due diligence fees and third party reimbursements, paid directly by the Vukota Stratus Controlled Subsidiary.

The Vukota Stratus Controlled Subsdiary is required to redeem our Vukota Stratus Investment by September 1, 2023 (the “Vukota Stratus Redemption Date”); the Vukota Stratus Controlled Subsidiary does not have the ability to extend the Vukota Stratus Redemption Date. In the event that the Vukota Stratus Investment is not redeemed by the Vukota Stratus Redemption Date (after giving effect to any applicable extensions), pursuant to the Vukota Stratus Operative Agreements, we have the right, in our discretion, to force the sale of the Vukota Stratus Property outright. The Vukota Stratus Controlled Subsidiary may redeem our Vukota Stratus Investment in whole or in part without penalty during the term of the Vukota Stratus Investment.

Concurrent with the closing of the Vukota Stratus Investment, the Vukota Stratus Controlled Subsidiary closed on the acquisition of the Vukota Stratus Property on April 29, 2016, for a purchase price of approximately $17,375,000, which included a senior secured loan by Freddie Mac with a projected unpaid balance of $10,767,000 (the “Vukota Stratus Freddie Mac Senior Loan”), with a maturity date of September 1, 2025. Aggregate with the senior debt totaling approximately $14,767,000, the Vukota Stratus Investment of $4,000,000 features an LTV of approximately 85.0%, based on the purchase price of approximately $17,375,000, with approximately $2,608,000 of equity junior to the Vukota Stratus Investment at closing. The combined LTV ratio is the amount of the Vukota Stratus Freddie Mac Senior Loan plus the amount of the Vukota Stratus Investment, divided by the purchase price of the Vukota Stratus Property.

115

As of the date of closing, the Vukota Stratus Property consisted of 216 units of 2-story garden style apartments located in Colorado Springs, CO. The rent roll dated as of March 15, 2016, reflects a current occupancy rate of 94%. The apartments and property are generally well maintained and feature rocky mountain landscaping, outdoor swimming pools, playground, fitness center, Resident lounge with Wi-Fi, laundry facilities, picnic area, and courtyards.

The Vukota Stratus Property is located on Airport Road, one of Colorado Springs’ major east-west thoroughfares, and significant retail, restaurants and entertainment. Less than five minutes north of the Vukota Stratus Property is the one million-square-foot Citadel Mall, which consists of over 100 stores from Dillard’s to Bath & Body Works, as well as The Citadel Crossing Shopping Center, which includes Lowes, Office Depot and Petco.

In the past two years, the prior owners of the Vukota Stratus Property had invested approximately $2,500,000 (or approximately $11,500 per unit) in capital improvements. Highlights include new roofs, a completely renovated clubhouse, fitness center and pool area, exterior paint, select unit renovations, new signage and landscaping upgrades.

Located in El Paso County and just 60 miles south of Denver, Colorado Springs is the second largest metropolitan area in Colorado. Known for its natural attractions and mild climate, the Colorado Springs area experiences an average of 300 days of sunshine annually. The community’s beautiful setting and high quality-of-life has helped to build a growing community of academic, government, high-tech, non-profit, and defense-related businesses.

With its strong military population and large concentration of strategic bases, the Greater Colorado Springs Economic Development Corporation estimates that military and defense-related employers make up just over a third of the metropolitan area’s economy. Technology, health care, financial services, non-profits, and light manufacturing companies make up the bulk of Colorado Springs employment.

Elysium 14 Controlled Subsidiary – Washington, DC

On May 10, 2016, we directly acquired ownership of a “majority-owned subsidiary”, 14th Street L.L.C. (the “Elysium 14 Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a purchase price of $4,475,000, which is the initial stated value of our equity interest in the Elysium 14 Controlled Subsidiary (the “Elysium 14 Investment”). The Elysium 14 Controlled Subsidiary is expected to use the proceeds to continue the construction of a 56-unit apartment building with ground floor and below grade retail space located at 1921 14th Street NW, Washington, DC 20009 (the “Elysium 14 Property”).

On January 12, 2018, we increased our total investment amount to $6,475,000 and made several modifications to the existing operative agreements (the “New Elysium 14 Investment”).

Pursuant to the new operative agreements (the “New Elysium 14 Operative Agreements”), we are entitled to receive a 10.9% per annum economic return on our Elysium 14 Investment, paid current on a monthly basis until the New Elysium 14 Investment is redeemed.

The Elysium 14 Controlled Subsidiary is required to redeem our New Elysium 14 Investment by September 10, 2018 (the “New Elysium 14 Redemption Date”); provided that the Elysium 14 Controlled Subsidiary has the ability to extend the New Elysium 14 Redemption Date through one (1) twelve (12) month extension. To exercise each such extension and avoid default under the New Elysium 14 Operative Agreements, the Elysium 14 Controlled Subsidiary is required to pay us an extension fee 0.5% of the outstanding stated value of the Elysium 14 Investment. During the extension period, the per annum economic return on the Investment will increase to 11.9% per annum. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 1.5% of the Elysium 14 Investment, as well as a approximately $10,000 in due diligence fees and third party reimbursements, paid directly by the Elysium 14 Controlled Subsidiary.

Elysium 14 Controlled Subsidiary is managed by the principals of Madison Investments, LLC (“Madison”), is a family owned and operated real estate firm located in Washington, DC. Madison’s focal point is the renovation and ground-up development of buildings. Madison’s management team has worked together in Washington, DC and its surrounding markets in varying capacities for over 25 years.

116

Concurrent with the original closing of the Elysium 14 Investment, the Elysium 14 Controlled Subsidiary closed on the First Amendment of the Loan Agreement (“First Amendment of the United Loan”) of the Elysium 14 Property on May 10, 2016. The First Amendment of the United Loan modified an existing senior secured construction loan on the property by United Bank. The First Amendment of the United Loan increased the amount of available funds by approximately $1,500,000, increasing the loan amount from $22,900,000 to $24,400,000 (the “Elysium 14 United Senior Loan”), with an updated maturity date of September 10, 2017. Aggregate with the Elysium 14 United Senior Loan, totaling approximately $24,400,000, the Elysium 14 Investment of $4,475,000 features an LTC of approximately 89%, based on the construction budget of approximately $32,421,507, with approximately $3,546,507 of equity junior to the Elysium 14 Investment at closing.

The Elysium 14 Property, a projected 56-unit apartment building with ground floor and below grade retail space, is currently under construction on 14th Street NW, at its intersection with Wallach Place, about half a block south of U Street, NW in Washington, DC, situated in the midst of a substantial concentration of new apartment construction, and retail activity along both 14th and U Streets. The Elysium 14 Property is being constructed on an approximately 9,540 square foot lot, and is expected to include space in several existing two and three townhouses that have been gutted, as well as a 9 story tower that is new construction. The project is planned with approximately 12,712 square feet of retail space, with approximately 5,029 square feet of this amount located on the lower level, below grade, without visibility. In addition, the project is planned with 56 apartment units, including studio, one bedroom, and two bedroom units. Several of the penthouse units on the 9th floor are planned with private roof top terraces.

The Elysium 14 Property is planned with a limited amenity package. Many larger projects in the area include such amenities as resident lounges, fitness centers, rooftop decks, and swimming pools. As of the date of the Elysium 14 Investment, the only planned amenity is an 8th floor resident lounge area, with an outdoor balcony that is approximately 10’ by 35’. Plans also include a smaller balcony on the 8th floor, approximately 10’ by 18’, that would be accessible to tenants. Furthermore, the property is not planned with any on site parking, however it does include basement storage for 30 bikes.

The Elysium 14 Property is located at the intersection of 14th corridor and the heart of the U Street Corridor, Washington, DC’s storied, artistic center. The U Street Corridor brings a variety of boutiques, art galleries, theaters and music venues including Lincoln Theater, Howard Theater, 9:30 Club and U Street Music Hall. Within a one-mile radius of the Elysium 14 Property there are numerous upscale restaurants and bars, as well as vibrant nightlife.

The residential component of the Elysium 14 Property is fully stabilized. As of April 2018, the Property’s apartments were 88.74% occupied and 91% leased, according to the developer.

The average effective rent for market-rate units at the Property as of April 2018 was approximately $3.94/SF—approximately 5% above the baseline pro forma rent of $3.76/SF on which the investment was underwritten. The census tract in which Elysium 14 Property is located boasts a median household income of nearly $150,000 according to the U.S. Census American Community Survey (ACS). Per the ACS, this represents a 52% increase from 2010.

Retail tenants Lululemon, Orangetheory Fitness and ice cream vendor Jeni’s Splendid Ice Creams have all taken occupancy of their space. We believe these retailers are positioned to benefit from the Property’s location at the crux of the District’s U Street and 14th Street corridors. This is a high-foot-traffic area frequented by affluent Millennials. The four nearest census tracts feature a combined annual buying power in excess of $930 million, according to ACS data.

Brandywine Controlled Subsidiary – Wilmington, DE

On September 11, 2017, we directly acquired ownership of a “majority-owne subsidiary”, Brandywine Passthrough LLC (the “RSE AJH Controlled Subsidiary”), for an initial purchase price of $4,000,000, which is the initial stated value of our equity interest in the RSE AJH Controlled Subsidiary (the “RSE AJH Investment”). The RSE AJH Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized multifamily property totaling 301 units located at 400 & 402 Foulk Road, Wilmington, DE 19803 (the “Brandywine Hundred Apartments”). The closing of both the RSE AJH Investment and the Brandywine Hundred Apartments property occurred concurrently.

117

The RSE AJH Controlled Subsidiary is managed by AJH Management (“AJH”), a company formed in 2013. Since its founding, AJH has successfully acquired and currently manages more than 3,000 units, with a value in excess of $300 million.

Pursuant to the agreements governing the RSE AJH Investment (the “RSE AJH Operative Agreements”), our consent is required for all major decisions regarding the RSE AJH Controlled Subsidiary. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 1.5% of the RSE AJH Investment, paid directly by the RSE AJH Controlled Subsidiary.

The Brandywine Hundred Apartments property, which is held through Brandywine 100 Holdings LLC, a wholly-owned subsidiary of the RSE AJH Controlled Subsidiary, was acquired for a purchase price of approximately $52,400,000. AJH anticipates additional hard costs of approximately $400,000 to perform common area and unit improvements, as well as additional soft costs and financing costs of approximately $1,575,720, bringing the total projected project cost for the Brandywine Hundred Apartments property to approximately $54,375,720. To finance the acquisition of the Brandywine Hundred Apartments property, a $42,355,000 senior secured loan with a ten (10) year initial term at a LIBOR + 266 floating interest rate with three years interest only was provided by Greystone – Freddie Mac (the “Brandywine Hundred Senior Loan”). The remaining equity contributions to the RSE AJH Controlled Subsidiary are being contributed by various individuals.

As of the closing date, the Brandywine Hundred Senior Loan had an approximate LTC ratio of 77.9%. The LTC ratio, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Brandywine Hundred Apartment property is a 301-unit, four- and six-story mid-rise apartment property in Wilmington, DE. The property was constructed in 1965 and 1971 with renovations completed in 2008. The build is of well-maintained steel/concrete construction and a split-faced concrete block exterior.

The Wilmington market presents a strong opportunity arising from a steady financial employment base and solid multifamily market fundamentals. Wilmington’s economy has mirrored that of the United States economy and is expected to continue to do so moving forward. The state’s pro-business environment should keep financial institutions in the market as the city continues to attract other business sectors to Wilmington.

Waypoint Sarasota Controlled Subsidiary – Sarasota, FL

On October 11, 2017, we directly acquired ownership of a “majority-owned subsidiary”, Waypoint Sarasota Live Oak Owner, LLC (“RSE Waypoint Controlled Subsidiary”), in which we have the right to receive a preferred economic return, in which no proceeds were transferred currently but with a deferred equity commitment of $4,600,000 (the “RSE Waypoint Controlled Subsidiary Investment”). The initial proceeds from the RSE Waypoint Controlled Subsidiary Investment, when funded by us (contingent upon Waypoint receiving all necessary permits), are anticipated to be used for the construction of a single stabilized multifamily property totaling 300 units located at 2401 Cattlemen Road, Sarasota, FL 34232 (the “RSE Waypoint Property”). The RSE Waypoint Controlled Subsidiary is anticipating redeeming the RSE Waypoint Controlled Subsidiary Investment via sale or refinance by April 11, 2021. The RSE Waypoint Controlled Subsidiary Investment was funded with proceeds from our Offering.

The RSE Waypoint Controlled Subsidiary is managed by Waypoint Residential (“Waypoint”). Waypoint Residential is a vertically integrated real estate investment firm focused on the U.S. residential sector. Since 2011, Waypoint has invested over $2 billion across more than 20,000 multifamily and student housing units located in the South, Southeast, and Midwest markets. Waypoint is comprised of more than 60 professionals in six offices with senior management averaging over 25 years of real estate investment and management experience throughout the U.S. Other than with regard to the RSE Waypoint Controlled Subsidiary, neither our Manager nor we are affiliated with Waypoint.

118

Pursuant to the agreements governing the RSE Waypoint Controlled Subsidiary Investment (the “RSE Waypoint Operative Agreements”), our consent is required for all major decisions regarding the RSE Waypoint Property. In addition, pursuant to the RSE Waypoint Operative Agreements, we are entitled to receive a minimum 11.0% per annum economic return on our RSE Waypoint Controlled Subsidiary Investment, comprised of 7.5% economic return paid on a current basis, with the remainder accruing until the RSE Waypoint Controlled Subsidiary Investment is redeemed. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 1.5% of the RSE Waypoint Controlled Subsidiary Investment, as well as approximately $25,000 in due diligence fees and third-party reimbursements, paid directly by the RSE Waypoint Controlled Subsidiary.

The RSE Waypoint Controlled Subsidiary is expected to redeem our RSE Waypoint Controlled Subsidiary Investment by April 11, 2021 (the “RSE Waypoint Redemption Date”). The RSE Waypoint Controlled Subsidiary does have the ability to extend the RSE Waypoint Redemption Date, with one eighteen-month extension subject to the following conditions: 1) all outstanding accrued preferred return must be paid, 2) the preferred return will increase to 12.0%, 3) we will sweep 100% of cash flow to pay the preferred return and pay down the RSE Waypoint Controlled Subsidiary Investment balance, 4) the RSE Waypoint Property’s NOI for the immediately preceding six (6) months, annualized, will provide a debt yield of not less than 9.50%, and 5) an extension fee payment consisting of one-half percent (0.5%) of the funding provided must be paid. In the event that the RSE Waypoint Controlled Subsidiary Investment is not redeemed by the RSE Waypoint Redemption Date or is not extended by the RSE Waypoint Redemption Date, pursuant to the RSE Waypoint Operative Agreements, we have the right, in our discretion, to force the sale of the RSE Waypoint Property outright. The RSE Waypoint Controlled Subsidiary may redeem our RSE Waypoint Controlled Subsidiary Investment in whole or in part without penalty during the term of the RSE Waypoint Controlled Subsidiary Investment.

Simultaneous with the RSE Waypoint Controlled Subsidiary Investment, senior financing was provided through a $33,800,000 senior secured loan from Synovus Bank (the “RSE Waypoint Senior Loan”). The loan features a 3.5-year term, with a maturity date of April 11, 2021 and 3.5-years interest-only at a floating rate of 1-month LIBOR + 3.00%. The RSE Waypoint Senior Loan also features one, 18-month extension period. Aggregate with the RSE Waypoint Senior Loan, the RSE Waypoint Controlled Subsidiary Investment features a LTC of 69.4%, based on a $55,317,391 construction budget, with approximately $16.91 million of equity junior to the RSE Waypoint Controlled Subsidiary Investment once fully funded. The combined LTC ratio is the amount of the RSE Waypoint Senior Loan plus the amount of the RSE Waypoint Controlled Subsidiary Investment, divided by the total projected construction budget of the RSE Waypoint Property. LTC, or loan-to-cost ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated construction cost to build the property. We generally use LTC for ground up development properties. Additionally, a third-party appraisal was received, and it concluded to an as-stabilized value of $65,000,000, which results in a loan-to-appraised value of 59.1%.

The property is expected to consist of six 4-story garden style apartment buildings and a clubhouse situated on 14.347 acres and will include 296,180 square feet of rentable area. The units are divided between one-bedroom, two-bedroom, and three-bedroom units. The property is planned to be a class A apartment complex with stainless steel appliances, granite countertops, 2” faux wood blinds, tile backsplashes in kitchens, 9’ ceilings, and full size in unit washer/dryers. Exterior amenities are expected to include a resort style pool, poolside grills/cabanas, a dog park, a business center, a clubhouse, a state of the art fitness center, and elevator access in all buildings.

The property is 7 miles from downtown Sarasota and is located along Cattlemen Road, a north-south commercial artery that runs parallel with I-75. The property is 1.1 miles from a Publix grocer and is 6 miles south of The Mall at University Town Center, an 880,000 square foot mall that is anchored by Saks Fifth Avenue, Macys, and Dillards.

The Sarasota market presents a strong opportunity arising from strong demographic growth and solid multifamily market fundamentals. Population growth has been growing at a rate that has been double that of the US average (33.6% from 2000 to 2016 in the Sarasota MSA compared to 14.8% for the US in the same time period). The property’s submarket reports an average vacancy of 3.6%. The property’s main stabilized competitors report vacancies of 6% or less.

119

JF Bonneville Controlled Subsidiary – Salt Lake City, UT

On October 19, 2017, we directly acquired ownership of a “majority-owned subsidiary”, JF Bonneville Apartments, LLC (“JF Capital Bonneville Controlled Subsidiary”) from National Commercial Real Estate Trust, LLC, a Delaware trust (“National Commercial Real Estate Trust”) and wholly-owned subsidiary of our sponsor, for the purchase price of $2,517,500, which includes the original principal amount of $2,500,000 and current return due of $17,500, in the JF Capital Bonneville Controlled Subsidiary (the “JF Bonneville Investment”).  The JF Bonneville Investment was funded with proceeds from our Offering.

JF Capital Bonneville Controlled Subsidiary is managed by the principals of JF Capital, a Utah-based real estate investment firm (“JF Capital”). The company has developed, constructed, and acquired over $700 million of real estate assets since 2007, including single-family, multi-family, and senior housing. Over the past five years, JF Capital’s multi-family division has completed seven luxury rentals projects in Salt Lake City, representing approximately 1,000 units. Other than with regard to the purchase of the JF Bonneville Investment, neither our Manager nor we are affiliated with JF Capital.

The initial proceeds from the JF Capital Investment were used by JF Capital for the construction of a 158-unit rental apartment project located at 252 South 500 East, Salt Lake City, Utah (the “JF Bonneville Property”). The property received its certificate of occupancy in June 2017. As of October 16, 2017, the property is 63% leased and 60% occupied. The JF Bonneville Property is located in Salt Lake City’s “Central City” neighborhood, bordered by the central business district to the west and University of Utah to the east. This area has seen steady economic growth in recent years as companies- such as Adobe, Twitter, Electronic Arts and Goldman Sachs- have increased their local employee headcounts.

Pursuant to the agreements governing the JF Bonneville Controlled Subsidiary (the “JF Bonneville Operative Agreements”), our consent is required for major decisions regarding the JF Bonneville Property. The JF Bonneville Investment currently pays at a rate of 14% per annum. The investment matures on July 2, 2018. JF Capital can extend for one six-month period and the rate would increase to 15%. Based on a third-party as-is fair-value-review of the JF Bonneville Property conducted October 16, 2017, the JF Bonneville Investment features an ‘As-Is’ 66.4% LTV (aggregate with maximum allowable senior debt) as of an October 16, 2017 date of value and an ‘As Stabilized’ 65.3% LTV as of a January 1, 2018 date of value. JF Capital has contributed $5,377,829 of equity to the development of the JF Bonneville Property.

JF Capital closed on the acquisition of the JF Bonneville Property in November 2012, at a purchase price of $1,900,000. On July 1, 2015, JF Bonneville Apartments, LLC closed on a $19,300,000 senior construction loan from KeyBank (“JF Bonneville Senior Loan”). The interest rate is equal to the greater of (i) 4.00% or (ii) London Interbank Offered Rate (“LIBOR”) plus 2.25%. The JF Bonneville Senior Loan matures on January 1, 2018. There is one 12-month extension option.

The principals of JF Capital have provided the holder of the JF Bonneville Investment with standard carve-out and springing guaranties.

As the JF Bonneville Investment initially was purchased from National Commercial Real Estate Trust, an affiliate of our Manager, the Manager commissioned an independent fair-value-review and the Independent Representative reviewed and approved of the transaction prior to its consummation.

The JF Bonneville Property is located in Salt Lake City, Utah, within the city’s “Central City” neighborhood, bordered by the central business district to the west and University of Utah to the east. This area has seen transformative growth in recent years as the city endeavors to attract more Millennial residents. With companies such as Adobe, Twitter, Electronic Arts and Goldman Sachs increasing their local employee headcounts, Salt Lake City has quietly earned a reputation as a technology and finance-friendly metropolitan area. In March, 2015, Google announced it would be bringing its ultra-fast Internet and TV services, Google Fiber, to the city.

120

Home to historical landmarks, haute couture, hip enclaves, and great restaurants, Central City is well positioned to benefit from Salt Lake City’s continued growth. The property is located across the street from trendy restaurants like Rye Diner & Drinks and popular music venue Urban Lounge. The trolley, which provides direct access to downtown, is an 8-minute walk from the site. Currently, the property’s submarket vacancy is 5.9% and year-over-year rent growth is 4.6%.

JVM Aventine Controlled Subsidiary – Aurora, IL

On October 30, 2017, we directly acquired ownership of a “majority-owned subsidiary”, JVM Aventine Apartments, LLC (“RSE JVM Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a purchase price of $8,000,000, which is the initial stated value of our equity interest in the RSE JVM Controlled Subsidiary. The RSE JVM Controlled Subsidiary will use the proceeds to recapitalize The Aventine at Oakhurst North, which is located at 2800 Pontiac Dr., Aurora, IL 60502 (the “RSE JVM Property”). The RSE JVM Controlled Subsidiary is anticipating redeeming the RSE JVM Controlled Subsidiary Investment via sale or refinance by April 1, 2023. The RSE JVM Controlled Subsidiary Investment was funded with proceeds from our Offering.

The RSE JVM Controlled Subsidiary is managed by JVM Realty Corporation (“JVM”). Founded in 1975, JVM is a real estate owner-operator, focused on acquiring, renovating, managing, and eventually selling apartment complexes primarily located throughout the Midwest. JVM operates a $700 million multi-family portfolio across 17 properties on behalf of its investment funds. Other than with regard to the RSE JVM Controlled Subsidiary, neither our Manager nor we are affiliated with JVM.

Pursuant to the agreements governing the RSE JVM Controlled Subsidiary Investment (the “RSE JVM Operative Agreements”), our consent is required for all major decisions regarding the RSE JVM Property. In addition, pursuant to the RSE JVM Operative Agreements we are entitled to receive a minimum 10.0% per annum economic return for years 1-4, and a minimum 11.0% per annum economic return in year 5 on our RSE JVM Controlled Subsidiary Investment. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 1.5% of the RSE JVM Controlled Subsidiary Investment, as well as an approximate $25,000 in due diligence fees and third-party reimbursements, paid directly by the RSE JVM Controlled Subsidiary.

The RSE JVM Controlled Subsidiary is required to redeem our RSE JVM Controlled Subsidiary Investment by April 1, 2023 (the “RSE JVM Redemption Date”). The RSE JVM Controlled Subsidiary does not have the ability to extend the RSE JVM Redemption Date. In the event that the RSE JVM Controlled Subsidiary Investment is not redeemed by the RSE JVM Redemption Date, pursuant to the RSE JVM Operative Agreements, we have the right, in our discretion, to force the sale of the RSE JVM Property outright. The RSE JVM Controlled Subsidiary may redeem our RSE JVM Controlled Subsidiary Investment in whole or in part without penalty during the term of the RSE JVM Controlled Subsidiary Investment.

On November 2, 2016, JVM acquired the RSE JVM Property for $68,250,000. As part of the acquisition, JVM assumed the existing Freddie Mac loan (the “JVM Senior Loan”). The JVM Senior Loan was originated on March 26, 2013 and features $48,400,000 in proceeds on a 10-year term with 3-years interest only at a 3.65% fixed rate. The maturity date is April 1, 2023. The current unpaid balance of the JVM Senior Loan is approximately $46,783,652 with 5.40 years remaining. The interest-only period has passed and the loan is now amortizing. The JVM Senior Loan features standard non-recourse carve outs to the sponsorship. Aggregate with the JVM Senior Loan, the RSE JVM Controlled Subsidiary Investment features an LTV of 80.3%, based on the $68,250,000 purchase price and the current unpaid balance of the JVM Senior Loan. There will be approximately $17.9 million of equity junior to the RSE JVM Controlled Subsidiary Investment at closing based on the purchase price and the proposed renovation plan. The combined LTV ratio is the amount of the current unpaid balance of the JVM Senior Loan plus the amount of the RSE JVM Controlled Subsidiary Investment, divided by the purchase price of the RSE JVM Property. LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated value based on the valuation of the property. We generally use LTV for properties that are generating cash flow.

121

The property is a 464-unit garden style apartment complex built in 1999 spanning 29 3-story buildings. It is situated on 1,428,768 square feet of land with 469,742 rentable square feet. The units are divided between one-bedroom, one-bedroom + den, two-bedroom, and two-bedroom + loft units with an overall average unit size of 1,012 square feet. The rent roll dated 9/19/2017 reflects occupancy of 91.4%. The property is currently undergoing a $4.3 million exterior and interior renovation. The exterior renovation will include a renovated clubhouse, an expanded fitness center, and new exterior paint. The interior renovations will include new vinyl flooring, an upgraded appliance package, and new fixtures, cabinets, and countertops.

The RSE JVM Property lies within the Naperville/Aurora submarket and the prominent DuPage County, one of the most affluent counties in the country. The community is a short commute to major employers, including many Fortune 500 companies, and it is a short drive to the Route 59 Metra Stop, as well as Interstates 88 and 55. The community sits on almost 33 acres of park-like land at the convergence of Eola Road and Liberty Street, two of the area’s most traveled thoroughfares. The RSE JVM Property is also situated within the Aurora school district, which is one of the most desired school districts in the state and is a major demand driver for the RSE JVM Property.

Vukota Bluffs Controlled Subsidiary – Colorado Springs, CO

On November 10, 2017, we acquired from National Commercial Real Estate Trust, LLC, a Delaware statutory trust (“National Commercial Real Estate Trust”) and wholly-owned subsidiary of our sponsor, ownership of Special Member Preferred Units (the “Vukota Austin Bluffs Units”) of Vukota Residence at Austin Bluffs, LLLP, a Colorado limited liability limited partnership (“Vukota Austin Bluffs”), for the purchase price of $931,960, which is the initial stated value of the Vukota Austin Bluffs Units plus current but unpaid return.  Other than with regard to the purchase of the Units and certain other real estate investments, neither our Manager nor we are affiliated with Vukota, which oversees day-to-day operations of Vukota Austin Bluffs.

Vukota Austin Bluffs is managed by the principals of Vukota Capital Management (“Vukota”), a Colorado based real estate firm. Vukota’s investment strategy in the multi-family sector is to acquire properties below replacement cost in growing supply constrained communities where, over the long-term, rents are expected to increase above the rate of inflation. A typical property acquisition will range between 50 to 350 units or a $3.0 million to $35.0 million purchase price. Vukota's multifamily portfolio consists of over $100M of property value.

The initial proceeds from the Vukota Austin Bluffs Units were used by Vukota Austin Bluffs for the acquisition of a stabilized 312-unit apartment complex located at 4110-4380 Morning Sun Ave., Colorado Springs, CO 80918 (the “Vukota Austin Bluffs Property”).  The Vukota Austin Bluffs Property is well-located directly behind the Austin Bluffs Plaza, a 300,000-square foot redeveloped grocery-anchored (King Soopers) center with retail amenities. Furthermore, 500,000 square feet of retail surrounds the property along Academy Boulevard and Austin Bluffs Parkway, providing an abundance of amenities.

Vukota Austin Bluffs closed on the acquisition at a purchase price of $18,350,000 on September 1, 2015 by assuming a 10-year, fixed-rate permanent loan with Freddie Mac. The property is expected to appreciate in value with ongoing rent increases as the senior debt is paid off prior to an exit via refinancing or sale by September 2025.

The Vukota Austin Bluffs Property was constructed in 1971 and 1972. The property consists of 312 units, 185,694 net rentable square foot, in 13 three-story apartment buildings. The property also features 1 clubhouse and 2 in-ground swimming pools. The property was 5.8% vacant as of 10/27/2017.

Pursuant to the agreements governing the Vukota Austin Bluffs Units (the “Operating Agreements”), we are entitled to receive a 12% per annum preferred economic return, with 12% per annum to be paid current on a quarterly basis.  The redemption date of the Vukota Austin Bluffs Units is September 10, 2025 (the “Vukota Austin Bluffs Redemption Date”).

Based on the purchase price of $18,350,000, the senior debt amount of $14,680,000 at acquisition, and the initial Fundrise investment amount of $920,000 at acquisition, the Vukota Austin Bluffs Units features an 85.0% LTV (aggregate with senior debt).

The principal of Vukota has provided the holders of the Vukota Austin Bluffs Units with standard carve-out and springing guaranties.

122

As the Vukota Austin Bluffs Units were purchased from National Commercial Real Estate Trust, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Located in El Paso County and just 60 miles south of Denver, Colorado Springs is the second largest metropolitan area in Colorado. Known for its natural attractions and mild climate, the Springs area experiences 300 days of sunshine annually. The community’s beautiful setting and high quality-of-life has helped to build a growing community of academic, government, high-tech, non-profit, and defense-related businesses.

Technology, health care, financial services, nonprofits, and light manufacturing companies make up the bulk of Colorado Springs employment. The local economy is one of the strongest in the United States, with an unemployment rate of only 5.3%. The Greater Colorado Springs Economic Dev. Corp. estimates that military and defense- related employers make up just over a third of the metropolitan area’s economy, with four major military installations which include Schriever AFB (8,000+), FT. Carson (26,000+), Peterson AFB (NORAD) (6,000+), and US Air Force Academy (2,000+).

Colorado Springs is an attractive market for businesses, particularly high-tech and medical-related companies, due to the high quality of life and highly educated workforce. Recently, MoneyRates.com ranked Colorado Springs the 5th “Best Place to Live,” and 5th in “Ten Places Where Rents Are On The Rise” by Huffington Post. The cost of living in Colorado Springs is just below the national average, while Denver to the north is just above the average.

The same quality-of-life features that make Colorado Springs attractive to employers looking to recruit and retain high-quality workers also bring substantial tourism to the region. The city-owned Garden of the Gods Park is one of the area’s most popular recreation spots, and the famed Broadmoor hotel hosts thousands of tourists and vacationers monthly from all over the world. Historic Colorado City and Manitou Springs, contiguous to Colorado Springs, attract many people looking for a taste of the Old West, and the casinos at nearby Cripple Creek are a popular draw as well. Other significant attractions include the U.S. Olympic Training Center, Pikes Peak, and the United States Air Force Academy.

Colorado Springs has recently experienced some of the strongest apartment fundamentals in the past 15 years. Recent market vacancy was 4.8%, with market-wide rent growth of 6.0%.

Vukota Woodmen Controlled Subsidiary – Colorado Springs, CO

On November 10, 2017, we acquired from National Commercial Real Estate Trust, LLC, a Delaware statutory trust (“National Commercial Real Estate Trust”) and wholly-owned subsidiary of our sponsor, ownership of Special Member Preferred Units (the “Vukota Woodmen Units”) of Vukota Villages of Woodmen, LP, a Colorado limited partnership (“Vukota Woodmen”), for the purchase price of $1,114,300, which is the initial stated value of the Vukota Woodmen Units plus current but unpaid return.  Other than with regard to the purchase of the Units and certain other real estate investments, neither our Manager nor we are affiliated with Vukota, which oversees day-to-day operations of Vukota Woodmen.

Vukota Woodmen is managed by the principals of Vukota Capital Management (“Vukota”), a Colorado based real estate firm. Vukota’s investment strategy in the multi-family sector is to acquire properties below replacement cost in growing supply constrained communities where, over the long-term, rents are expected to increase above the rate of inflation. A typical property acquisition will range between 50 to 350 units or a $3.0 million to $35.0 million purchase price. Vukota's multifamily portfolio consists of over $100M of property value.

The initial proceeds from the Vukota Woodmen Units were used by Vukota Woodmen for the acquisition of a stabilized 183-unit apartment complex located at 1629 East Woodmen Road, Colorado Springs, CO 80920 (the “Vukota Woodmen Property”).  The Vukota Woodmen Property is well-located within easy walking distance of Starbucks (adjacent to property), King Soopers (Colorado’s most popular grocery store, owned by Kroger), Sam’s Club, Bed Bath & Beyond, Einstein Bagel, Hobby Lobby, and Home Depot, among others.

123

Vukota Woodmen closed on the acquisition at a purchase price of $16,765,000 on August 18, 2015 by assuming a 10-year, fixed-rate permanent loan with Freddie Mac. The property is expected to appreciate in value with ongoing rent increases as the senior debt is paid off prior to an exit via refinancing or sale by October 2024.

The Vukota Woodmen Property was constructed in 1969 through 1971 and renovated in 2006. The property consists of 183 units, 140,000 net rentable square foot, in 6 three-story apartment buildings. The property also features 1 poolhouse, 1 garage building, and 1 clubhouse/leasing office building, all located on a 5.76-acre lot. The property was 4.4% vacant as of 10/27/2017.

Pursuant to the agreements governing the Vukota Woodmen Units (the “Operating Agreements”), we are entitled to receive a 12% per annum preferred economic return, with 12% per annum to be paid current on a quarterly basis.  The redemption date of the Vukota Woodmen Units is October 1, 2024 (the “Vukota Woodmen Redemption Date”).

Based on the purchase price of $16,765,000, the senior debt amount of $12,660,000 at acquisition, and the initial Fundrise investment amount of $1,100,000 at acquisition, the Vukota Woodmen Units features an 82.1% LTV (aggregate with senior debt).

The principal of Vukota has provided the holders of the Vukota Woodmen Units with standard carve-out and springing guaranties.

As the Vukota Woodmen Units were purchased from National Commercial Real Estate Trust, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Located in El Paso County and just 60 miles south of Denver, Colorado Springs is the second largest metropolitan area in Colorado. Known for its natural attractions and mild climate, the Springs area experiences 300 days of sunshine annually. The community’s beautiful setting and high quality-of-life has helped to build a growing community of academic, government, high-tech, non-profit, and defense-related businesses.

Technology, health care, financial services, nonprofits, and light manufacturing companies make up the bulk of Colorado Springs employment. The local economy is one of the strongest in the United States, with an unemployment rate of only 5.3%. The Greater Colorado Springs Economic Dev. Corp. estimates that military and defense- related employers make up just over a third of the metropolitan area’s economy, with four major military installations which include Schriever AFB (8,000+), FT. Carson (26,000+), Peterson AFB (NORAD) (6,000+), and US Air Force Academy (2,000+).

Colorado Springs is an attractive market for businesses, particularly high-tech and medical-related companies, due to the high quality of life and highly educated workforce. Recently, MoneyRates.com ranked Colorado Springs the 5th “Best Place to Live,” and 5th in “Ten Places Where Rents Are On The Rise” by Huffington Post. The cost of living in Colorado Springs is just below the national average, while Denver to the north is just above the average.

The same quality-of-life features that make Colorado Springs attractive to employers looking to recruit and retain high-quality workers also bring substantial tourism to the region. The city-owned Garden of the Gods Park is one of the area’s most popular recreation spots, and the famed Broadmoor hotel hosts thousands of tourists and vacationers monthly from all over the world. Historic Colorado City and Manitou Springs, contiguous to Colorado Springs, attract many people looking for a taste of the Old West, and the casinos at nearby Cripple Creek are a popular draw as well. Other significant attractions include the U.S. Olympic Training Center, Pikes Peak, and the United States Air Force Academy.

Colorado Springs has recently experienced some of the strongest apartment fundamentals in the past 15 years. Recent market vacancy was 4.8%, with market-wide rent growth of 6.0%.

124

Breckenridge Aspen Heights Controlled Subsidiary – Springfield, MO

On December 11, 2017, we directly acquired ownership of a “majority-owned subsidiary,” Breckenridge Group Springfield Missouri, LLC (“RSE Aspen Heights Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a price of $4,500,000, which is the initial stated value of our equity interest in the RSE Aspen Heights Controlled Subsidiary (the “RSE Aspen Heights Controlled Subsidiary Investment”). The RSE Aspen Heights Controlled Subsidiary used the proceeds to refinance a single stabilized multifamily property totaling 166 units located at 1028 E St. Louis Street, Springfield, MO 65806 (the “RSE Aspen Heights Property”). The RSE Aspen Heights Controlled Subsidiary is anticipating redeeming the RSE Aspen Heights Controlled Subsidiary Investment via sale or refinancing by January 1, 2026. The RSE Controlled Subsidiary Investment was funded with proceeds from our Offering.

The RSE Aspen Heights Controlled Subsidiary is managed by the principals of Aspen Heights. Aspen Heights is a national multifamily and student housing developer and manager headquartered in Austin, TX. With over $1 billion in development since its founding in 2006, Aspen Heights has developed and managed approximately 18.5 thousand beds in 29 markets over 38 projects.

Pursuant to the agreements governing the RSE Aspen Heights Controlled Subsidiary Investment (the “RSE Aspen Heights Operative Agreements”), our consent is required for all major decisions regarding the RSE Aspen Heights Property. In addition, pursuant to the RSE Aspen Heights Operative Agreements we are entitled to receive an economic return of 11.0% for Year 1, 11.5% in Year 2, 12.0% in Year 3, 12.5% in Year 4, 13.0% in Year 5, and 13.5% in Years 6-8 and a 0.15% per annum servicing fee (starting on month 13) on our RSE Aspen Heights Controlled Subsidiary Investment, paid current on a monthly basis until the RSE Aspen Heights Controlled Subsidiary Investment is redeemed. In addition, Lending, an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the RSE Aspen Heights Controlled Subsidiary Investment and approximately $25,000 in due diligence fees and third party reimbursements, paid directly by the RSE Aspen Heights Controlled Subsidiary.

The RSE Aspen Heights Controlled Subsidiary is required to redeem our RSE Aspen Heights Controlled Subsidiary Investment by January 1, 2026 (the “RSE Aspen Heights Redemption Date”). The RSE Aspen Heights Controlled Subsidiary does not have the ability to extend the RSE Aspen Heights Redemption Date. In the event that the RSE Aspen Heights Controlled Subsidiary Investment is not redeemed by the RSE Aspen Heights Redemption Date, pursuant to the RSE Aspen Heights Operative Agreements, we have the right, in our discretion, to force the sale of the RSE Aspen Heights Property outright. The RSE Aspen Heights Controlled Subsidiary may redeem our RSE Aspen Heights Controlled Subsidiary Investment in whole or in part without penalty during the term of the RSE Aspen Heights Controlled Subsidiary Investment.

Concurrent with the closing of the RSE Aspen Heights Controlled Subsidiary Investment on December 11, 2017, the RSE Aspen Heights Controlled Subsidiary refinanced the RSE Aspen Heights Property with a $27,900,000 senior secured loan from Freddie Mac/Berkadia (the “RSE Aspen Heights Senior Loan”). The loan features a 10-year term, with a maturity date of January 1, 2028, and 3-year interest-only at a floating rate of 1-month LIBOR + 2.56%. Aggregate with the RSE Aspen Heights Senior Loan, the RSE Aspen Heights Controlled Subsidiary Investment features an LTV of 70.6% based on a third-party appraised value of $45,900,000. The combined LTV ratio is the amount of the RSE Aspen Heights Senior Loan plus the amount of the RSE Aspen Heights Controlled Subsidiary Investment, divided by the valuation of the RSE Aspen Heights Property. LTV, or loan-to-value ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated value based on the valuation of the property. We generally use LTV for properties that are generating cash flow.

The RSE Aspen Heights Property features a 5-story wrap student housing, residential building built in 2016 and containing 166 units (564 beds), a 24-hour fitness center, a California-style pool, a computer lab, study lounge, tanning room, and valet trash. Units are equipped with fully-furnished apartments, large kitchens, new appliances, a smart TV, open floor plans, private bathrooms, washers, and dryers. The property has a total of 443 parking spaces. 109 are in a surface lot (5 handicap, 8 reserved/employee) and the remaining 334 spaces are in the garage (7 handicap, 227 covered, 107 uncovered).

The RSE Aspen Heights Property is located within the Spring Vegas neighborhood of Springfield, MO, a short walk, bike ride, or ride on the university’s shuttle to Missouri State University. It is approximately .6 miles from Missouri State University (22,585 students) as well as .6 miles from Ozark Technical Community College (15,123 students). Springfield is also home to two major health systems and a number of corporate headquarters such as Bass Pro Shops, O’Reily Auto Parts, and BKD.

125

705 Edgewood Controlled Subsidiary – Washington, DC

On January 8, 2018, we directly acquired ownership of a “majority-owned subsidiary”, 705 Edgewood Associates, LLC (“705 Edgewood Controlled Subsidiary”) from National Commercial Real Estate Trust, LLC, a Delaware trust (“National Commercial Real Estate Trust”) and wholly-owned subsidiary of our sponsor, for the purchase price of $2,666,200, which includes the original principal amount of $2,473,422, current return of $3,366, and accrued return of $189,412 in the Edgewood Controlled Subsidiary (the “705 Edgewood Investment”).  The Edgewood Investment was funded with proceeds from our Offering.

The 705 Edgewood Controlled Subsidiary is managed by the principals of Mosaic Realty Partners, a Washington D.C. based investment company (“Mosaic”). Founded by principals Isaac Pretter and Eron Sodie, the team focuses on office, retail, and industrial assets in the mid-Atlantic. Mosaic has acquired 1.1 million square feet of commercial property with a total investment value in excess of $100 million.

Mosaic used the initial proceeds from the 705 Edgewood Investment to purchase a 72,209 SF flex industrial building located at 705 Edgewood Street, NE, Washington, D.C. (the “705 Edgewood Street Property”). A charter school, City Arts and Prep Performing Arts School (“City Arts and Prep”), formerly known as William E. Doar Jr. School, has occupied the property for the last 13 years. The school is the only tenant and leases 48,744 square feet (65% of total space). The school’s lease expires on 8/31/2019. The school has previously expanded 4 times in the building; it currently serves approximately 500 students. Mosaic and City Arts and Prep are currently negotiating a lease extension and expansion into the vacant space. The 705 Edgewood Street Property is located in Washington D.C.’s Edgewood neighborhood, adjacent to the Rhode Island Avenue Metro Station on the highly-utilized Red Line and within walking distance to both Trinity College and Catholic University.

Pursuant to the agreements governing the 705 Edgewood Controlled Subsidiary (the “705 Edgewood Operative Agreements”), our consent is required for major decisions regarding the 705 Edgewood Street Property. The 705 Edgewood Investment currently earns a 13% return; 7% is paid current and 6% accrues. The investment matures on May 26, 2020. Mosaic can extend for a 36-month period. While, the required return remains 13% during the extension period, any unpaid accrued return must be paid in full by extension commencement. The principals of Mosaic have provided the holder of the 705 Edgewood Investment with standard carve-out and springing guaranties. At closing, Mosaic funded approximately $2,350,000.

Mosaic acquired the 705 Edgewood Street Property in May 2015, at a purchase price of $14,200,000. In addition, StanCorp Mortgage Investors provided a $9,2000,000 loan (“705 Edgewood Senior Loan”). The loan matures on 6/1/2045. The monthly loan payment of principal and interest is $43,262, reflecting the interest rate of 3.875%. As of September 30, 2017, the outstanding loan balance was $8,818,267.

As the 705 Edgewood Investment initially was purchased from National Commercial Real Estate Trust, an affiliate of our Manager, the Manager commissioned an independent fair-value-review and the Independent Representative reviewed and approved of the transaction prior to its consummation. Based on a third-party as-is fair-value-review of the 705 Edgewood Street Property conducted in October 2017, the 705 Edgewood Street Property features a minimum current valuation of $19,300,000. Thus, the implied 705 Edgewood Investment loan-to-value is approximately 59.5%.

The 705 Edgewood Street Property is located in Washington D.C.’s Edgewood neighborhood, adjacent to the Rhode Island Avenue Metro Station on the highly-utilized Red Line and within a 10 to 20 minute walk to both Trinity Washington University and Catholic University. Using the Red Line, commuters are within 10 to 20 minutes of Capitol Hill, the popular East End office submarket, and downtown Washington D.C. Edgewood, a neighborhood mostly comprised of rowhouses built in the early 1900s, is bordered roughly by Michigan Avenue to the north, the Red Line Metro tracks to the east, Rhode Island Avenue NE to the south, and North Capitol Street and Glenwood Cemetery to the west. Increasingly, home buyers have begun to see Edgewood as an affordable alternative to other popular neighborhoods nearby.

Investment Overviews – Other Real Estate Related Investments

Woodlands Preferred Equity – Snoqualmie, WA

On December 18, 2015, we entered into a subscription agreement with Sno Woodlands, LLC, a Delaware limited liability company (“Woodlands”) managed by Evergreen Housing Development Group, LLC, a Washington limited liability company (“Evergreen”), whereby we acquired $2,000,000 in Class B Units of Woodlands (the “Woodlands Units”). The proceeds of the purchase of the Woodlands Units are to be used by Woodlands for the refinancing of a stabilized 100-unit townhome apartment complex located at 34626 SE Swenson Drive, Snoqualmie, WA 98065 (the “Woodlands Property”).

126

As of its closing date, our investment in the Woodlands Units represented approximately a 76.4% LTV ratio based on an independent appraisal from January 2015. Pursuant to the Woodlands operating agreement, which was amended at closing, the Woodlands Units are entitled to receive a 12% annual preferred economic return during each of the first two years of our ownership, a minimum of a 12.5% annual preferred economic return during years three, four and five, and a minimum of a 13% annual preferred economic return during years six and seven.

It is anticipated that the preferred economic return will be paid quarterly, and, in the event such amounts are not paid, such unpaid amount will accrue at a higher rate of preferred economic return. It is anticipated that Woodlands will redeem the Woodlands Units (for a price equal to the original purchase price plus any accrued but unpaid preferred economic return) on or before September 1, 2022. In the event that Woodlands does not redeem the Woodlands Units before September 1, 2022, we have the right to force the sale of the Woodlands Property or purchase the Woodlands Property outright.

Pryde Project Dependent Note – Seattle, WA

On January 7, 2016, we acquired from the National Commercial Real Estate Trust, a Delaware statutory trust (the “Trust”), an unsecured Project Dependent Note with a principal amount of $1,000,000 (the “Note”). The Trust is an affiliate of our Manager, Fundrise Advisors, LLC, as the Trust’s manager trustee, National Commercial Real Estate Trustee, LLC, is a wholly-owned subsidiary of our sponsor, Rise Companies Corp. On June 22, 2017, the Trust paid off the Note in the full amount of the principal and the annualized 13.5% preferred return thereon.

127

RPQ Preferred Equity – Richland, WA

On January 7, 2016, we acquired from Lending ownership of Class B Units (the “RPQ Units”) of RPQ Delaware, LLC, a Delaware limited liability company (“RPQ”), which is managed by Evergreen Housing Development Group, LLC. a Washington limited liability company (“Evergreen”), for the purchase price of $2,000,000, which is the initial stated value of the Class B Units. Other than with regard to the purchase of the RPQ Units and other real estate investments, neither we nor our Manager is affiliated with Evergreen, which oversees day-to-day operations of RPQ.

The proceeds from the RPQ Units are to be used for the refinancing of a stabilized 228-unit garden style multifamily apartment property located at 3003 Queensgate Drive, Richland, WA 99352 (the “RPQ Property”). Evergreen completed construction of the second phase of the 228-unit property in the 2013.

As part of the refinancing, RPQ closed a new 7-year, fixed rate senior loan from the lender, Federal Home Loan Mortgage Corporation (“Freddie Mac”), in the amount of $22,268,815 based upon a third party appraised value of the Property equal to $28,920,000. The October 2015 rent roll provided by Evergreen on behalf of RPQ reflects an occupancy rate of 92.5% for the property and a trailing 12-month NOI of approximately $1,904,613.

Pursuant to the agreements governing the RPQ Units (the “RPQ OperativeAgreements”), we are entitled to receive a 13% annual preferred economic return to be paid current, on a quarterly basis, during the term of the investment. RPQ is required to redeem the RPQ Units on or before July 1, 2021. In the event that such amounts are not paid when due, such unpaid amount will accrue at a higher rate of preferred economic return. Lending, as originator of Pryde position, earned an origination fee of 2.0% of the stated value of the RPQ Units acquired by Lending, payable by RPQ.

The principal of Evergreen has provided the holder of the RPQ Units with standard carve-out and springing guaranties.

As the RPQ Units were purchased from Lending, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

JOSS Preferred Equity – Santa Monica, CA

On January 27, 2016, we acquired from Fundrise Investments 15, LLC, a Delaware limited liability company (“Fundrise Investments”) and wholly-owned subsidiary of our sponsor, ownership of Special Member Preferred Units (the “1315 Lincoln Units”) of 1315 Lincoln Venture LLC, a Delaware limited liability company (“1315 Lincoln”), for the purchase price of $1,000,000, which is the initial stated value of the 1315 Lincoln Units. Other than with regard to the purchase of the Units and certain other real estate investments, neither our Manager nor we are affiliated with JOSS, which oversees day-to-day operations of 1315 Lincoln.

1315 Lincoln is managed by the principals of JOSS Realty Partners B LLC, a Delaware limited liability company (“JOSS”), New York, NY based real estate firm. Since 2005, JOSS has successfully utilized its real estate operating and investment management expertise to maximize returns for investors. JOSS has made over $750 million of commercial office acquisitions since its founding.

128

The initial proceeds from the 1315 Lincoln Units, when purchased by Fundrise Investments, were used by JOSS for the acquisition of a stabilized, 100% leased 23,557 SF Class A Office building located at 1315 Lincoln Blvd., Santa Monica, CA (the “1315 Lincoln Property”). 1315 Lincoln Boulevard is located in the heart of Silicon Beach— Southern California’s technology center and home to over 600 tech, media, entertainment, and creative companies. The 1315 Lincoln Property is surrounded by exceptionally affluent residential communities, including Santa Monica, Beverly Hills, Malibu, Pacific Palisades, Bel Air, Brentwood, Westwood, and Marina del Rey. Over the past decade, Downtown Santa Monica has witnessed a consistent influx of upscale retail, office, and residential components.

At the time of acquisition, existing leases of the 1315 Lincoln Property featured an average annual rent increase of 3%, and the sponsor, JOSS, is targeting further rent increases at rollover in 2017 and 2020, and is anticipating redeeming the 1315 Lincoln Units through proceeds from a sale of the 1315 Lincoln Property via sale by April 2020.

JOSS closed on the acquisition of the 1315 Lincoln Property in April 2015, at a purchase price of $23,650,000, and anticipates the following timeline: (i) April 2015 – acquisition of 1315 Lincoln Property; (ii) 2015-2020 – lease-up at rollover and increase rents; and (iii) April 2020 – exit via sale. Assuming the JOSS-projected year 5 NOI of $1,436,520 and the appraiser's concluded cap rate of 5.4%, the 1315 Lincoln Property is projected to yield a sale value of over $26,500,000. However, there can be no assurance that such projected events will ever occur or that such projected valuation will ever be achieved.

The 23,557 square foot property is 100% leased, and features the following rent roll:

•	City National Bank (2,757 SF) – Los Angeles-based City National Corp. (NYSE: CYN) is the parent company of City National Bank. It offers a full complement of banking, trust and investment services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta.

•	Dethrone Basecamp (3,400 SF) – Workout and cardio studio founded by Nick Swinmurn, founder of Zappos.com.

•	Centro Media (5,534 SF) – Founded in 2001, the Centro Media is an “ad tech” company headquartered in Chicago with operations in 30 other cities, including New York, Dallas, Los Angeles and Toronto. In November 2014, Advertising Age ranked Centro as the #1 best place to work. Centro Media has approximately 480 employees.

•	O’Gara Coach Company (5,374 SF) – O’Gara Coach Company is an award winning New and Pre-owned retailer for Aston Martin, Bentley, Bugatti, Lamborghini and Rolls-Royce Motor Cars. O’Gara’s show rooms are located in Beverly Hills and Westlake, and its operations and social networking office is now located at 1315 Lincoln.

•	Chandler Chicco Agency (6,492 SF) – Chandler Chicco Agency (CCA) is the world's largest pure-play healthcare communications firm with a long-standing reputation for doing some of the best work in the industry. CCA is owned by inVentiv Health, Inc., a leading global provider of best-in-class clinical, commercial and consulting services to companies seeking to accelerate performance. The growing client roster includes more than 550 pharmaceutical, biotech and life sciences companies. With 13,000 employees servicing clients in 70 countries, inVentiv supports clients across every part of a product’s lifecycle.

The 1315 Lincoln Property was constructed in 2005 and consists of one office building with two sub-grade levels of parking. The 1315 Lincoln Property comprises of 23,531 square feet of rentable building area and 17,202 square feet of garage space. The 1315 Lincoln Property was designed and constructed to the highest institutional quality standards and is highlighted by a unique curvilinear façade with attractive window lines that allows for an abundance of natural light and spectacular views. Interior features include 20-foot high ceilings on both floors, above-average power capable of meeting the demands of the most technology driven user, high-efficiency air conditioning units, and modern creative office space with in-suite restrooms and private kitchens. Moreover, the 1315 Lincoln Property includes 136 parking spaces, which equates to 5.77 spaces per 1,000 rentable square- feet—a rare amenity given Santa Monica’s infill location.

129

Pursuant to the agreements governing the 1315 Lincoln Units (the “1315 Lincoln Operative Agreements”), we are entitled to receive a 12% per annum preferred economic return, with 6% per annum to be paid current on a quarterly basis and 6% per annum to accrue during the term of the investment. The initial redemption date of the 1315 Lincoln Units is April 13, 2020 (the “1315 Lincoln Redemption Date”). The 1315 Lincoln Redemption Date may be extended for a period of 6 months, provided, that in order to extend the 1315 Lincoln Redemption Date, 1315 Lincoln is required to pay to the holders of the 1315 Lincoln Units an extension fee consisting of 1% of the stated value of the 1315 Lincoln Units. Lending, as originator of 1315 Lincoln Units, earned an origination fee of 2% of the stated value of the 1315 Lincoln Units acquired by Lending, paid directly by 1315 Lincoln.

Based on the purchase price of the 1315 Lincoln Property, the 1315 Lincoln Units (when aggregated with the other 1315 Lincoln Units outstanding) features an 87% LTV (aggregate with senior debt), with $3,050,000 of JOSS/LP equity junior to the 1315 Lincoln Units. Based on the total projected cost, the 1315 Lincoln Units features an 82% LTC (aggregate with senior debt), with over $4,400,000 of JOSS/LP equity junior to the 1315 Lincoln Units. However, there can be no assurance that such projections will prove to be accurate.

The principal of JOSS has provided the holders of the 1315 Lincoln Units with standard carve-out and springing guaranties.

As the 1315 Lincoln Units were purchased from Fundrise Investments, an affiliate of our Manager, the Independent Representative reviewed and approved of the transaction prior to its consummation.

Located on the southern coast of California, Los Angeles County covers 4,061 square miles and includes San Clemente and Santa Catalina islands. Los Angeles County is the most heavily populated county in the country with approximately 10.8 million residents within the city limits and the unincorporated areas of the county. Los Angeles County is home to one of the most educated labor pools in the country and offers a labor force of more than 4.7 million, of which more than 1.5 million are college graduates.

Los Angeles County is comprised of approximately 88 vibrant and diverse cities hosting more than 244,000 businesses establishments-the greatest concentration in the state of California. Los Angeles County has a Gross Domestic Product (GDP) of approximately $446 billion. If Los Angeles County were a nation, its economy would be the 18th largest in world. Los Angeles is recognized worldwide as a leader in entertainment, health sciences, business services, aerospace and international trade. The city also has more museums than any other city and some of the best hotels in the world.

Throughout its history, Los Angeles County has developed a diverse economic base, supported by a number of Fortune 500 companies with headquarters in the area including Walt Disney, Computer Sciences, DirecTV Group, Health Net, KB Homes, Jacobs Engineering Group, Avery Dennison, Mattel and Ryland Group.  Key factors positively influencing the region’s economic position include: increased local media production by the entertainment industry, a continuing expansion of import flows, and growth in aerospace, homeland security, and in the private business sector. Over $25 billion in on-going infrastructure construction activity is underway to support the local economy, including expansions of the ports of Long Beach and Los Angeles and an extension of the Metro Gold Line. Los Angeles County’s world class infrastructure will enable Greater Los Angeles to continue to be a world leader in economic and cultural influence.

Los Angeles County is served by one of the largest freeway networks in the country, providing access to the five neighboring counties of Orange, Riverside, San Bernardino, Kern and Ventura, as well as the rest of the nation. Los Angeles County’s extensive freeway network facilitates the movement of people and freight throughout the region, the state, and the nation.

Market Outlook — Real Estate Finance Markets

We are encouraged by continued improvement in commercial real estate capital and credit markets, as well as the positive macroeconomic growth supporting the CRE industry. As we look ahead the next three years, we believe improving fundamentals, transactions, and commercial real estate lending activities will continue to strengthen in core United States metro markets. Further, assistance provided by governmental support programs and commitments over the immediate future are expected to further support U.S. capital markets over the immediate future.

130

If markets continue to strengthen, the competition for risk-adjusted yield will become increasingly fierce. We believe the Fundrise Platform provides us with a competitive edge in searching for value and attractive opportunities across wider markets and property types during a period of increased competition. Additionally, innovative funding options and quicker closing timelines from our sponsor allow for greater financing availability in a period of rising competition amongst capital providers.

However, risks related to interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our investments. In the event market fundamentals deteriorate, our real estate portfolio or the collateral security in any loan investment we make may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of our Manager to acquire new loans or investments with attractive risk-reward dynamics.

As a protective measure against interest rate fluctuations and regulatory uncertainty, we’re targeting an average investment duration of 2 to 4 years for greater flexibility and adaptability during times of interest rate volatility or regulatory uncertainty. Our ability to quickly adapt is further aided by the more direct and “just-in-time” nature of our capital sourcing cycle.

Over the short term, management remains cautiously optimistic about the opportunity to acquire loans and investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We will limit what we buy and hold through minority-owned joint venture subsidiaries because assets held in such subsidiaries will not be deemed investment securities.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to originate, acquire and structure commercial real estate loans (including senior mortgage loans and subordinated mortgage loans, including junior participations (B-Notes) in senior mortgage loans or mezzanine loans and to make other investments in commercial real estate. We may also invest in commercial real estate-related debt securities (including commercial mortgage-backed securities, or CMBS, collateralized debt obligations, or CDOs, and REIT senior unsecured debt and other real estate-related assets.

131

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of   “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.

We intend to treat as “qualifying real estate interests” fee interests in real estate, mortgage loans fully secured by real estate, certain mezzanine loans and certain B-Notes. Commercial real estate-related debt securities (including CMBS, CDOs and REIT senior unsecured debt) will be treated as “real estate-related assets”.

On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the Section 3(c)(5)(C) exclusion relied upon by companies similar to us that invest in mortgage loans. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen.

132

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

Critical Accounting Policies

Our accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.

  We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, “Summary of Significant Accounting Policies,” included in the financial statements contained in this report, for a more thorough discussion of our accounting policies and procedures. We consider our critical accounting policies to be the following:

 Real Estate Debt Investments

Our real estate debt investments are generally classified as held to maturity as we have both the intent and ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan costs and fees, premiums, discounts, repayments and unfunded commitments.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt investments when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date. See Note 2, “Summary of Significant Accounting Policies—Real Estate Debt Investments” in our financial statements for further detail.

Principles of Consolidation

Certain of our investments are considered “majority-owned subsidiaries” within the meaning of the Investment Company Act of 1940. Our ownership interest in an investee referred to as such does not necessarily exceed 50% of the capital of the investee, and the definition under the Investment Company Act differs from the considerations provided by GAAP for whether an investee should be consolidated. We analyze our investments to determine whether they should be consolidated using the voting interest and variable interest models provided by generally accepted accounting principles. See Note 2, “Summary of Significant Accounting Policies—Principles of Consolidation” in our financial statements for further detail.

As of December 31, 2017 and 2016, the Company does not consolidate any separate legal entities in which we own equity interests, as we have determined that we do not have a controlling interest in a joint venture through our financial interest in a variable interest entity or through our voting interest in a voting interest entity. As such, our non-controlling, unconsolidated ownership interests in an entity are accounted for under the equity method.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has released several Accounting Standards Updates (“ASU”) that may have an impact on our financial statements. See “Note 2, Summary of Significant Accounting Policies— Recent Accounting Pronouncements” in our financial statements for discussion of the relevant ASUs. We are currently evaluating the impact of the various ASUs on our financial statements and determining our plan for adoption.

133

DESCRIPTION OF OUR COMMON SHARES

The following descriptions of our common shares, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part.  See “Where You Can Find More Information.”

General

We are a Delaware limited liability company organized on May 15, 2015 under the Delaware Limited Liability Company Act, or Delaware LLC Act, issuing limited liability company interests.  The limited liability company interests in our Company are denominated in common shares of limited liability company interests (“common shares”) and, if created in the future, preferred shares of limited liability company interests (“preferred shares”).  Our operating agreement provides that we may issue an unlimited number of common shares with the approval of our Manager and without shareholder approval.

All of the common shares offered by this offering circular will be duly authorized and validly issued.  Upon payment in full of the consideration payable with respect to the common shares, as determined by our Manager, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act).  Holders of common shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of our Company and no preferential rights to distributions. However, holders of our common shares are eligible to participate in our redemption plan, as described below in “—Redemption Plan”.

We have a December 31st fiscal year end. In addition, we elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015.

Historical NAV

Below is the quarterly NAV per common share, as determined in accordance with our valuation policies, for each fiscal quarter from June 30, 2016 to March 31, 2018.

Date	NAV Per Share
June 30, 2016	$9.91
September 30, 2016	$9.92
December 31, 2016	$9.88
March 31, 2017	$9.84
June 30, 2017	$9.82
September 30, 2017	$9.80
December 31, 2017	$9.81
March 31, 2018	$9.86

Distributions

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates.

134

As of January 1, 2016, as ratified on March 28, 2016, we declared a daily distribution of $0.0012205045 per share (the “Q1 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2016 and ending on March 31, 2016 (the “Q1 2016 Distribution Period”). Such distributions, which aggregated $227,428.34, were paid to shareholders of record as of the close of business on each day of the Q1 2016 Distribution Period, and were distributed to shareholders on April 12, 2016.  The Q1 2016 Daily Distribution Amount represents the annualized yield of the applicable Daily Distribution Amount based on the purchase price in effect during such applicable Daily Distribution Period, which was $10.00 per share for the Daily Distribution Period presented.

On March 30, 2016, our Manager declared a daily distribution of $0.0027397254 per share (the “April 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2016 and ending on April 30, 2016 (the “April 2016 Distribution Period”). Such distributions, which aggregated to $285,639.27, were payable to shareholders of record as of the close of business on each day of the April 2016 Distribution Period, and were distributed to shareholders on July 13, 2016. The April 2016 Daily Distribution Amount represented an annualized yield of approximately 10.00% assuming a $10.00 per share purchase price, the purchase price in effect during the April 2016 Daily Distribution Period.

On April 20, 2016, our Manager declared a daily distribution of $0.0027397260 per share (the “May and June 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on June 30, 2016 (the “May and June 2016 Distribution Period”). Such distributions, which aggregated to $704,247.34, were payable to shareholders of record as of the close of business on each day of the April 2016 Distribution Period, and were distributed to shareholders on July 13, 2016. The May and June 2016 Daily Distribution Amount represented an annualized yield of approximately 10.00% assuming a $10.00 per share purchase price, the purchase price in effect during the May and June 2016 Daily Distribution Period.

On June 8, 2016, our Manager declared a daily distribution of $0.0030136986 per (the “Q3 2016 Daily Distribution Amount”) share for shareholders of record as of the close of business on each day of the period commencing on July 1, 2016 and ending on September 30, 2016 (the “Q3 2016 Distribution Period”). Such distributions, which aggregated to $1,165,305.83, were payable to shareholders of record as of the close of business on each day of the Q3 2016 Distribution Period, and were distributed to shareholders on October 13, 2016. The Q3 2016 Daily Distribution Amount represented an annualized yield of approximately 11.00% assuming a $10.00 per share purchase price, the purchase price in effect during the Q3 2016 Daily Distribution Period.

On September 16, 2016, the Manager of the Company declared a daily distribution of $0.0030821918 per share (the “Q4 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on October 1, 2016 and ending on December 31, 2016 (the “Q4 2016 Distribution Period”). Such distributions, which aggregated to $1,282,676.71, were payable to shareholders of record as of the close of business on each day of the Q4 2016 Distribution Period, and were distributed to shareholders on January 12, 2017. The Q4 2016 Daily Distribution Amount represented an annualized yield of approximately 11.25% assuming a $10.00 per share purchase price, the purchase price in effect during the Q4 2016 Daily Distribution Period.

On December 31, 2016, the Manager of the Company declared a daily distribution of $0.0028767123 per share (the “Q1 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 31, 2017 (the “Q1 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,284,000, were payable to shareholders of record as of the close of business on each day of the Q1 2017 Distribution Period, and were distributed to shareholders on April 12, 2017. The Q1 2017 Daily Distribution Amount represented an annualized yield of approximately 10.50% assuming a $10.00 per share purchase price, the purchase price in effect during the Q1 2017 Daily Distribution Period.

On March 21, 2017, the Manager of the Company declared a daily distribution of $0.0028767123 per share (the “Q2 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2017 and ending on June 30, 2017 (the “Q2 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,294,000, were payable to shareholders of record as of the close of business on each day of the Q2 2017 Distribution Period, and were distributed to shareholders on July 13, 2017. The Q2 2017 Daily Distribution Amount represented an annualized yield of approximately 10.50% assuming a $10.00 per share purchase price, the purchase price in effect during the Q2 2017 Daily Distribution Period.

135

On June 26, 2017, the Manager of the Company declared a daily distribution of $0.0028767123 per share (the “Q3 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on July 1, 2017 and ending on September 30, 2017 (the “Q3 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,532,000, were payable to shareholders of record as of the close of business on each day of the Q3 2017 Distribution Period, and were distributed to shareholders on October 9, 2017. The Q3 2017 Daily Distribution Amount represented an annualized yield of approximately 10.50% assuming a $10.00 per share purchase price, the purchase price in effect during the Q3 2017 Daily Distribution Period.

On September 28, 2017, the Manager of the Company declared a daily distribution of $0.0027397260 per share (the “Q4 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on October 1, 2017 and ending on December 31, 2017 (the “Q4 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,742,000, were payable to shareholders of record as of the close of business on each day of the Q4 2017 Distribution Period, and were distributed to shareholders on January 9, 2018. The Q4 2017 Daily Distribution Amount represented an annualized yield of approximately 10.00% assuming a $10.00 per share purchase price, the purchase price in effect during the Q4 2017 Daily Distribution Period.

On December 22, 2017, the Manager of the Company declared a daily distribution of $0.0016438360 per share (the “January 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2018 and ending on January 31, 2018 (the “January 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the January 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The January 2018 Daily Distribution Amount represented an annualized yield of approximately 6.00% assuming a $10.00 per share purchase price, the purchase price in effect during the January 2018 Daily Distribution Period.

On January 26, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “February 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on February 1, 2018 and ending on February 28, 2018 (the “February 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the February 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The February 2018 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the February 2018 Daily Distribution Period.

On February 27, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “March 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on March 1, 2018 and ending on March 31, 2018 (the “March 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the March 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The January 2018, February 2018, and March 2018 distributions totaled approximately $1,359,000. The March 2018 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the March 2018 Daily Distribution Period.

On March 28, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “April 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2018 and ending on April 30, 2018 (the “April 2018 Distribution Period”). Such distributions, the aggregate amount of which is not determinable at this time, will be payable to shareholders of record as of the close of business on each day of the April 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The April 2018 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the April 2018 Daily Distribution Period.

On April 30, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “May 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on May 1, 2018 and ending on May 31, 2018 (the “May 2018 Distribution Period”). Such distributions, the aggregate amount of which is not determinable at this time, will be payable to shareholders of record as of the close of business on each day of the May 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The May 2018 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the May 2018 Daily Distribution Period.

136

Based on the average of the daily distributions declared by us for the distribution periods during the 2016 calendar year of $0.0025169477, such distributions would equate to a yield of approximately 9.19% on an annualized basis, assuming a $10.00 per share purchase price. Based on the daily distributions declared by us for the distribution periods during the 2017 calendar year of $0.0028421842, such distributions would equate to a yield of approximately 10.37% on an annualized basis, assuming a $10.00 per share purchase price. Based on the daily distributions declared by us for the distribution periods during the 2018 calendar year (through April 30, 2018) of $0.0020792888, such distributions would equate to a yield of approximately 7.59% on an annualized basis, assuming a $10.00 per share purchase price.

While we are under no obligation to do so, we expect that our Manager will continue to declare distributions with a daily record date, and pay distributions quarterly in arrears in amounts similar to those previously declared. However, there can be no assurance as to whether distributions will be declared or the amount of such distributions. Shareholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the shareholder until the redemption date as described below in “—Redemption Plan”.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions will be authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.

We are not prohibited from distributing our own securities in lieu of making cash distributions to shareholders. Our operating agreement also gives the Manager the right to distribute other assets rather than cash.  The receipt of our securities or assets in lieu of cash distributions may cause shareholders to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our common shares on a stock exchange or other trading market, nor is it expected that a public market for the common shares will develop.  We also do not anticipate that we will distribute other assets in kind (other than in the context of a roll up transaction).

During fiscal year 2017, our distributions were funded from both cash flow from our real estate investments and offering proceeds with a majority of such distributions being funded from our cash flow provided by real estate investments. Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for investment in real estate properties, real estate-related assets and other investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this offering until we have raised significant capital and made substantial investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager and dealer manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our redemption plan will also reduce funds available for distribution to remaining shareholders.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

137

To date, we have focused exclusively on acquiring debt and equity assets with fixed rates of return. Additionally, for investments where the we are not the senior lender, we frequently take the additional protective measure of targeting stabilized assets, or properties with an occupancy rate of at least 90%.

We believe guarantees from project sponsors offer investors an additional layer of protection against potential downside scenarios. All of our investments provide protection in the form of either full-recourse loans, or carve-out and other guarantees. Moreover, the portfolio’s construction loans feature completion guarantees, which aim to protect against potential cost overruns. Finally, our equity investments generally include control and takeover provisions under certain circumstances.

We also believe that, for our investments described herein, we have achieved significant downside protection to market value fluctuations with weighted average leverage (either LTC or LTV) of approximately 78%. We believe our focus on debt and equity with fixed rates of returns, the inclusion of guarantees in our deals, and our conservative weighted average leverage render our investments relatively low-risk as compared to comparable real estate investments.

138

Distribution Support Commitment

To provide shareholders with distributions before we had acquired a substantial portfolio of income-producing investments, Fundrise, LP, an affiliate of our sponsor, agreed to purchase additional common shares to support our quarterly distribution payments under certain circumstances (the “distribution support commitment”) pursuant to a distribution support agreement. If our operating results in any calendar quarter during the distribution support period were less than the amount that would produce a 15% annualized return, then Fundrise, LP was obligated to purchase shares following the end of such quarter at the then NAV per share for an aggregate purchase price equal to the amount by which our operating results were less than the 15% annualized amount. The distribution support commitment was to be in place until (i) the purchase by Fundrise, LP of an aggregate of $1,000,000 in common shares or (ii) December 31, 2017, whichever was earlier (the “distribution support period”).

As of February 14, 2017, Fundrise, LP has purchased 100,000 common shares in satisfaction of its distribution support commitment, thus satisfying its obligations under the distribution support commitment. Accordingly, Fundrise, LP is no longer obligated to purchase any additional shares pursuant to the distribution support commitment.

Voting Rights

Our common shareholders have voting rights only with respect to certain matters, as described below.  Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders until the redemption date as described below in “—Redemption Plan”.  Generally, matters to be voted on by our shareholders must be approved by either a majority or supermajority, as the case may be, of the votes cast by all common shares present in person or represented by proxy. Our operating agreement provides that special meetings of shareholders may be called by our Manager.  If any such vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

139

The following circumstances will require the approval of holders representing a majority or supermajority, as the case may be, of the common shares:

•	any amendment to our operating agreement that would adversely change the rights of the common shares (majority of affected class/series); and

•	removal of our Manager as the manager of our Company for “cause” as described under “Management—Term and Removal of the Manager” (two-thirds).

General Procedures

Public Announcements; Notices.  In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of common shares.

Meetings. Our operating agreement provides that special meetings of shareholders may only be called by our Manager. There will be no annual or regular meetings of the Members.

Fractional Shares.  Our Manager does not have to issue or deliver any fractional shares to any holder of common shares upon any redemption or distribution under the provisions described under “—Redemptions.”  Instead of issuing fractional shares, we may pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

Adjustments for Distributions.  Upon the redemption of any common shares, the redemption price will be reduced by the aggregate sum of distributions, if any, declared on the shares subject to the redemption request with record dates during the period between the quarter-end redemption request date and the date of redemption. If a redemption date with respect to common shares comes after the record date for the payment of a distribution to be paid on those shares but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the distribution.

Payment of Taxes.  If any person exchanging a certificate representing common shares wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.

Liquidation Rights

In the event of a liquidation, termination or winding up of our Company, whether voluntary or involuntary, we will first pay or provide for payment of our debts and other liabilities, including the liquidation preferences of any class of preferred shares. Thereafter, holders of our common shares will share in our funds remaining for distribution pro rata in accordance with their respective interests in our Company.

Preferred Shares

Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests.  In accordance with this provision, our operating agreement provides that our Manager is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests (“preferred shares”).  Unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders.  Our Manager is authorized to fix the number of preferred shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without shareholder approval.  As of the date of this offering circular, no preferred shares are outstanding and we have no current plans to issue any preferred shares.

140

We could issue a class or series of preferred shares that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares.

Transfer Agent and Registrar

On December 17, 2015, the Manager entered into an agreement with Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), whereby Computershare agreed to act as our transfer agent.

Operating Agreement

Non-Member Manager

•	Our operating agreement designates Fundrise Advisors, LLC, an affiliate of our sponsor, as our non-member manager. Our Manager is generally not entitled to vote on matters submitted to our shareholders, although its approval will be required with respect to certain amendments to the operating agreement that would adversely affect its rights. Our Manager does not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

•	Our operating agreement further provides that the Manager, in exercising its rights in its capacity as the Manager, is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.

Organization and Duration

We were formed on May 15, 2015, as Fundrise Real Estate Investment Trust, LLC, a Delaware limited liability company, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity; provided, however, that, our Manager may only revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

141

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a common share, you will be admitted as a member of our Company and will be bound by the provisions of, and deemed to be a party to, our operating agreement.  Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our Manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.  The power of attorney also grants our Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.

No Fiduciary Relationship with our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates are not liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the manager or one of our Manager’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amendment of Our Operating Agreement; Exclusive Authority of our Manager to Amend our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our Manager.  Our Manager is not required to seek approval of the shareholders to adopt or approve any amendment to our operating agreement, except to the extent that such amendment would limit the rights of the holders of any class or series of shares or would otherwise have an adverse effect on such holders. In such a case, the proposed amendment must be approved in writing by holders representing a majority of the class or series of shares so affected.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement.  We will dissolve upon: (1) the election of our Manager to dissolve us; (2) the sale, exchange or other disposition of all or substantially all of our assets; (3) the entry of a decree of judicial dissolution of our Company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

142

Books and Reports

We are required to keep appropriate books of our business at our principal offices.  The books are maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP.  For financial reporting purposes and U.S. federal income tax purposes, our fiscal year and our tax year (unless otherwise required by the Code) are the calendar year.

Determinations by our Manager

Any determinations made by our Manager under any provision described in our operating agreement are final and binding on our shareholders, except as may otherwise be required by law.  We prepare a statement of any determination by our Manager respecting the fair market value of any properties, assets or securities, and file the statement with our Company secretary.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our Company must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  To qualify as a REIT, we must satisfy other requirements as well.  See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number and value of our common shares and the number and value of shares of our Company that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of certain attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive.  Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive.  We refer to these limits collectively as the “ownership limit.”  An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of the shares of our Company described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares.

The applicable constructive ownership rules under the Code are complex and may cause our shares owned actually or constructively by a group of individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% by value or number of our common shares, whichever is more restrictive, or 9.8% by value or number of our shares, whichever is more restrictive, (or the acquisition of an interest in an entity that owns, actually or constructively, our shares by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our Manager may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our Company failing to qualify as a REIT.  As a condition of its waiver or grant of excepted holder limit, our Manager may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our Manager in order to determine or ensure our Company’s qualification as a REIT. In addition, our Manager will reject any investor’s subscription in whole or in part if it determines that such subscription would violate such ownership limits.

143

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our Manager may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding of our Company or our Company would otherwise fail to qualify as a REIT.  Prior to the modification of the ownership limit, our Manager may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.  A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or shares of our Company, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common shares or shares of our Company, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of our Company, as applicable, in excess of such percentage ownership of our common shares or shares of our Company will be in violation of the ownership limit.

Our operating agreement further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our Company that would result in our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares if such transfer would result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares, or who would have owned our shares transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.  The foregoing restrictions on ownership and transfer of our shares will not apply if our Manager determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our shares as described above is no longer required in order for us to qualify as a REIT.

If any transfer of our shares would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares.  In addition, if any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our Manager or in our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.  Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our operating agreement provides that the transfer of the shares will be null and void.

Shares of our Company transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2)  the last reported NAV value of our common shares on the date we accept, or our designee accepts, such offer (or $10.00 if no NAV has been reported).  We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary.  We have the right to accept such offer until the trustee has sold the shares held in the trust as discussed below.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.

144

If we do not buy the shares, the trustee must, as soon as practicable after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of shares of our Company.  After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.  The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above.  Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon.  In addition, if, prior to discovery by us that our shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand.  The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner.  Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust.  These rights will be exercised for the exclusive benefit of the beneficiary of the trust.  Any dividend or other distribution paid prior to our discovery that our shares have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible company action, then the trustee may not rescind and recast the vote.

In addition, if our Manager determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our shares, our Manager may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem our shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder’s name and address, the number of shares of each class of our Company that the shareholder beneficially owns and a description of the manner in which the shares are held.  Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit.  In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

145

Any certificates representing our shares will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of the holders of the common shares.

Personal Conduct Repurchase Right

Our operating agreement provides that we may elect to repurchase, at a price equal to the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share) thereafter, all of the common shares held by an investor in the event that such investor fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon us, as determined by the Manager in its sole and absolute discretion. The purchase price will be payable to the investor in a single payment, with the payment becoming due fifteen (15) business days following the date on which we provide notice to the investor of our decision to repurchase the common shares.

Prospect of Roll-Up/Public Listing

Our Manager may determine that it is in our best interest to (i) contribute to, or convert the company into, an alternative vehicle, through consolidation, merger or other similar transaction with other companies, some of which may be managed by our Manager or its affiliates (a “Roll-Up”) or (ii)  list our shares (or shares of the Roll-Up vehicle) on a national securities exchange.   In connection with a Roll-Up, shareholders may receive from the Roll-Up vehicle cash, stock, securities or other interests or assets of such vehicle, on such terms as our Manager deems fair and reasonable, provided, however, that our Manager will be required to obtain approval of shareholders holding a majority of the outstanding common shares if required by applicable laws or regulations.

Anti-Takeover Effects of Our Operating Agreement and Delaware Law

The following is a summary of certain provisions of our operating agreement and Delaware law that may be deemed to have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our Company.  These provisions include the following:

Authorized but Unissued Shares

Our operating agreement authorizes us to issue additional common shares or other securities of our Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over us by means of a tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203

We are a limited liability company organized under Delaware law.  Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it.  Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us.  In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.

146

Valuation Policies

We usually engage an independent valuation expert with expertise in appraising commercial real estate loans and assets or receive an independent valuation expert report at the time each loan or asset is acquired in order to provide valuations of certain commercial real estate assets and investments, including related liabilities, that are set forth in reports of the underlying real estate, and to adjust those valuations for events known to the independent valuation expert that it believes are likely to have a material impact on previously provided estimates of the value, to the extent applicable, of the affected commercial real estate assets and investments and related liabilities. Our real estate assets consist primarily of a diversified portfolio of commercial real estate loans, commercial real estate and other real estate-related assets where the underlying collateral is typically commercial real estate or security interests therein. Our commercial real estate related liabilities consist primarily of related party loans and participation interests, as described in “Plan of Operations—Related Party Loans and Warehousing of Assets”. In addition, our assets include liquid assets and securities classified as held to maturity, which are not valued by our independent valuation expert, and cash and cash equivalents. We amortize asset acquisition costs over the duration of the real estate asset. In the instances of assets with uncertain durations, we amortize asset acquisition costs over five years. Our liabilities also include accrued fees and operating expenses, accrued distributions payable, accrued management fees and, to the extent we are using margin, trade payables incurred in the ordinary course of business, which are estimated by our Manager. Our Manager is responsible for ensuring that the independent valuation expert discharges its responsibilities in accordance with our valuation guidelines, and periodically receives and reviews such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility.

At the end of each fiscal quarter our sponsor's internal accountants calculate our NAV per share using a process that reflects (1) estimated values of each of commercial real estate assets and investments, as determined by such asset management team, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of periodic distributions and (4) estimated accruals of operating revenues and expenses. For joint venture or direct equity investments, the sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where we determine that an appraisal of the underlying real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate loans and assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, or prepare, our quarterly NAV per share. If a material event occurs between scheduled annual valuations that our Manager believes may materially affect the value of any of our commercial real estate assets and investments, including related liabilities, our Manager anticipates informing the independent valuation expert so that, if appropriate, the valuation may adjust compared to the most recent valuations provided in the applicable report, if any, to account for the estimated impact. Our sponsor's internal accountants determine our NAV per share by dividing our NAV in such fiscal quarter by the number of our common shares outstanding as of the end of such fiscal quarter, prior to giving effect to any share purchases or redemptions to be effected for such fiscal quarter.

As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our shares on a quarterly basis, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. However, the majority of our assets consist of commercial real estate loans and, as with any commercial real estate valuation protocol, the conclusions reached by our independent valuation expert are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

On April 1, 2018, the Company announced that its net asset value per share (“NAV”) as of March 31, 2018 is $9.86 per share of our Common Shares. This NAV per common share will be effective through July 1, 2018, unless updated by us prior to that time.

147

Our Sponsor’s Asset Management Team

As of the date of this offering circular, our sponsor’s real estate and accounting teams are composed of eighteen professionals with more than 100 years of combined experience. Of these professionals, the primary real estate management team is made up of three officers of our sponsor, two real estate vice presidents, three real estate senior associates, four real estate analysts, and five accountants. All of these professionals play a role in asset management because our sponsor takes a “cradle to grave” approach to asset management, meaning that the real estate team that closes a deal is then responsible for asset management of the property for the life of the investment.

Members of our sponsor’s real estate team have previously worked as real estate developers, fund managers, real estate brokers, and home-builders, while members of our sponsor’s accounting team have worked as auditors, fund accountants, and property accountants. Prior to being employed by our sponsor, these team members accumulated direct management experience with real estate development, fund management, leasing, construction and financing in excess of $2 billion of real estate, not including their experience with our sponsor.

In addition, our sponsor believes that it will ultimately be much more cost effective and efficient to produce NAV through its own real estate and accounting teams than through the use of outside valuation consultants.

Quarterly Share Price Adjustments

Our Manager set our initial offering price at $10.00 per share. Thereafter, the per share purchase price in this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable and announced by us thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription.

We file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that will be applicable for such fiscal quarter, which we refer to as the pricing supplement. We also post that fiscal quarter’s NAV on the public Fundrise Platform, www.fundrise.com. The Fundrise Platform will also contain this offering circular, including any supplements and amendments. We disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. In addition, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per share applicable to such fiscal quarter. Thus, even if settlement occurs in the following quarter, the purchase price for the shares will be the price in effect at the time the subscription was received.

Redemption Plan

While shareholders should view this investment as long-term, we have adopted a redemption plan whereby, on a monthly basis, an investor has the opportunity to obtain liquidity. Our Manager has designed our redemption plan with a view towards providing investors with an initial period with which to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by our Company, our Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In the event of a conflict between the minimum and maximum amounts that may be redeemed, the maximum dollar amount allowable will control. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

148

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date.

149

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

The following is a brief comparison of our redemption plan during the Introductory Period (up to 90 days after settlement) and the Post-Introductory Period (90 days or more after settlement), which is qualified in its entirety by the disclosure contained herein.

SUMMARY OF REDEMPTION PLAN

	Introductory Period	Post-Introductory Period
Duration	First 89 days after settlement	90+ days after settlement
Redemption Price	100% of purchase price less distributions paid and distributions declared and to be paid less third-party costs	97-100% of NAV depending on hold time (no reduction for distributions) less third-party costs
Timing to submit request	At least 60 days prior to the effective redemption date (but in no event 90 or more days after first acquiring the shares)	At least 60 days prior to the effective redemption date
Last Date to Withdraw Request	Up to the effective redemption date.	Up to the effective redemption date.
Date of Redemption Payment	Within 3-5 business days after the effective redemption date.	Within 3-5 business days after the effective redemption date.
Frequency	Monthly (after a minimum 60 day waiting period after the submission of the redemption request).	Monthly (after a minimum 60 day waiting period after the submission of the redemption request).
Minimum Amount of Shares Redeemed	None.	None.
Maximum Amount of Shares Redeemed	5,000 common shares or $50,000, whichever is less.	5,000 common shares or $50,000, whichever is less.

150

We have the right to monitor the trading patterns of shareholders or their financial advisors and we reserve the right to reject any purchase or redemption transaction at any time based on what we deem to be a pattern of excessive, abusive or short-term trading. We expect that there will be no regular secondary trading market for our common shares. However, in the event a secondary market for our shares develops, we will terminate our redemption plan.

Redemption of our common shares will be made monthly upon written request to us at least sixty (60) days prior to the effective redemption date; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to our Manager prior to the end of such shareholder's Introductory Period. Our Manager intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Shareholders may withdraw their redemption request at any time prior to the effective redemption date.

We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests made in any given time period. In the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend to limit shareholders to redemption requests of no more than the 5,000 common shares or $50,000, whichever is less. In the event of a conflict between the minimum and maximum amounts that may be redeemed, the maximum dollar amount allowable will control.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month, as these commercial real estate assets are paid off or sold, but in no event will we redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

Furthermore, a shareholder requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges.

151

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT (for example, if a redemption request would cause a non-redeeming shareholder to violate the ownership limits in our operating agreement or if a redemption constitutes a “dividend equivalent redemption” that could give rise to a preferential dividend issue, to the extent applicable). Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan.

As of December 31, 2017, approximately 265,000 common shares have been submitted for redemption and 100% of such redemption requests have been honored.

For more information about our redemption plan or to submit a redemption request, please contact us by email at investments@fundrise.com.

Reports to Shareholders

Our operating agreement requires that we prepare an annual report and deliver it to our common shareholders within 120 days after the end of each fiscal year. Our Manager is required to take reasonable steps to ensure that the annual report complies with our operating agreement provisions and with applicable securities laws.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events, such as asset acquisitions. We will file updated offering circulars and offering circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. In addition, we will provide you directly with periodic updates, including offering circulars, offering circular supplements, quarterly pricing supplements, semi-annual information statements and other information.

We will provide such periodic updates electronically through the Fundrise Platform website at www.fundrise.com, and documents will be provided electronically. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of the Fundrise Platform website are not incorporated by reference in or otherwise a part of this offering circular.

152

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section, references to “we,” “us” or “our company” means only Fundrise Real Estate Investment Trust, LLC and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of any subsidiaries and other lower-tier affiliated entities, will be in accordance with its applicable organizational documents and as described in this offering circular. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders who are U.S. persons (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	REITs;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment;

•	non-corporate taxpayers subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in our company;

•	tax exempt organizations, except to the extent discussed below in “—Taxation of Our Company—Taxation of Tax Exempt U.S. Shareholders;” and

•	non-U.S. persons (as defined below), except to the extent discussed below in “—Taxation of Our Company—Taxation of Non-U.S. Shareholders.”

Except to a limited extent noted below, this summary does not address state, local or non-U.S. tax considerations. This summary assumes that shareholders will hold our common shares as capital assets, within the meaning of Section 1221 of the Code, which generally means as property held for investment.

153

For the purposes of this summary, a U.S. person is a beneficial owner of our common shares who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. shareholder is a beneficial owner of our common shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our common shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. shareholder is a beneficial owner of our common shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts and that a court could agree with the IRS.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of Our Company

We elected to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2015. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to its stockholders if it meets the applicable REIT distribution and other requirements for qualification. We believe that we have been organized, owned and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed ownership, organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. However, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations (including with respect to matters that we may not control or for which it is not possible to obtain all the relevant facts) and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us that we will so qualify for any particular year or that the IRS will not challenge our conclusions with respect to our satisfaction of the REIT requirements.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

154

Taxation of REITs in General

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the shareholder level, upon a distribution of dividends by the REIT.

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be subject to regular U.S. federal corporate tax on any undistributed income, including undistributed cashless income such as accrued but unpaid interest.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any (although, under the TCJA, the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017).

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) treating any income from such property as non-qualifying for purposes of the REIT gross income tests discussed below, provided however, that the gain from the sale of the property or net income from the operation of the property that would not otherwise qualify for the 75% income test but for the foreclosure property election will be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiary, or TRS, and any other TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items because the reported amounts were not consistent with arm’s-length amounts.

155

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 5-year period following their acquisition from the non-REIT corporation.

•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain in its income (to the extent we make a timely designation of such gain to the shareholder), would be deemed to have paid the tax that it paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may own subsidiaries that will elect to be treated as TRSs and we may hold equity interests in our borrowers or other investments through such TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (“REMICs”) or “taxable mortgage pools” to the extent our stock is held in record name by specified tax exempt organizations not subject to tax on unrelated business tax income (“UBTI”) or non-U.S. sovereign investors.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and non-U.S. income, franchise property and other taxes.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for U.S. federal income tax purposes for our taxable year ended December 31, 2015 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below (or as in effect for prior years), relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders.

The discussion below summarizes current law except where expressly noted otherwise. We do not believe any differences between the current requirements for qualification as a REIT and the requirements in effect for any prior year have prevented us from qualifying as a REIT for any period.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	commencing with its second REIT taxable year, the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, commencing with its second REIT taxable year, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” as defined in the Code to include specified entities (the “5/50 Test”);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes, and complies with the record-keeping requirements of the Code and the regulations promulgated thereunder; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

156

For purposes of condition (1), “directors” generally means persons treated as “directors” for purposes of the Investment Company Act, which we believe includes our Manager. Our shares are generally freely transferable, and we believe that the restrictions on ownership and transfers of our shares do not prevent us from satisfying condition (2). Although we are organized as a limited liability company, for U.S. federal income tax purposes we elected to be classified as a corporation in compliance with condition (3). We believe that the shares sold in this offering will allow us to timely comply with condition (6). However, depending on the number of shareholders who subscribe for shares in this offering and the timing of subscriptions, we may need to conduct an additional offering of preferred shares to timely comply with (5). For purposes of determining stock ownership under condition (6) above, a certain stock bonus, pension, or profit-sharing plan, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust generally are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. Provided we comply with these record keeping requirements and that we would not otherwise have reason to believe we fail the 5/50 Test after exercising reasonable diligence, we will be deemed to have satisfied the 5/50 Test. In addition, our operating agreement provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described above.

For purposes of condition (9) above, we will have used and will continue to use a calendar year for U.S. federal income tax purposes, and we intend to continue to comply with the applicable recordkeeping requirements.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. For purposes of determining the amount of the REIT’s taxable income that must be distributed, or is subject to tax, the REIT’s share of partnership income is determined under the partnership tax provisions of the Code and will reflect any special allocations of income or loss that are not in proportion to capital interests. Income earned through partnerships retains its character for U.S. federal income tax purposes when allocated among its partners. We intend to obtain covenants from any partnerships in which we invest but do not control to operate in compliance with the REIT requirements, but we may not control any particular partnership into which we invest, and thus no assurance can be given that any such partnerships will not operate in a manner that causes us to fail an income or asset test requirement. In general, partnerships are not subject to U.S. federal income tax.  We elected to be taxable as a REIT for U.S. federal income tax purposes for our taxable year ended December 31, 2015 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below (or as in effect for prior years), relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders.

The discussion below summarizes current law except where expressly noted otherwise. We do not believe any differences between the current requirements for qualification as a REIT and the requirements in effect for any prior year have prevented us from qualifying as a REIT for any period.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies or other domestic unincorporated entities that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests unless they elect TRS status. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

157

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Shareholders” and “—Annual Distribution Requirements.”

We may hold any equity interests we receive in our borrowers or certain other investments through one or more TRSs. While we intend to manage the size of our TRSs and dividends from our TRSs in a manner that permits us to qualify as a REIT, it is possible that the equity investments appreciate to the point where our TRSs exceed the thresholds mandated by the REIT rules. In such cases, we could lose our REIT status if we are unable to satisfy certain exceptions for failing to satisfy the REIT income and asset tests. In any event, any earnings attributable to equity interests held in TRSs or origination activity conducted by TRSs will be subject to U.S. federal corporate income tax.

To the extent we hold an interest in a non-U.S. TRS, potentially including a CDO investment, we may be required to include our portion of its earnings in our income irrespective of whether or not such non-U.S. TRS has made any distributions. Any such income will not be qualifying income for purposes of the 75% gross income test and may not be qualifying income for purposes of the 95% gross income test.

Taxable Mortgage Pools

We may enter into transactions that could result in us being considered to own interests in one or more taxable mortgage pools. An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and could be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

158

Certain Equity Investments and Kickers

We expect to hold certain equity investments (with rights to receive preferred economic returns) in entities treated as partnerships for U.S. federal income tax purposes and may hold “kickers” in entities treated as partnerships for U.S. federal income tax purposes (and may hold such a kicker outside of a TRS). When we hold investments treated as equity in partnerships, as discussed above, for purposes of the REIT income and asset tests we are required to include our proportionate share of the assets and income of the partnership, based on our share of partnership capital, as if we owned such share of the issuer’s assets directly. As a result, any nonqualifying income generated, or nonqualifying assets held, by the partnerships in which we hold such equity could jeopardize our compliance with the REIT income and asset tests. We intend to obtain covenants from our equity issuers (including a kicker issuer if the kicker is held outside of a TRS) to operate in compliance with the REIT requirements, but we generally will not control such issuers, and thus no assurance can be given that any such issuers will not operate in a manner that causes us to fail an income or asset test requirement. Moreover, at least one IRS internal memorandum would treat the preferred return on certain equity investments as interest income for purposes of the REIT income tests, which treatment would cause such amounts to be nonqualifying income for purposes of the 75% gross income test. Although we do not believe that interest income treatment is appropriate, and that analysis was not followed in subsequent IRS private letter rulings, the IRS could re-assert that position. In addition, if the underlying property is dealer property and our equity investment (with rights to receive preferred economic returns) is treated as equity for U.S. federal income tax purposes, our gains from the sale of the property would be subject to 100% tax.

In some, or many, cases, the proper characterization of certain equity investments (with rights to receive preferred economic returns) as unsecured indebtedness or as equity for U.S. federal income tax purposes may be unclear. Characterization of such an equity investment as unsecured debt for U.S. federal income tax purposes would subject the investment to the various asset test limitations on investments in unsecured debt, and our preferred return would be treated as non-qualifying income for purposes of the 75% gross income test (but we would not have to include our share of the underlying assets and income of the issuer in our tests). Thus, if the IRS successfully challenged our characterization of an investment as equity for U.S. federal income tax purposes, or successfully treated a preferred return as interest income, we could fail an income or asset test. In that event, we could face substantial penalty taxes to cure the resulting violations, as described in “Failure to Qualify” below, or, if we were deemed to have acted unreasonably in making the investment, lose our REIT status. Conversely, we also could fail an applicable income or asset test if we have treated a preferred equity investment as indebtedness for U.S. federal income tax purposes and the IRS successfully characterizes the investment as equity for U.S. federal income tax purposes.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property or by interests in real property, and gains from the sale of real estate assets, including personal property treated as real estate assets, as discussed below (but not including certain debt instruments of publicly-offered REITs that are not secured by mortgages on real property or interests in real property), as well as income from certain kinds of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest outstanding balance of the loan during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. With respect to loans to develop or improve real property, we are permitted to include as real property collateral for the foregoing apportionment purposes the sum of the fair market value of the undeveloped land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan. The failure of a loan to qualify as an obligation secured by a mortgage on real property within the meaning of the REIT rules could adversely affect our ability to qualify as a REIT. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property will be treated as a wholly qualifying real estate asset (as discussed below under “ – Asset Tests”) and all interest will be qualifying income for the purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

In the event a mortgage loan is modified, with the exception of loans secured by both real property and personal property in which the fair market value of the personal property does not exceed 15% of the total fair market value of all such property, we may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.

159

Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property for purposes of the income tests, and generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical, and the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent we make corporate mezzanine loans or acquire other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for purposes of the 75% gross income test.

We may hold indirect participation interests in some loans, rather than direct ownership of the loan. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as an undivided ownership interest in the underlying loan, and thus as a qualifying real estate asset for purposes of the REIT asset tests that also generates qualifying mortgage interest for purposes of the 75% gross income test, to the extent that the loan underlying the participation is a qualifying real estate asset that generates qualifying income for such purposes. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

 We expect that any mortgage backed securities that we invest in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such mortgage backed securities will be qualifying income for the 95% gross income test. In the case of mortgage backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans, and any mortgage loans that we own directly, would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured by real property, as discussed above. In the case of mortgage backed securities treated as interests in a REMIC for U.S. federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. However, if less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. We expect that any interest income from mortgage backed securities that are not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. Mortgage loans that may be held by a grantor trust or REMIC may not necessarily qualify as “real estate assets” for purposes of the REIT rules. As a result, it may be difficult, if not impossible, to determine whether income from certain CMBS investments will be qualifying 75% gross income. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

160

Fee Income

Although not currently contemplated, we may receive various fees and expense reimbursements from borrowers in connection with originating loans. Fees that are for entering into agreements to make loans are qualifying income for both gross income tests. Other fees that are treated as “points” are treated as additional interest on the loan and are qualifying or nonqualifying based on whether the loan is a real estate asset. However, fees for services will not be qualifying income for purposes of both the 75% and 95% gross income tests. In addition, certain expense reimbursements received from the borrower, and even certain expenses paid by the borrower directly to a third party service provider, may result in nonqualifying income for both gross income tests to the extent such amounts are reimbursements for expenses that benefit us. Any fees earned by a TRS will not be included for purposes of the gross income tests but the use of a TRS to originate loans to avoid such nonqualifying income may increase the taxes paid by the TRS.

Dividend Income

We may receive material distributions from our TRSs. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

If we invest in an entity treated as a “passive investment foreign company” or “controlled foreign corporation” for U.S. federal income tax purposes, which could include a CDO investment, we could be required to include our portion of its earnings in our income prior to the receipt of any distributions. Any such income inclusions would not be treated as qualifying income for purposes of the 75% gross income test and may not be qualifying income for purposes of the 95% gross income test.

Treatment of Certain Debt Instruments as Equity

We may hold loans with relatively high loan-to-value ratios and/or high yields. Additionally, we may receive equity interests in our borrowers in connection with originating our loans. These features can cause a loan to be treated as equity for U.S. federal income tax purposes. Although we intend to structure each of our loans so that the loan should be respected as debt for U.S. federal income tax purposes, there can be no assurance that the IRS will not challenge our treatment of one or more of our loans as debt for U.S. federal income tax purposes. In the event the IRS were successful in such a challenge, all or a portion of the income from such loans could be viewed as guaranteed payments under the partnership tax rules, in which case such income may not be qualifying income for the REIT income tests, and in any event such income will likely be income from a prohibited transaction, which is excluded from the REIT income tests. As a result, such a recharacterization could adversely affect our ability to qualify as a REIT.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test if (i) we enter into the hedging transaction in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, and the hedge is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, (ii) we enter into the hedging transaction primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests and the hedge is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (iii) we enter into the hedging transaction that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that are being hedged against by the transactions described in clauses (i) or (ii) and the hedge complies with certain identification requirements. To the extent that we enter into other types of hedging transactions, including hedges of interest rates on debt we acquire as assets, or do not make proper tax identifications, as applicable, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements.

Rents from Real Property

We expect to acquire interests in real property (through majority-owned subsidiaries with rights to receive preferred economic returns), and may acquire other interests in real property (including equity participations). However, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease (determined based on the fair market values as of the beginning and end of the taxable year), then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and therefore can be subject to different interpretations.

161

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits derived by any person from such real property. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services or, if greater, 150% of our cost of providing such services, does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom Income

Due to the nature of the assets in which we may invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets. For example, we may originate debt instruments or mortgage backed securities at a discount from face value. To the extent we originate any instruments at a discount or purchase such instruments at a discount in connection with their original issuance, the discount will be “original issue discount” if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though we may not receive the corresponding cash payment until maturity. In such cases, the value of the equity interest would result in discount that must be accrued over the life of the loan. We may also acquire debt instruments that provide for interest that accrues or is payable in kind, in which case we will be required to include that income for tax purposes as it accrues rather than when it is paid in cash. To the extent we purchase debt instruments at a discount after their original issuance, the discount may represent “market discount.” Unlike original issue discount, market discount is not required to be included in income on a constant yield method. However, we will be required to treat a portion of any principal payments as ordinary income in an amount equal to the market discount that has accrued while we held the debt instrument. If we ultimately collect less on a debt instrument than our purchase price and any original issue discount or accrued market discount that we have included in income, there may be limitations on our ability to use any losses resulting from that debt instrument.

We may make loans that provide us with rights to participate in the appreciation of the collateral real property securing our debt instrument at specified times or that provide for other contingent payments based on the borrower’s performance. In circumstances where such equity features are part of the loan and not treated as a separate equity investment, we generally will be required to accrue for tax purposes the projected increase in the yield on the loan attributable to the participation feature or contingent payments over the term of the loan, even though we do not receive any cash attributable to the participation feature or contingent payments until some point in the future, if ever. In circumstances where our equity participation is structured as a separate interest from the loans, we will be required to allocate the amount we pay for the loan and the equity interest between those securities and, depending on the circumstances, such allocation may result in additional discount on the loan that must be accrued for tax purposes over the life of the loan (even though no corresponding cash payment is made until later).

We may also acquire debt instruments below par that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because our tax basis in such debt instruments may be substantially less than the face value, we could have significant income without any corresponding receipt of cash. Such a modification also may require us to retest the status of the modified loan for purposes of determining whether the loan is fully secured by real property.

162

In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to accrue the unpaid interest as taxable income.

Finally, we may be required under the terms of our indebtedness to use cash received from interest payments to make nondeductible principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, and U.S. Government securities. For this purpose, real estate assets include loans secured by mortgages on real property or on interests in real property to the extent described below, certain mezzanine loans and mortgage backed securities as described below, interests in real property (such as land, buildings, leasehold interests in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), shares in other qualifying REITs and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt. Second, not more than 25% of our assets may be represented by securities other than those in the 75% asset test. Third, of the assets that do not qualify for purposes of the 75% test and that are not securities of our TRSs: (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets, and (ii) we generally may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets. Fifth, not more than 25% of the value of our gross assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code. In the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). As a result, the straight debt exception would not be available to us with respect to a loan where we also hold an equity participation in the borrower through a TRS.

163

Except as provided below, a real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Under special guidance issued by the IRS, if the value of the mortgage loan exceeds the greater of the current value of the real property securing the loan and the value of the real property securing the loan at the time we committed to acquire the loan, such excess will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans to determine if the modified loan is adequately secured by real property as of the modification date if the modification results in a taxable exchange. However, under special guidance issued by the IRS, if a loan modification occurred as a result of default or we reasonably believed that there was a significant risk of default and the modification reduced such risk, we generally would not be required to retest such modified loan. Notwithstanding the foregoing, as discussed above under “ – Gross Income Tests – Interest Income,” a mortgage loan secured by both real property and personal property will be treated as a wholly qualifying real estate asset if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral is less than the outstanding principal balance on the loan.

As discussed above under “—Gross Income Tests,” certain loans that we might originate could be at risk of being treated as equity interests in the borrower for U.S. federal income tax purposes. In such cases, we would likely be treated as owning our proportionate share of the borrower’s assets (if the borrower is a pass-through entity) or as owning corporate stock (if the borrower is a corporation), which could adversely affect our ability to comply with the asset tests.

As discussed above under “—Gross Income Tests,” there may be circumstances in which our mezzanine loans do not comply with the safe harbor under Revenue Procedure 2003-65. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect our REIT status.

As discussed above under “—Gross Income Tests,” participation interests in loans that we acquire may not be treated as direct interests in the underlying mortgage loan, which may cause the participation interest to not qualify as a real estate asset. While we intend that any such participation interests will be structured in a manner so as to be treated for REIT purposes as equivalent to a direct interest in the loan, and therefore, as a real estate asset, there can be no guarantee that such treatment is respected by the IRS.

Regular or residual interests in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. The IRS has issued guidance providing that, among other things, if a REIT holds a regular or residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests. The remaining 20% of the value of the REIT’s interest in the REMIC would not qualify as a real estate asset for purposes of the REIT asset tests and could adversely affect our ability to qualify as a REIT. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent they are secured by real property. Investments in mortgage backed securities that are not interests in a grantor trust or REMIC or government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.

We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We generally believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, which could impact our REIT status.

We believe that our loan holdings and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets (or the value of the collateral securing our loans). We may not obtain independent appraisals to support our conclusions concerning the values of our assets, or in many cases, the values may not be susceptible to a precise determination and are subject to change in the future. In some cases, we may rely on our own valuation that differs from the value determined by an appraiser. There can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT.

164

Failure to Satisfy Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which we identified the failure to satisfy the REIT asset test) and paying a tax equal to the greater of (x) $50,000 or (y) the amount determined by multiplying the net income generated during a specified period by the assets that cause the failure by the highest U.S. federal income tax rate applicable to corporations.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and its net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. To avoid paying preferential dividends, we must treat every shareholder of the class of shares with respect to which we make a distribution the same as every other shareholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, and to abide by the rights and preferences of each class of our shares if there is more than one, and will seek to avoid dividend equivalent redemptions. (See “— Taxation of U.S. Shareholders — Redemptions of Common Shares” below for a discussion of when redemptions are dividend equivalent and measures we intend to take to avoid them.). If, however, we qualify as a “publicly offered REIT” (within the meaning of Section 562(c) of the Code) in the future, the preferential dividend rules will cease to apply to us. In addition, the IRS is authorized to provide alternative remedies to cure a failure to comply with the preferential dividend rules, but as of the date hereof, no such authorized procedures have been promulgated.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

165

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash from operations to meet the distribution requirements, for example, due to timing differences between the actual receipt of cash and the inclusion of the corresponding items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash or non-deductible expenditures. See “—Gross Income Tests—Phantom Income” above. In the event that such shortfalls occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

In the event that we undertake a transaction (such as a tax-free merger) in which we succeed to earnings and profits of a taxable corporation, in addition to the distribution requirements above we also must distribute such non-REIT earnings and profits to our shareholders by the close the taxable year of the transaction. Such additional dividends are not deductible against our REIT taxable income. We may be able to rectify a failure to distribute any such non-REIT earnings and profits by making distributions in a later year comparable to deficiency dividends noted above and paying an interest charge.

Liquidating distributions generally will be treated as dividends for purposes of the above rules to the extent of current earnings and profits in the year paid provided we complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to sell assets at unattractive prices, distribute unsold assets to a “liquidating trust” for the benefit of our shareholders, or terminate our status as a REIT. The U.S. federal income tax treatment of a beneficial interest in a liquidating trust would vary significantly from the U.S. federal income treatment of ownership of our shares.

Excess Inclusion Income

If we directly or indirectly acquire a residual interest in a REMIC or equity interests in a taxable mortgage pool, a portion of our income from such arrangements may be treated as “excess inclusion income.” See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” We are required to allocate any excess inclusion income to our shareholders in proportion to their dividends. We would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. Our operating agreement allows us to deduct such taxes from the distributions otherwise payable to the responsible disqualified organizations. Because this tax would be imposed on our company, however, unless we can recover the tax out of distributions to the disqualified holders, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of our company or a portion of our assets as a taxable mortgage pool.

Shareholders who are not disqualified organizations will have to treat our dividends as excess inclusion income to the extent of their allocable shares of our excess inclusion income. This income cannot be offset by net operating losses of our shareholders. If the shareholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Code. If the shareholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the shareholder is a REIT, a regulated investment company, common trust fund or other pass-through entity, the shareholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity.

166

Prohibited Transactions

Net income we derive from a prohibited transaction outside of a TRS is subject to a 100% tax unless the transaction qualifies for a statutory safe harbor discussed below. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT. For purposes of this 100% tax, income earned from a shared appreciation provision in a mortgage loan (see below) is treated as if the REIT sold an interest in the underlying property (thus subjecting such income to 100% tax if we hold the shared appreciation mortgage outside of a TRS and the underlying property is inventory or held for sale). The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporations (which are taxed at regular corporate rates). Thus, we intend to conduct our operations so that loans or other assets owned by us (or assets that are the subject of a shared appreciation provision that we own) that are inventory or held primarily for sale to customers in the ordinary course of business are held through a TRS. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances, and no assurance can be given that we will be successful in isolating all investments subject to the 100% tax in our TRSs or that we will not engage in prohibited transactions outside of our TRSs. With respect to kickers treated as equity for U.S. federal income tax purposes, as well as any loans treated as equity interests in our borrowers for U.S. federal income tax purposes (see, “—Gross Income Tests—Treatment of Certain Debt Instruments as Equity”), our income from such interests may be income from a prohibited transaction subject to the 100% tax if the underlying real property is treated as held as inventory or primarily for sale to customers.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the highest U.S. federal corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election is in effect will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale in the hands of the selling REIT.

Shared Appreciation Mortgages/Equity Participations

In connection with our acquisition and/or origination of loans, we could obtain rights to share in the appreciation of the underlying collateral real property securing the mortgage loan. These participation features may be structured as “shared appreciation provisions” that are in connection with the loan itself or as a severable contingent right on the collateral. The participation features are sometimes referred to as “kickers.” To the extent the shared appreciation provision is in connection with the loan secured by real property, any income derived from the shared appreciation provision will be treated as gain from the sale of the collateral property for REIT income test purposes and for purposes of determining whether such income is income from a prohibited transaction. However, this treatment will not impact the character of the shared appreciation payment as contingent interest for other tax purposes. To the extent a participation feature is structured as a severable contingent right in the collateral property, or otherwise does not meet the definition of “shared appreciation provision,” we may either be treated as owning an equity interest in the collateral property for the REIT income and asset tests or as holding a loan that provides for interest based on net profits, which would not be qualifying income for both the 75% and 95% REIT income tests. We may hold severable contingent rights through a TRS, in which case they will be subject to corporate tax but will not generate non-qualifying income (except to the extent of TRS dividends for the 75% income test) or non-qualifying assets (except to the extent of the additional value in the TRS stock).

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to U.S. federal corporate income tax, including, for taxable years beginning prior to January 1, 2018, any applicable alternative minimum tax, on our taxable income. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, all distributions to our shareholders will generally be taxable as dividend income. Subject to certain limitations, dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

167

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax exempt organizations.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, non-corporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends.” Qualified REIT dividends eligible for this deduction generally will include our dividends received by a non-corporate U.S. stockholder that we do not designate as capital gain dividends and that are not qualified dividend income. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. As discussed above, if we realize excess inclusion income from a residual interest in REMIC or a taxable mortgage pool and allocate such excess inclusion income to a taxable U.S. shareholder, that income cannot be offset by net operating losses of such shareholder.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders who are individuals and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months generally are subject to a 25% maximum U.S. federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s common shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. shareholder’s common shares, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses, subject to limitations, may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Our Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us.

Dispositions of Our Common Shares

In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common shares will be subject to tax at capital gains rates, if such shares were held for more than one year, and will be taxed at ordinary income rates if such shares were held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal corporate income tax, whether or not classified as long-term capital gains.

Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses (or short-term capital losses if the shares have not been held for more than one year), and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

168

Redemptions of Common Shares

A redemption of shares will be treated under Section 302 of the Code as a taxable distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the redeemed shares. A redemption that is not treated as a sale or exchange will be taxed in the same manner as regular distributions (e.g., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend), and a redemption treated as a sale or exchange will be taxed in the same manner as other taxable sales discussed above.

The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular redemption will depend upon the facts and circumstances as of the time the determination is made and the constructive ownership rules are complicated, prospective shareholders are advised to consult their own tax advisers to determine such tax treatment.

If a redemption of shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of the property received by the redeeming shareholder. In addition, although guidance is sparse, the IRS could take the position that shareholders who do not participate in any redemption treated as a dividend should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in us as a result of the redemption, even though such shareholder did not actually receive cash or other property as a result of such redemption. The amount of any such constructive dividend would be added to the nonredeeming shareholder’s basis in his shares. It also is possible that under certain technical rules relating to the deduction for dividends paid, the IRS could take the position that redemptions taxed as dividends impair our ability to satisfy our distribution requirements under the Code. To avoid certain issues related to our ability to comply with the REIT distribution requirements (see “— Qualification as a REIT — Annual Distribution Requirements”), we have implemented procedures designed to track our shareholders’ percentage interests in our common shares and identify any such dividend equivalent redemptions, and we will decline to effect a redemption to the extent that we believe that it would constitute a dividend equivalent redemption. However, we cannot assure you that we will be successful in preventing all dividend equivalent redemptions. In general, the U.S. federal income tax rules applicable to REITs likely will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust. ” Each shareholder would be treated as receiving a liquidating distribution equal to the value of the liquidating trust interests received by the shareholder. The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our shares.

Liquidating Distributions

Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a U.S. shareholder with respect to our common shares will be treated first as a recovery of the shareholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our common shares.

Medicare Tax on Unearned Income

U.S. shareholders that are individuals, estates or trusts may be required to pay an additional 3.8% tax on, among other things, dividends on our common shares (without regard to the 20% deduction allowed by the TCJA on ordinary REIT dividends) and capital gains from the sale or other disposition of stock. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

Treatment of Tax Exempt U.S. Shareholders

U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax exempt shareholder) and (2) we do not hold REMIC residual interests or interests in a taxable mortgage pool that gives rise to “excess inclusion income,” distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax exempt U.S. shareholder. Excess inclusion income from REMIC residual interests or interests in a taxable mortgage pool, if any, that we allocate to a tax-exempt U.S. shareholder will be treated as UBTI (or, in the case of a disqualified organization, taxable to us). See “—Excess Inclusion Income.”

169

Tax exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), or (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

A pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have satisfied the 5/50 Test but for a special rule that permits us to “look-through” such trusts to the ultimate beneficial owners of such trusts in applying the 5/50 Test.

In general, the U.S. federal income tax rules applicable to REITs will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a liquidating trust. The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our stock, including the potential incurrence of income treated as UBTI.

Tax exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of owning our common shares.

U.S. Taxation of Non-U.S. Shareholders

General

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where a non-U.S. shareholder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, dividend income received in respect of our common shares and gain from the sale of our common shares generally will be “effectively connected income” (“ECI”) subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. shareholder were a U.S. shareholder, and such dividend income may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty) on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation. Additionally, non-U.S. shareholders that are nonresident alien individuals who are present in the U.S. for 183 days or more during the taxable year and have a “tax home” in the U.S. are subject to a 30% withholding tax on their capital gains. The remaining discussion below assumes the dividends and gain generated in respect of our common shares is not effectively connected to a U.S. trade or business of the non-U.S. shareholder and that the non-U.S. shareholder is not present in the U.S. for more than 183 days during any taxable year.

FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gains from U.S. real property interests (“USRPIs”) are generally treated as ECI subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. shareholder were a U.S. shareholder (and potentially branch profits tax to non-U.S. corporations), and will generate return filing obligations in the United States for such non-U.S. shareholders. USRPIs for purposes of FIRPTA generally include interests in real property located in the United States and loans that provide the lender with a participation in the profits, gains, appreciation (or similar arrangements) of real property located in the United States. Loans secured by real property located in the United States that do not provide the lender with a participation in profits, gains, appreciation (or similar arrangements) of the real property are generally not treated as USRPIs.

In addition, stock of a domestic corporation (including a REIT such as us) will be a USRPI if at least 50% of its real property assets and assets used in a trade or business are USRPIs at any time during a prescribed testing period. Notwithstanding the foregoing rule, (i) our common shares will not be a USRPI if we are “domestically-controlled,” (ii) our common shares will not be a USRPI with respect to a selling non-U.S. shareholder if the shares sold are of a class that is regularly traded on an established securities market and the selling non-U.S. shareholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition or the period of our existence), or (iii) with respect to a selling non-U.S shareholder that is a “qualified shareholder” (as described below) or (iv) with respect to a selling non-U.S. shareholder that is a “qualified foreign pension fund” (as described below).

170

A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of common shares or the period of the REIT’s existence), less than 50% in value of its outstanding shares of common shares is held directly or indirectly by non-U.S. persons. For these purposes, a person holding less than 5% of our common shares for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. We cannot assure you that we will be domestically-controlled at all times in the future.

Our shares are not currently traded on an established securities market, and we have no current intent to list our shares for trading. We also cannot assure you that we will be domestically-controlled at all times in the future. Thus, we cannot assure you that our stock is not or will not become a USRPI in the future.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of USRPIs will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income from REMIC residual interests or interests in a taxable mortgage pool will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Non-Dividend Distributions

A non-U.S. shareholder should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of its common shares . A non-U.S. shareholder generally will not be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock unless our common shares unless our common shares constitute a USRPI and no other exception applies to the selling non-U.S. shareholder. If our common shares is a USRPI, and no other exception applies to the selling non-U.S. shareholder, distributions in excess of both our earnings and the non-U.S. shareholder’s basis in our stock will be treated as ECI subject to U.S. federal income tax. Regardless of whether the distribution exceeds basis, we will be required to withhold 15% of any distributions to non-U.S. shareholders in excess of our current year and accumulated earnings (i.e., including distributions that represent a return of the non-U.S. shareholder’s tax basis in our common shares). The withheld amounts will be credited against any U.S. tax liability of the non-U.S. shareholder, and may be refundable to the extent such withheld amounts exceed the shareholder’s actual U.S. federal income tax liability. Even in the event our common shares is not a USRPI, we may choose to withhold on the entire amount of any distribution at the same rate as we would withhold on a dividend because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits, to the extent such withheld amounts exceed the shareholder’s actual U.S. federal income tax liability.

Capital Gain Dividends and Distributions of FIRPTA Gains

Subject to the exceptions that may apply if our common shares are regularly traded on an established securities market or if the selling non-U.S. shareholder is a “qualified shareholder” or a “qualified foreign pension fund,” each as described below, under a FIRPTA “look-through” rule, any of our distributions to non-U.S. shareholders of gain attributable to the sale of a USRPI will be treated as ECI and subject to the 21% FIRPTA withholding regardless of whether our common shares constitute a USRPI. Amounts treated as ECI under the look-through rule may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty), after the application of the income tax to such ECI, in the case of a non-U.S. shareholder that is a corporation. In addition, we will be required to withhold tax at the highest U.S. federal corporate income tax rate on the maximum amount that could have been designated as capital gains dividends. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax. This FIRPTA look through rule also applies to distributions in redemption of shares and liquidating distributions, to the extent they represent distributions of gain attributable to the sale of a USRPI.

A distribution that would otherwise have been treated as gain from the sale of a USRPI under the FIRPTA look-through rule will not be treated as ECI, and instead will be treated as otherwise described herein without regard to the FIRPTA look-through rule, if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. shareholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the distribution is received. We currently are not publicly traded and such rules will not apply unless and until our common shares become “regularly traded” on an established securities exchange in the future.

171

Dispositions of Our Common Shares

A sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income tax unless our shares are a USRPI. Subject to the exception that may apply if our common shares were regularly traded on an established securities market (as described above), if our shares are a USRPI, gain from the sale of our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, each as described below. If our shares are not a USRPI, gain from the sale of our shares would not be subject to U.S. federal income tax.

To the extent our common shares are held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” our common shares will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the applicable percentage of the qualified shareholder's stock (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPI. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an "applicable investor" is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.

For FIRPTA purposes, a "qualified foreign pension fund" shall not be treated as a non-U.S. stockholder, and any entity all of the interests of which are held by an qualified foreign pension fund shall be treated as such a fund. A "qualified foreign pension fund" is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees by either (A) a foreign country as a result of services rendered by such employees to their employers, or (B) one or more employers in consideration for services rendered by such employees to such employers, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate.

Redemptions and Liquidating Distributions

A redemption of shares by a non-U.S. shareholder will be treated as a regular distribution or as a sale or exchange of the redeemed shares under the same rules of Section 302 of the Code that apply to U.S. shareholders and which are discussed above under “Taxation of Taxable U.S. Shareholders—Redemptions of Common Shares.” Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a redemption treated as a sale or exchange of our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, as described above, and (ii) if our shares are not a USRPI, gain from a redemption treated as a sale or exchange of our shares would not be subject to U.S. federal income tax.

Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a non-U.S. shareholder with respect to our common shares will be treated first as a recovery of the shareholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our common shares. Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a liquidating distribution with respect our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, as described above, and (ii) if our shares are not a USRPI, gain from a liquidating distribution with respect to our shares would not be subject to U.S. federal income tax. In general, the U.S. federal income tax rules applicable to REITs will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust. ” The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our stock, including the potential incurrence of income treated as ECI and the likely requirement to file U.S. federal income tax returns.

The IRS takes the view that under the FIRPTA look-through rule, but subject to the exceptions described above that may apply to a holder of no more than 10% of our common shares if our common shares are regularly traded on an established securities market, to a qualified shareholder or to a qualified foreign pension fund, distributions in redemption of our common shares and liquidating distributions to non-U.S. shareholders will be treated as ECI and subject to withholding at the highest U.S. federal corporate income rate, and also potentially subject to branch profits tax in the case of corporate non-U.S. shareholders, to the extent that the distributions are attributable to gain from the sale of a USRPI, regardless of whether our stock is a USRPI and regardless of whether the distribution is otherwise treated as a sale or exchange.

172

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of dividends or capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts and FATCA

Federal legislation commonly referred to as “FATCA” currently imposes withholding taxes on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities and will impose withholding taxes with respect to payments of disposition proceeds of U.S. securities realized after December 31, 2018. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders who own shares of our common shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends currently on, and will impose a 30% withholding tax on gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

173

State, Local and Non-U.S. Taxes

We and our shareholders may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or non-U.S. tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. The TCJA also disallows itemized deductions for individuals for state and local income, property and sales taxes in excess of a combined limit of $10,000 per year. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our common shares.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common shares.

The recently enacted TCJA, generally applicable for tax years beginning after December 31, 2017, made significant changes to the Code, including a number of provisions of the Code that affect the taxation of businesses and their owners, including REITs and their stockholders.

Among other changes, the TCJA made the following changes:

•	For tax years beginning after December 31, 2017 and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced and (ii) non-corporate taxpayers are permitted to take a deduction for certain pass-through business income, including, as discussed above, dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

•	The maximum U.S. federal income tax rate for corporations has been reduced, and corporate alternative minimum tax has been eliminated for corporations, which would generally reduce the amount of U.S. federal income tax payable by our TRSs and by us to the extent we were subject corporate U.S. federal income tax. In addition, the maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest has been reduced.

•	Certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by us or our TRSs.

•	Certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by us or our TRSs.

•	A U.S. tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•	Accounting rules generally require us to recognize income items for federal income tax purposes no later than when we take the item into account for financial statement purposes, which may accelerate our recognition of certain income items.

The effect of the TCJA on us and our shareholders is uncertain, and administrative guidance will be required in order to fully evaluate the effect of many provisions. Any technical corrections with respect to the TCJA could have an adverse effect on us or our shareholders.

174

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common shares (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our common shares (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our common shares, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we will invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common shares by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common shares is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our common shares (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our Manager or one or more of its affiliates, as a result of which our Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common shares should consult with their counsel to determine whether an investment in our common shares would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

175

If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

The shares will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the shares may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the shares will not be issued by a registered investment company.

The 25% Limit. Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. Our operating agreement provides that if benefit plan investors exceed the 25% Limit, we may redeem their interests at a price equal to the then current NAV per share. We intend to rely on this aspect of the Plan Assets Regulation.

176

Operating Companies. Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

If the 25% Limit is exceeded and we do not exercise our right to redeem benefit plan investors as described above, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our common shares.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our Company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our Company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our Company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.

The DOL has issued a final regulation significantly expanding the concept of “investment advice” for purposes of determining fiduciary status under ERISA.  The DOL recognized that transactions such as the mere offering of the shares to sophisticated Plans could be characterized as fiduciary investment advice under this new regulation absent an exception and that such potential for fiduciary status would not be appropriate in these contexts.  Accordingly, the DOL provided an exception based upon satisfaction of certain factual conditions.  While the final regulation does not become effective until April 2017, we may elect to ensure these conditions are satisfied in connection with the offering of the shares.  Finally, fiduciaries of Plans should be aware that the Manager is not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with the offering or purchase of shares and that the Manager has financial interests associated with the purchase of shares including the fees and other allocations and distributions they may receive from us as a result of the purchase of shares by a Plan.

Form 5500.  Plan administrators of ERISA Plans that acquire shares may be required to report compensation, including indirect compensation, paid in connection with the ERISA Plan’s investment in shares on Schedule C of Form 5500 (Annual Return/Report of Employee Benefit Plan).  The descriptions in this memorandum of fees and compensation, including the fees paid to the Manager, are intended to satisfy the disclosure requirement for “eligible indirect compensation,” for which an alternative reporting procedure on Schedule C of Form 5500 may be available.

177

PLAN OF DISTRIBUTION

As of April 25, 2018, through the past 12 months, we had settled subscriptions for approximately $35 million in our offering (not including the approximate $100,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor). We are offering up to $15,113,931 in our common shares, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million in our common shares.

Our common shares being offered hereby will continue to be primarily offered by associated persons of ours through the Fundrise Platform at www.fundrise.com. In conducting this offering, such persons of Fundrise Real Estate Investment Trust intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Fundrise Platform, please see “Offering Summary—About the Fundrise Platform.”

As of December 5, 2016, we had received subscriptions for approximately $50 million in our initial offering (not including the approximate $1.2 million received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor, and the distribution support commitment).

The Fundrise Platform is not subject to the registration requirements of Section 304 of the JOBS Act because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”

This offering circular and supplements hereto will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Fundrise Platform website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our common shares, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this offering circular as Appendix A, and wire funds for its subscription amount in accordance with the instructions provided therein.

Settlement may occur up to 45 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a member of our Company, including for tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Manager accepts the investor as a member. The number of shares issued to an investor will be calculated based on the price per share in effect on the date we receive the subscription.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

178

Certificates Will Not be Issued

We do not issue certificates. Instead, our common shares are recorded and maintained on our Company’s membership register.

Transferability of our Common Shares

Our common shares are generally freely transferable by our shareholders subject to any restrictions imposed by applicable securities laws or regulations, compliance with the transfer provisions of our operating agreement related to REIT compliance ownership limits and analogous regulatory compliance and receipt of appropriate documentation. The transfer of any our common shares in violation of the operating agreement will be deemed invalid, null and void, and of no force or effect. Any person to whom our common shares are attempted to be transferred in violation of the operating agreement will not be entitled to vote on matters coming before the shareholders, receive distributions from our Company or have any other rights in or with respect to our common shares. We do not have the ability to reject a transfer of our common shares where all applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.

No Escrow

The proceeds of this offering will not be placed into an escrow account. When we accept subscription payments, common shares will be issued, and investors will become shareholders.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our common shares, these materials will not give a complete understanding of this offering, us or our common shares and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our common shares.

179

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase our common shares who satisfy the “qualified purchaser” standards should proceed as follows:

•	Read this entire offering circular and any supplements accompanying this offering circular.

•	Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this offering circular as Appendix A.

•	Electronically provide ACH instructions to us for the full purchase price of our common shares being subscribed for; note, however, for subscriptions in excess of $100,000, we will require that the purchase price of our common shares be provided via bank wire.

By executing the subscription agreement and paying the total purchase price for our common shares subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for common shares does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Subscriptions will be binding upon investors and will be accepted or rejected within 45 days of receipt by us.

We will not draw funds from any subscriber until the date your subscription is accepted. If we accept your subscription, we will email you a confirmation.

Minimum Purchase Requirements

You must initially purchase at least 100 common shares in this or our initial offering, or $1,000 based on the current per share price. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $10 (or the then per share purchase price of our common shares). However, in certain instances we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager. In addition, in order to help protect us from the risk of chargebacks, we intend to require that any subscription in excess of $100,000 of our shares be funded through a bank wire transfer and not an ACH electronic fund transfer.

180

 Arbitration Provision

By purchasing shares in this offering, investors agree to be bound by the arbitration provision contained in our subscription agreement. Such arbitration provision applies to all claims that may be made regarding this offering, our ongoing operations and management of our investments, among other things, and limits the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis.

By agreeing to be subject to the arbitration provisions contained in our subscription agreement, you are severely limiting your rights to seek redress against us in court. For example, you may not be able to pursue litigation for any claim in state or federal courts against us, our manager, our sponsor, or their respective directors or officers, including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede your ability to bring or sustain claims, and the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, under Section 13 of our subscription agreement (the “Arbitration Provision”), either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. We have not determined whether we will exercise our right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as we are likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provision must be conducted in Washington, D.C. The term “Claim” as used in the Arbitration Provision is very broad and includes any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us (or persons claiming through or connected with us), on the other hand, relating to or arising out of your subscription agreement, the Fundrise Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provision, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provision is to be given the broadest possible interpretation that will permit it to be enforceable. We have no reason to believe that the Arbitration Provision is not enforceable under federal law, the laws of the District of Columbia or under any other applicable laws or regulations.

Before purchasing shares, a potential investor must acknowledge, understand, and agree that: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the final award by the arbitrator is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

LEGAL MATTERS

Certain legal matters, including the validity of common shares offered hereby, have been passed upon for us by Goodwin Procter LLP.

EXPERTS

The balance sheets of Fundrise Real Estate Investment Trust, LLC as of December 31, 2017 and December 31, 2016 included in this offering circular and elsewhere in the offering statement has been so included in reliance upon the report of RSM US LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.

181

The statement of operations, statement of members’ equity and statement of cash flows of Fundrise Real Estate Investment Trust, LLC for the years ended December 31, 2017 and December 31, 2016 included in this offering circular and elsewhere in the offering statement has been so included in reliance upon the report of RSM US LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of this offering statement, does not contain all the information set forth in this offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Fundrise Real Estate Investment Trust, LLC

c/o Fundrise, LLC

Attn: Investor Relations

1601 Connecticut Avenue NW

Suite 300

Washington, D.C. 20009

investments@fundrise.com

(202) 584-0550

Within 120 days after the end of each fiscal year we provide to our shareholders of record an annual report. The annual report contains audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

We also maintain a website at www.fundrise.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

182

INDEX TO FINANCIAL STATEMENTS OF Fundrise Real Estate Investment Trust, LLC

F-1

Independent Auditor's Report

To the Members

Fundrise Real Estate Investment Trust, LLC

Washington, D.C.

Report on the Financial Statements

We have audited the accompanying financial statements of Fundrise Real Estate Investment Trust, LLC (the Company), which comprise the balance sheets as of December 31, 2017 and 2016, the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fundrise Real Estate Investment Trust, LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

McLean, Virginia

April 27, 2018

F-2

Fundrise Real Estate Investment Trust, LLC

Balance Sheets

(Amounts in thousands, except share and per share data)

	As of	As of
	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$11,169	$7,087
Interest receivable	1,736	1,597
Other assets	4	2
Real estate debt investments	60,788	41,714
Deferred costs, net	37	-
Total Assets	$73,734	$50,400

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$68	$54
Due to related party	39	-
Settling subscriptions	362	26
Distributions payable	2,115	2,565
Redemptions payable	304	415
Total Liabilities	2,888	3,060

Members’ Equity:
Common shares; unlimited shares authorized; 7,534,725 and 5,065,121 shares issued, and 7,269,677 and 4,948,996 outstanding as of December 31, 2017 and 2016, respectively	74,338	49,678
Redemptions - common shares	(2,541)	(1,119)
Retained Earnings (Accumulated deficit)	(951)	(1,219)
Total Members’ Equity	70,846	47,340
Total Liabilities and Members’ Equity	$73,734	$50,400

The accompanying notes are an integral part of these financial statements.

F-3

Fundrise Real Estate Investment Trust, LLC

Statements of Operations

(Amounts in thousands, except share and per share data)

	For the Year Ended	For the Year Ended
	December 31, 2017	December 31, 2016
Income (loss)
Interest income	$5,326	$3,984
Other income	82	-
Total income (loss)	5,408	3,984

Expenses
General and administrative expenses	180	195
Total expenses	180	195

Income before taxes	$5,228	$3,789

Excise tax	16	-

Net income (loss)	$5,212	$3,789

Net income (loss) per basic and diluted common share	$0.92	$1.03
Weighted average number of common shares outstanding, basic and diluted	5,656,783	3,690,268

The accompanying notes are an integral part of these financial statements.

F-4

Fundrise Real Estate Investment Trust, LLC

Statements of Members’ Equity

(Amounts in thousands, except share and per share data)

	Common Shares
	Shares	Amount	Retained Earnings (Accumulated deficit)	Total Members’ Equity
December 31, 2015	1,017,178	$10,106	$(61)	$10,045
Proceeds from issuance of common shares	4,047,943	40,479	-	40,479
Amortization of deferred offering costs	-	(907)	-	(907)
Distributions declared on common shares	-	-	(4,947)	(4,947)
Redemptions of common shares	(116,125)	(1,119)	-	(1,119)
Net income (loss)	-	-	3,789	3,789
December 31, 2016	4,948,996	48,559	(1,219)	47,340
Proceeds from issuance of common shares	2,469,604	24,696	-	24,696
Amortization of deferred offering costs	-	(36)	-	(36)
Distributions declared on common shares	-	-	(4,944)	(4,944)
Redemptions of common shares	(148,923)	(1,422)	-	(1,422)
Net income (loss)	-	-	5,212	5,212
December 31, 2017	7,269,677	$71,797	$(951)	$70,846

The accompanying notes are an integral part of these financial statements.

F-5

Fundrise Real Estate Investment Trust, LLC

Statements of Cash Flows

(Amounts in thousands, except share and per share data)

	For the Year Ended 2017	For the Year Ended 2016
OPERATING ACTIVITIES:
Net income (loss)	$5,212	$3,789
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net (increase) decrease in interest receivable	(140)	(1,567)
Net (increase) decrease in other assets	(2)	(2)
Net (increase) decrease in interest capitalized to investment principal	-	(187)
Net increase (decrease) in accounts payable and accrued expenses	14	(12)
Net increase (decrease) in due to related party	39	(19)
Net cash provided by (used in) operating activities	5,123	2,002
INVESTING ACTIVITIES:
Investment in real estate debt investments	(38,341)	(36,477)
Repayment of real estate debt investments	19,267	837
Net cash provided by (used in) investing activities	(19,074)	(35,640)
FINANCING ACTIVITIES:
Proceeds from issuance of common shares	24,208	37,534
Cash paid for shares redeemed	(1,533)	(704)
Distributions paid	(4,931)	(2,382)
Proceeds from settling subscriptions	362	26
Offering costs	(73)	(973)
Advances from related party	-	1,006
Repayments of advances from related party	-	(1,006)
Net cash provided by (used in) financing activities	18,033	33,501

Net increase (decrease) in cash and cash equivalents	4,082	(137)
Cash and cash equivalents, beginning of year	7,087	7,224
Cash and cash equivalents, end of year	$11,169	$7,087

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
Amortization of deferred offering costs	$36	$907
Distributions payable	$2,115	$2,565
Redemptions payable	$304	$415
Distributions reinvested in Fundrise Real Estate Investment Trust, LLC through programs offered by Fundrise Advisors, LLC	$462	$-

The accompanying notes are an integral part of these financial statements.

F-6

Fundrise Real Estate Investment Trust, LLC

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

1.	Formation and Organization

Fundrise Real Estate Investment Trust, LLC was formed on May 15, 2015, as a Delaware limited liability company and commenced operations on December 5, 2015. As used herein, the “Company,” “we,” “our,” and “us” refer to Fundrise Real Estate Investment Trust, LLC except where the context otherwise requires.

The Company was organized primarily to originate, invest in and manage a diversified portfolio of commercial real estate loans, commercial real estate, and may also invest in commercial real estate-related debt securities and other real estate-related assets. Substantially all of the Company’s business is externally managed by Fundrise Advisors, LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission (the “SEC”).

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Company’s origination, investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes as of the years ended December 31, 2017 and December 31, 2016. We hold substantially all of our assets directly, and as of December 31, 2017 have not established an operating partnership or any taxable REIT subsidiary (“TRS”) or qualified REIT subsidiary (“QRS”), though we may form such entities as required in the future to facilitate certain transactions that might otherwise have an adverse impact on our status as a REIT.

The Company is offering up to a maximum of $41.2 million in the Company’s common shares (shares) in its Offering, which is defined below, which represents the value of shares available to be offered as of the date of its most recent offering circular out of the rolling 12-month maximum offering amount of $50 million.  Not counting the shares being offered pursuant to its currently offering circular, the Company had previously raised approximately $50.0 million in its offering as of December 31, 2016. The Manager has the authority to issue an unlimited number of common shares. As of December 31, 2017 and 2016, after redemptions the Company has net common shares outstanding of approximately 7,270,000 and 4,949,000, respectively, including common shares to Rise Companies Corp. (the “Sponsor”), the owner of the Manager. As of December 31, 2017 and December 31, 2016 the Sponsor owned  600 common shares and 100 common shares, respectively. In addition, as of December 31, 2017, Fundrise, L.P., an affiliate of the Sponsor, has purchased an aggregate of 119,900 common shares common shares at $10.00 per share in a private placement for an aggregate purchase price of $1.2 million.  As of December 31, 2016, Fundrise, L.P. had purchased an aggregate of approximately 100,117 common shares at $10.00 per share in a private placement for an aggregate purchase price of $1.0 million.

As of December 31, 2017 and 2016, the total amount of equity outstanding by the Company on a gross basis before considering amortization of offering costs was approximately $72.8 million and $49.5 million, respectively, and the total amount of settling subscriptions was approximately $362,000 and $26,000, respectively. Both of these amounts were based on a $10.00 per share price.

During the year ended December 31, 2015, we qualified an offering of up to $50.0 million in common shares with an initial purchase price of $10.00 per share. During the year ended December 31, 2017, we qualified an additional $41.2 million in common shares. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering.

F-7

The Company's Manager, Fundrise Advisors, LLC, has established various plans by which individual clients of the Manager may elect to have distributions received from eREITs and eFunds reinvested across such individual client's Fundrise portfolio according to such individual client's selected preferences ("Reinvestment Plans"). Shares purchased through such Reinvestment Plans are done so at the effective price at the time of distribution issuance. As of December 31, 2017 $462,000 of distributions declared by the Company have been reinvested directly into the Company through such Reinvestment Plans, and $1.1 million of distributions declared by the Company have been reinvested into other programs of the Sponsor through such Reinvestment Plans.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of money market funds, demand deposits and highly liquid investments with original maturities of three months or less.

Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Earnings per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the year. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the year.

Organizational and Offering Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. Organization costs include all expenses incurred by the Company in connection with its formation. Offering costs represent costs incurred by the Company in the qualification of the Offering and the marketing and distribution of common shares. Costs included in the marketing and distribution of common shares, include, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company anticipates that, pursuant to the Company’s amended and restated operating agreement (the “Operating Agreement”), the Company will be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, subject to a minimum offering raise, as described below.

F-8

The Sponsor established a number of programs as real estate investment trusts that will be similar in structure to ours. As the Company was the first of the Sponsor’s initial such programs, it was anticipated that the legal fees and other formation and structuring expenses incurred by the Manager in qualifying this Offering may be substantially higher than those of future similar programs. Accordingly, the Manager has agreed to allocate legal fees incurred in establishing the first ten such programs (including us) that exceed the estimated legal fees of $313,000 per program, to other programs sponsored by the Sponsor. As a result, we and each of the other nine programs may be required to reimburse the Manager for up to $313,000 in legal fees incurred in preparing such offerings. The Sponsor believes that this allocation of legal fees to future similar programs is the most equitable way to ensure that all of the first ten programs bear the burden of establishing a working framework for similar offerings under the newly revised rules of Regulation A. If the Sponsor is not successful in organizing an offering for each of the other nine programs, the Sponsor will bear the legal costs that exceed the portion allocated to us.

After the Company raised $1.0 million in this Offering (not including the $100,000 received or to be received in the private placements to the Sponsor and Fundrise, L.P.), beginning on the date that the Company started its operations, it started to reimburse the Manager, without interest, for these organization and offering costs incurred both before and after that date. Reimbursement payments are made in monthly installments; however, the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from the Offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess is eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until the Manager has been reimbursed in full. The Manager may incur expenses in relation to subsequent offerings related to the Company. Such offerings will be subject to the reimbursement limit of 0.50%; provided however no reimbursement shall be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. As of December 31, 2017 and 2016 the Company had reimbursed the Manager approximately $0 and $1,006,000, respectively.

During the year ended December 31, 2017 and 2016, the Manager has incurred reimbursable organizational and offering costs of approximately $0 and $650,000, respectively, on behalf of the Company. The Manager has also incurred reimbursable legal fees of approximately $0 and $313,000, respectively on behalf of the Company. Organizational costs are expensed as incurred, and offering costs are amortized ratably as a reduction to members’ equity based on the proportion of gross proceeds raised to the total gross proceeds expected to be raised when the Offering is complete.  As of December 31, 2017 and 2016, there were no organizational expenses included as a general and administrative expense in the statements of operations. As of December 31, 2017 and 2016, approximately $1.0 million and $973,000, respectively, of offering costs had been amortized and were included in the statements of members’ equity. Included in 2017 deferred costs are offering costs relating to offerings subsequent to the initial offering.

Settling Subscriptions

Settling subscriptions presented on the balance sheets represent equity subscriptions for which funds have been received but common shares have not yet been issued. Under the terms of the Offering Circular for our common shares, subscriptions will be accepted or rejected within thirty days of receipt by us. Once a subscription agreement is accepted, settlement of the shares may occur up to fifteen days later, depending on the volume of subscriptions received; however, we generally issue shares the later of five business days from the date that an investor’s subscription is approved by our Manager or when funds settle in our bank account. We rely on our Automated Clearing House (ACH) provider to notify us that funds have settled for this purpose, which may differ from the time that cash is posted to our bank statement.

F-9

Real Estate Debt Investments

Our real estate debt investments are considered to be classified as held to maturity, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments, if applicable, unless such loans or investments are deemed to be impaired. The Company’s real estate debt investments are subject to continual analysis for potential loan impairment.

A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued ASC Topic 310, Receivables, which permits a creditor to measure an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

We have certain investments that are legally structured as equity investments in majority-owned subsidiaries with rights to receive preferred economic returns (referred to throughout these Notes as “preferred equity” investments). We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Share Redemptions

Share repurchases are recorded as a reduction of common share par value under our redemption plan, pursuant to which we may elect to redeem shares at the request of our shareholders, subject to certain exceptions, conditions, and limitations. The maximum number of shares purchasable by us in any period depends on a number of factors and is at the discretion of our Manager.

The Company has adopted a redemption plan whereby, on a monthly basis, an investor has the opportunity to obtain liquidity monthly, following a minimum 60-day waiting period after submitting their redemption request. Pursuant to the Company’s redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by the Company. Redemptions are also subject to declining discounts on the redemption price over the course of the time the shareholder has held the shares being redeemed.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.50% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the number of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

F-10

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT.

Therefore, a shareholder may not have the opportunity to make a redemption request prior to any potential termination of the Company’s redemption plan.

Income Taxes

As a limited liability company, we have elected to be taxed as a C corporation. Commencing with the taxable year ending December 31, 2016, the Company operates in a manner intended to qualify for treatment as a REIT under the Internal Revenue Code of 1986, commencing with the taxable year ending December 31, 2015. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the distributions paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying distributions to its shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements during the year ended December 31, 2017 or 2016. No gross deferred tax assets or liabilities have been recorded as of December 31, 2017 or 2016.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on real estate debt investments classified as held to maturity securities, and investments in joint ventures that are accounted for using the cost method if the terms of the equity investment includes terms that are akin to interest on a debt instrument.

Recent Accounting Pronouncements

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards.  This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have difference effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B).  By electing to extend the transition period for complying with new or revised accounting standards, these financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

F-11

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU No. 2014-09 will require an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 for one year, which would make the guidance effective for the Company’s first fiscal year beginning after December 15, 2018. Additionally, the FASB has also decided to permit entities to early adopt the standard, which allows for either full retrospective or modified retrospective methods of adoption, for reporting periods beginning after December 15, 2016. The Company is continuing to evaluate the impact of ASU 2014-09.

In January 2016, the FASB issued Accounting Standards Update 2016-01 (“ASU 2016-01”), Financial Instruments – Overall, which changes the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The FASB also clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. The guidance should be applied prospectively from that date. Early adoption is permitted regarding the guidance on the presentation of the change in fair value of financial liabilities under the fair value option for financial statements that have not been issued. We do not anticipate the adoption will have a significant impact on the presentation of these financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-02 (“ASU 2016-02”), Leases, which changes the accounting for leases for both lessors and lessees. The guidance requires lessees to recognize right-of-use assets and lease liabilities for virtually all of their leases, including leases embedded in other contractual arrangements, among other changes. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2019, with early adoption permitted. We are currently assessing the impact of this update on the presentation of these financial statements.

In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2020. We are currently in the process of evaluating the impact of the adoption of this standard on our financial statements.

In August 2016, the FASB issued Accounting Standards Updated 2016-1 (“ASU 2016-15”), Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the presentation and classification in the statement of cash flows for specific cash receipt and payment transactions, including debt prepayment or extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, and distributions received from equity method investees. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. We are currently in the process of evaluating the impact of the adoption of this standard on our financial statements.

F-12

In November 2016, the FASB issued Accounting Standards Updated 2016-18 (“ASU 2016-18”) Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one-line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. This standard has no material impact on the presentation of these financial statements.

3.	Real Estate Debt Investments

As of December 31, 2017 and 2016, none of our real estate debt investments are considered impaired, and no impairment charges have been recorded in these financial statements. We have invested in twenty debt related investments as of the date of these financial statements. The following table describes our real estate debt investment activity (tabular amounts in thousands):

Real Estate Debt Investments:	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Beginning balance	$41,714	$5,887
Investments (1)	38,341	36,664
Principal repayments (2)	(19,267)	(837)
Ending balance	$60,788	$41,714

(1)	Investments as of December 31, 2017 include four new senior debt instruments and seven new preferred equity investments added during the year ended December 31, 2017. Investments as of December 31, 2016 include six new senior debt instruments, six new preferred equity investments, and one note purchased from an affiliate of the Sponsor during the year ended December 31, 2016.
(2)	The principal repayment includes full repayment from four senior debt instruments, two preferred equity investments, and one note purchased from an affiliate of the Sponsor during the year ended December 31, 2017, and full repayment from one senior debt instrument during the year ended December 31, 2016. As of December 31, 2017 and 2016, approximately $34,000 and $0, respectively, of principal has been amortized.

As of December 31, 2017 and 2016, there were no discount or origination costs or fees that were includable in the carrying value of our real estate debt investments.

The following table presents the Company’s investments in real estate debt investments, as of December 31, 2017 (dollar amounts in thousands):

Asset Type	Number	Principal Amount or Cost(1)	Future Funding Commitments	Carrying Value	Allocation by Investment Type(2)
Senior debt	7	$21,268	$7,438	$21,268	34.99%
Preferred equity	13	39,520	4,600	39,520	65.01%
Balance as of December 31, 2017	20	$60,788	$12,038	$60,788	100%

(1)	For debt investments, this only includes the stated amount of funds disbursed to date and interest that was contractually converted to principal.
(2)	This allocation is based on the principal amount of debt actually disbursed to date and interest that was contractually converted to principal and preferred equity investments at cost. It does not include future funding commitments that are not yet drawn.

F-13

The following table presents the Company’s investments in real estate debt investments, as of December 31, 2016 (dollar amounts in thousands):

Asset Type	Number	Principal Amount or Cost(1)	Future Funding Commitments	Carrying Value	Allocation by Investment Type(2)
Senior debt	7	$20,304	$6,458	$20,304	48.67%
Preferred equity	8	20,410	-	20,410	48.93%
Other investments(3)	1	1,000	-	1,000	2.40%
Balance as of December 31, 2016	16	$41,714	$6,458	$41,714	100%

(1)	For debt investments, this only includes the stated amount of funds disbursed to date and interest that was contractually converted to principle.
(2)	This allocation is based on the principal amount of debt actually disbursed to date and interest that was contractually converted to principle and preferred equity investments at cost. It does not include future funding commitments that are not yet drawn.
(3)	This investment represents a note purchased from an affiliate of the Sponsor during the year ended December 31, 2016.

The following table presents certain information about the Company’s investments in real estate debt investments, as of December 31, 2017, by contractual maturity grouping (dollar amounts in thousands):

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Senior debt	7	$15,608	$5,660	$-	$-
Preferred equity	13	9,250	4,000	26,270	-
Balance as of December 31, 2017	20	$24,858	$9,660	$26,270	$-

F-14

The following table presents certain information about the Company’s investments in real estate debt investments, as of December 31, 2016, by contractual maturity grouping (dollar amounts in thousands):

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Senior debt	7	$18,032	$2,169	$103	$-
Preferred equity	8	4,475	6,185	9,750	-
Other investments	1	-	1,000	-	-
Balance as of December 31, 2016	16	$22,507	$9,354	$9,853	$-

Credit Quality Monitoring

The Company’s real estate debt investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have preferred interests in real estate similar to the interests just described. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2017, two real estate debt investments were incurring interest at the penalty rate, but were not deemed to require impairment. All other investments were considered to be performing. As of December 31, 2016, all real estate debt investments were considered to be performing. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment.

4.	Distributions

Distributions are calculated based on shareholders of record each day during the distribution period.

F-15

The table below outlines the Company’s total distributions declared to shareholders and distributions relating to the Sponsor and its affiliates for the years ended December 31, 2017 and 2016 (all tabular amounts are in thousands except per share data):

	Shareholders						Related Parties (1)
Distributions for the Period:	Daily Distribution Per-Share Amount	Total Declared		Date of Declaration	Total Paid/ Reinvested as of December 31, 2017	Payment Date	Total Declared
April 1, 2017 through June 30, 2017	0.0028767123	$1,294		3/21/17	$1,294	7/13/17	$32
July 1, 2017 through September 30, 2017	0.0028767123	1,532		6/26/17	1,532	10/9/17	32
October 1, 2017 through December 31, 2017	0.0027397260	1,742		9/28/17	-	1/9/18	30
January 1, 2018 through January 31, 2018	0.0016438360	373	(2)	12/22/17	-	4/11/18	6
Total		$4,941			$2,826		$100

	Shareholders						Related Parties (1)
Distributions for the Period:	Daily Distribution Per-Share Amount	Total Declared		Date of Declaration	Total Paid/ Reinvested as of December 31, 2016	Payment Date	Total Declared
January 1, 2016 through March 31, 2016	0.0012205045	$227		12/31/15	$227	4/12/16	$2
April 1, 2016 through April 30, 2016	0.0027397254	286		3/30/16	286	7/13/16	3
May 1, 2016 through June 30, 2016	0.0027397260	704		4/20/16	704	7/13/16	9
July 1, 2016 through September 30, 2016	0.0030136986	1,165		6/8/16	1,165	10/13/16	17
October 1, 2016 through December 31, 2016	0.0030821918	1,283		9/16/16	-	1/13/17	25
January 1, 2017 through March 31, 2017	0.0028767123	1,282	(3)	12/31/16	-	4/12/17	26
Total		$4,947			$2,382		$82

(1) Total distributions declared to related parties is included in total distributions declared to all shareholders.

(2) The liability for the January 2018 distribution was estimated based on the daily distribution per-share amount multiplied by the number of shareholders as of the date of the preparation of the December 31, 2017 financial statements, and is scheduled to be paid within three weeks after the end of March 31, 2018.

(3) The liability for the January 2017 through March 31, 2017 distribution was estimated based on the daily distribution per-share amount multiplied by the number of shareholders as of the date of the preparation of the December 31, 2016 financial statements. This amount was subsequently determined to be approximately $1,284,000.

5.	Fair Value of Financial Instruments

We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges by willing parties.

F-16

We determine the fair value of certain investments in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

With the exception of real estate debt investments, the carrying amount of the Company’s financial instruments approximates their fair values due to their short-term nature as they are Level 1 assets. The aggregate fair value of our real estate debt investments is based on unobservable Level 3 inputs, which management has determined to be its best estimate of current market values. The method utilized generally includes a discounted cash flow method (an income approach). Significant inputs and assumptions include the market-based interest or preferred return rate, loan to value ratios, and expected repayment and prepayment dates. As a result of this assessment, as of December 31, 2017, management estimated that the carrying value of our real estate debt investments approximates fair value. The aggregate fair value of our real estate debt investments is based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values. The methods utilized generally included a discounted cash flow method (an income approach) and recent investment method (a market approach). Significant inputs and assumptions include the market-based interest or preferred return rate, loan to value ratios, and expected repayment and prepayment dates.

As a result of this assessment, as of December 31, 2017 and 2016, management estimated the fair value of our real estate debt investments to be approximately $61.5 million and $42.7 million, respectively.

6.	Related Party Arrangements

Fundrise Advisors, LLC, Manager

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager, subject to the reimbursement limit previously described, for actual expenses incurred on behalf of the Company in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires or originates the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2, “Summary of Significant Accounting Policies, Organizational and Offering Costs”.

F-17

The following table summarizes reimbursable costs incurred by the Company (tabular amounts in thousands):

Reimbursable Organizational and Offering Costs Due to Fundrise Advisors, LLC:	During the Year Ended December 31, 2017	During the Year Ended December 31, 2016
Organizational costs	$-	$13
Offering costs (1)	-	650
Reimbursements made	-	(1,006)
Total	$-	$(343)

(1)	As of December 31, 2017, approximately $1.0 million of offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering.
As of December 31, 2016, approximately $973,000 of offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering.

An asset management fee is owed quarterly to the manager. The Manager may in its sole discretion waive its asset management fee, in whole or in part. The Manager will forfeit any portion of the asset management fee that is waived. From inception through December 31, 2017, the Manager waived the asset management fee. From January 1, 2017 through April 30, 2017, the Company incurred a quarterly asset management fee of one-fourth of 1.00%. Beginning on May 1, 2017, the quarterly asset management fee was changed to one-fourth of 0.85%, which was based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%.

The Manager has agreed to waive its quarterly asset management fee during the distribution support period for any quarter in which Fundrise, L.P. is required to purchase shares pursuant to the distribution support agreement. Following the conclusion of the distribution support period, our Manager may, in its sole discretion, waive its asset management fee, in whole or in part. The Manager will forfeit any portion of the asset management fee that is waived. Accordingly, during the years ended December 31, 2017 and 2016, no asset management fees have been paid or accrued to the Manager.

Additionally, the Company is required to pay the Manager for servicing any non-performing asset. From inception through April 30, 2017, an amount would have been determined using an annualized rate of 1.00% multiplied by the original value of such non-performing asset. Beginning on May 1, 2017, the Company is now required to reimburse the Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. The Manager will determine, in its sole discretion, whether an asset is non-performing. As of December 31, 2017 and 2016, the Manager has not designated any asset as non-performing and no special servicing fees have been paid to the Manager.

Fundrise Lending, LLC

As an alternative means of acquiring loans or other investments for which we do not yet have sufficient funds, and in order to comply with certain state lending requirements, Fundrise Lending, LLC or its affiliates may close and fund a loan or other investment prior to it being acquired by us. The ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We then will acquire such investment at a price equal to the fair market value of the loan or other investment (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of our acquisition. During the years ended December 31, 2017 and 2016, the Company purchased four investments and six investments, respectively, that were warehoused or owned by Fundrise Lending, LLC.

F-18

For situations where our sponsor, Manager or their affiliates have a conflict of interest with us that is not otherwise covered by an existing policy we have adopted or a transaction is deemed to be a “principal transaction”, the Manager has appointed an independent representative (the “Independent Representative”) to protect the interests of the shareholders and review and approve such transactions. Any compensation payable to the Independent Representative for serving in such capacity on our behalf will be payable by us. Principal transactions are defined as transactions between our Sponsor, Manager or their affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. Our Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include but not be limited to pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices. During the years ended December 31, 2017 and 2016, fees of approximately $16,000 and $25,000, respectively, were paid to the Independent Representative as compensation for those services.

Fundrise, L.P., Member

As an alternative means of acquiring loans or other investments for which we do not yet have sufficient funds, Fundrise L.P. may provide capital to Fundrise Lending, LLC for the purposes of acquiring investments where there would otherwise be insufficient capital. During the years ended December 31, 2017 and December 31, 2016, Fundrise, L.P. did not provide capital to Fundrise Lending, LLC for the purposes of acquiring investments on behalf of the Company.

Fundrise, L.P. is a member of the Company and held 119,900 shares as of December 31, 2017 and held 100,117 shares as of December 31, 2016. One of our Sponsor’s wholly-owned subsidiaries is the general partner of Fundrise, L.P.

Rise Companies Corp, Member and Sponsor

As a means to provide liquidity during capital raising periods, Rise Companies Corp. issued a promissory grid note to the Company and its affiliates in the amount of $10.0 million. The loan bears a 3.00% interest rate and expires on January 31, 2019. The total drawn between the eight noteholders may not exceed $10.0 million. As of December 31, 2017 and 2016, the Company had not drawn against the promissory grid note and had not paid any interest to Rise Companies Corp.

Rise Companies Corp. is a member of the Company and holds 600 and 100 common shares as of December 31, 2017 and 2016, respectively.

Executive Officers of Our Manager

As of the date of these financial statements, the executive officers of our Manager and their positions and offices are as follows:

Name	Position
Benjamin S. Miller	Chief Executive Officer and Interim Chief Financial Officer and Treasurer
Brandon T. Jenkins	Chief Operating Officer
Bjorn J. Hall	General Counsel, Chief Compliance Officer, and Secretary

Benjamin S. Miller currently serves as Chief Executive Officer of our Manager and has served as Chief Executive Officer and Director of our Sponsor since its inception on March 14, 2012. As of February 9, 2016, Ben is also serving as Interim Chief Financial Officer and Treasurer of our Manager.

F-19

Brandon T. Jenkins currently serves as Chief Operating Officer of our Manager and has served in the same role for our Sponsor since February of 2014, prior to which time he served as Head of Product Development and Director of Real Estate.

Bjorn J. Hall currently serves as the General Counsel, Chief Compliance Officer and Secretary of our Manager and has served in such capacities with our Sponsor since February 2014.

7.	Economic Dependency

Under various agreements, the Company has engaged or will engage Fundrise Advisors, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Fundrise Advisors, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

8.	Commitments and Contingencies

Distribution Support Commitment

Pursuant to a Distribution Support Agreement, Fundrise, L.P., an affiliate of the Company’s Sponsor and a member of the Company, has agreed to purchase up to an aggregate of $1.0 million in additional common shares to support our quarterly distribution payments to shareholders. If adjusted funds from operations (“AFFO”) in any calendar quarter during the distribution support period is less than the amount that would produce a 15.00% annualized return, then Fundrise, L.P. will purchase shares following the end of such quarter at the applicable purchase price per share then in effect for an aggregate purchase price equal to the amount by which AFFO for such quarter is less than the 15.0% annualized amount. This arrangement provides liquidity to the Company for distributions, but does not in any way require that the Company distribute an amount that would represent a 15.00% annualized return. The distribution support commitment will only be provided until the earlier of (i) the purchase by Fundrise, L.P. of an aggregate of $1.0 million in common shares or (ii) December 31, 2017. During the years ended December 31, 2017 and 2016, Fundrise, L.P. purchased approximately 20,000 shares for a total of $198,000 and 80,000 shares for a total of $802,000 , respectively. This purchase of shares in February 2017 brought the aggregate total to $1.0 million in common shares, thus completing the distribution support commitment in Q1 2017. Accordingly, Fundrise, LP is no longer obligated to purchase any additional shares pursuant to the distribution support commitment.

Legal Proceedings

As of the date of the financial statements we are not currently named as a defendant in any active or pending litigation. However, it is possible that the company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

9.	Subsequent Events

In connection with the preparation of the accompanying financial statements, we have evaluated events and transactions occurring through April 27, 2018, for potential recognition or disclosure.

F-20

Offering

As of April 13, 2018, we had raised total gross offering proceeds of approximately $83.9 million from settled subscriptions (including the $1.2 million received in the private placements to our sponsor, Rise Companies Corp., and Fundrise, L.P., an affiliate of our sponsor), and had settled subscriptions in our Offering and private placements for a gross aggregate of approximately 8,386,000 of our common shares.

Principal Repayments

As of April 13, 2018, the Company received repayment for two real estate debt investments in the amount of approximately $4.8 million plus outstanding interest.

New Investments

As of April 13, 2018, the Company has made additional investments and borrowers have drawn additional funds in the amount of approximately $10.5 million. Including the investments reported on the balance sheet as of December 31, 2017, the Company has now invested in approximately $66.5 million of real estate debt investments with total capital commitments of approximately $77.4 million. The economic terms of these investments are similar to the investments that had been made as of December 31, 2017.

Distributions Payable

On January 26, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “February 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on February 1, 2018 and ending on February 28, 2018 (the “February 2018 Distribution Period”). The distributions are payable to shareholders of record as of the close of business on each day of the February 2018 Distribution.

On February 27, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “March 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on March 1, 2018 and ending on March 31, 2018 (the “March 2018 Distribution Period”).   The distributions are payable to shareholders of record as of the close of business on each day of the March 2018 Distribution Period. The January 2018, February 2018, and March 2018 distributions totaling approximately $1.4 million were paid on April 11, 2018.

On March 28, 2018, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “April 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2018 and ending on April 30, 2018 (the “April 2018 Distribution Period”). The distributions will be payable to shareholders of record as of the close of business on each day of the April 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The aggregate estimated amount of cash to be distributed related to the April 2018 Distribution Period is approximately $519,000.

F-21

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR Qualified Purchasers

FUNDRISE REAL ESTATE INVESTMENT TRUST, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This is a Subscription for

Common Shares of

Fundrise Real Estate Investment Trust, LLC (“Fundrise”)

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING MEMORANDUM REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN WASHINGTON, D.C. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN OUR SUBSCRIPTION AGREEMENT, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

A-1

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Fundrise Real Estate Investment Trust, LLC, a Delaware limited liability company (“Fundrise” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Fundrise) certain Common Shares (the “Common Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of [DATE] (the “Offering Circular”) of Fundrise.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription for and Purchase of the Common Shares.

1.1          Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2          Unless subscribing pursuant to a plan established by Fundrise Advisors, LLC, Fundrise’s manager, the Subscriber must initially purchase at least 100 Common Shares in this offering, unless subscribing pursuant to a plan established by our Manager. There is no minimum subscription requirements when subscribing pursuant to a plan established by our Manager or on additional purchases once the Subscriber has purchased the requisite minimum of 100 Common Shares.

1.3          The offering of Common Shares is described in the Offering Circular, that is available through the online website platform www.fundrise.com (the “Site”), which is owned and operated by Fundrise, LLC, an affiliated entity of Fundrise, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and Fundrise’s Operating Agreement (the “Operating Agreement”). While they are subject to change, as described below, Fundrise advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Fundrise, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Common Shares electronically.

A-2

1.4          Fundrise has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5          Once you make a funding commitment to purchase Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by Fundrise, or Fundrise otherwise determines not to consummate the transaction.

1.6          The undersigned has received and read a copy of the Fundrise’s Operating Agreement and agrees that its execution of this Subscription Agreement constitutes its consent to such Operating Agreement, and, that upon acceptance of this Subscription Agreement by Fundrise, the undersigned will become a member of Fundrise as a holder of Common Shares. When this Subscription Agreement is countersigned by the Company, the Operating Agreement shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Common Shares.

2.1          The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Fundrise the Purchase Price as agreed to by Fundrise on the Site.

2.2          If Fundrise returns the Subscriber’s Purchase Price to the Subscriber, Fundrise will not pay any interest to the Subscriber.

2.3          If this Subscription is accepted by Fundrise, the Subscriber agrees to comply fully with the terms of this Agreement, the Common Shares and all other applicable documents or instruments of Fundrise, including the Operating Agreement. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Common Shares.

2.4          In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Fundrise for the Common Shares shall be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder will terminate. To the extent that this Subscription is rejected in part, Fundrise shall refund to the Subscriber any payment made by the Subscriber to Fundrise with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Fundrise the following:

3.1          The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Fundrise, LLC, an affiliate of Fundrise, upon signing up for the Site regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Fundrise accepts this subscription. Further, the Subscriber shall immediately notify Fundrise of any change in any statement made herein prior to the Subscriber’s receipt of Fundrise’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Fundrise and by any investigating party relying on them.

A-3

3.2          The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3          The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Fundrise, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4          At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Fundrise or any other person that:

a.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.	The past performance or experience on the part of Fundrise and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Common Shares or the overall Fundrise venture.

3.5          The Subscriber has received this Agreement, the Offering Circular and the Operating Agreement. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Fundrise or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Fundrise and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6          The Subscriber understands that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Common Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7          The Subscriber understands that any forecasts or predictions as to Fundrise’s performance are based on estimates, assumptions and forecasts that Fundrise believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8          The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Fundrise.

3.9          The amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year end (for non-natural persons).

A-4

3.10       The Subscriber has had an opportunity to ask questions of Fundrise or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Common Shares, as well as about Fundrise and its business generally, and to obtain any additional information that Fundrise possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11       The Subscriber agrees to provide any additional documentation Fundrise may reasonably request, including documentation as may be required by Fundrise to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12       The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13       The Subscriber understands that Fundrise has not been registered under the Investment Company Act of 1940. In addition, the Subscriber understands that Fundrise is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), although Fundrise’s manager, Fundrise Advisors, LLC, is registered as an investment adviser under the Advisers Act.

3.14       The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the Operating Agreement and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Fundrise in writing, and without receiving any representations or warranties from Fundrise or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15       The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Fundrise. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16       The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17       The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

A-5

3.18       Fundrise’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Fundrise or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Fundrise, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Fundrise may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Fundrise reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Fund. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

1 For purposes of this Section 3.18, the terms “Related Person”, “Prohibited Investor”, “Senior Foreign Political Figure”, “Close Associate”, “Non-Cooperative Jurisdiction” and “Foreign Shell Bank” shall have the meanings described below: “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

A-6

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

A-7

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Fundrise if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Fundrise may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.

3.19	The Subscriber represents and warrants that the Subscriber is either:

(a)	Purchasing the Common Shares with funds that constitute the assets of one or more of the following:

(i)	an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA;

(ii)	an “employee benefit plan” as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including a governmental plan, non-electing church plan or foreign plan). The Subscriber hereby represents and warrants that (a) its investment in Fundrise: (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, and (b) neither Fundrise nor any person who manages the assets of Fundrise will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of the investment in Fundrise by such Subscriber;

(iii)	a plan that is subject to Section 4975 of the Code (including an individual retirement account);

(iv)	an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA or “plans” that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

(v)	an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code or both; or

(b)	Not purchasing the Common Shares with funds that constitute the assets of any of the entities or plans described in Section 3.19(a)(i) through 3.19(a)(v) above.

3.20       The Subscriber further represents and warrants that neither Subscriber nor any of its affiliates (a) have discretionary authority or control with respect to the assets of Fundrise or (b) provide investment advice for a fee (direct or indirect) with respect to the assets of Fundrise.  For this purpose, an “affiliate” includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person and “control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

3.21       The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Fundrise and to consult with independent tax advisers regarding the tax consequences of investing through Fundrise. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Fundrise is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

A-8

4.	Ownership Limitation. The Subscriber acknowledges and agrees that, pursuant to the terms of the operating agreement, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and as set forth in the operating agreement, either more than 9.8% in value or in number of our Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, (ii) us failing to qualify as a REIT or (iii) our shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of our Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Fundrise Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us.

6.	[Reserved].

7.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and Fundrise. In connection with the purchase and sale of the Common Shares, Fundrise is not acting as your agent or fiduciary. Fundrise assumes no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. Fundrise has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

A-9

8.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Fundrise being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Fundrise to return the Common Shares to Fundrise for a refund or (ii) Fundrise be mandated or ordered to redeem or withdraw Common Shares held or owned by you.

9.	Miscellaneous Provisions.

9.1         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

9.2         All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Fundrise (or that you submitted to us via the Site). You shall send all notices or other communications required to be given hereunder to Fundrise via email at investments@fundrise.com (with a copy to be sent concurrently via prepaid certified mail to: Fundrise Servicing, LLC, 1601 Connecticut Ave., NW, Suite 300, Washington, DC 20009, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

9.3         This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Fundrise. Any such assignment, transfer or delegation in violation of this section shall be null and void.

9.4         The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

9.5         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

9.6         If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.7          In the event that either party hereto commences any suit, action or other proceeding to interpret this Agreement, or determines to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

9.8          This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Fundrise with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

A-10

9.9          This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.10       The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

9.11       The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Fundrise that may be involved in the issuance or servicing of Common Shares on Fundrise platform, which the parties expressly agree shall be third party beneficiaries hereof.

10.	Consent to Electronic Delivery. The Subscriber hereby agrees that Fundrise may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Fundrise and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common Share or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. Because Fundrise operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)   Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)  Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)   Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)   How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investments@fundrise.com. You may also reach us in writing at the following address: Fundrise Real Estate Investment Trust, LLC, 1601 Connecticut Ave., NW, Suite 300, Washington, DC 20009, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investments@fundrise.com. You also agree to update your registered residence address and telephone number on the Site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

A-11

11.	Consent to Electronic Delivery of Tax Documents.

(a)        Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)        Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Fundrise Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account” > “Tax Center”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)        How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the Site through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)        Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Fundrise web site. You can also contact us at investments@fundrise.com and request a paper copy.

(e)        Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Fundrise Real Estate Investment Trust, LLC

Attention: Investor Support

1601 Connecticut Avenue NW

Suite 300

Washington, DC 20009

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)        Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	You don't have a password for your Fundrise account
•	Your Fundrise account is closed
•	You were removed from the Fundrise account
•	Your role or authority on the Fundrise account changed in a manner that no longer allows you to consent to electronic delivery
•	We received three consecutive email notifications that indicate your email address is no longer valid
•	We cancel the electronic delivery of Tax Documents

(g)        You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investments@fundrise.com.

(h)        Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

A-12

12.	Limitations on Damages. IN NO EVENT SHALL FUNDRISE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

13.	Arbitration.

(a)   Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 13 (this “Arbitration Provision”). The arbitration shall be conducted in Washington, DC. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and Fundrise (or persons claiming through or connected with Fundrise), on the other hand, relating to or arising out of this Agreement, any Common Share, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b)  The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(c)   If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(d)  Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

A-13

(e)   We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f)  Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (e) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g)  This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h)  This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

(i) The Subscriber acknowledges, understands and agrees that: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the final award by the arbitrator is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry.

14.	Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATED THERETO.

15.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

A-14

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Common Shares Purchased:

Purchase Price:

(Signature Page to Subscription Agreement)

A-15

AGREED AND ACCEPTED BY

Fundrise Real Estate Investment Trust, LLC

By:	Fundrise Advisors, LLC,
a Delaware limited liability company
Title:	Manager

Name:	Benjamin S. Miller
Title:	Chief Executive Officer

Fundrise Real Estate Investment Trust, LLC

1601 Connecticut Ave., Suite 300

Washington, DC 20009

investments@fundrise.com

(202) 584-0550

(Signature Page to Subscription Agreement)

A-16

Fundrise Real Estate Investment Trust, LLC

(the “Income eREITTM”)

Sponsored by

Rise Companies Corp.

UP TO $15,113,931 IN COMMON SHARES

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

May 8, 2018

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s DOS/A filed on October 2, 2015)
2.2*	Form of Amended and Restated Operating Agreement
4.1**	Form of Subscription Package (included in this offering circular as Appendix A and incorporated herein by reference)
6.1*	Form of License Agreement between Fundrise Real Estate Investment Trust, LLC and Fundrise, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s DOS/A filed on October 2, 2015)
6.2*	Form of Distribution Support Agreement between Fundrise Real Estate Investment Trust, LLC and Fundrise, LP (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s DOS/A filed on October 30, 2015)
6.3*	Form of Shared Services Agreement between Rise Companies Corp. and Fundrise Advisors, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.3 to the Company’s DOS/A filed on October 30, 2015)
11.1**	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
12.1**	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 8, 2018.

Fundrise Real Estate Investment Trust, LLC
By:	Fundrise Advisors, LLC, its manager

By:	/s/ Benjamin S. Miller
	Name:	Benjamin S. Miller
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin S. Miller	Chief Executive Officer of	May 8, 2018
Benjamin S. Miller	Fundrise Advisors, LLC (Principal Executive Officer)

/s/ Benjamin S. Miller	Interim Chief Financial Officer and Treasurer of	May 8, 2018
Benjamin S. Miller	Fundrise Advisors, LLC
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)